Exhibit 10.2

LOAN AGREEMENT

Dated as of March 21, 2018

by and among

THE Parties set forth on Schedule A attached hereto,

Each, a Borrower, and collectively, as Borrowers

and

The United States Life Insurance Company in the City of New York, a New York corporation,

as Lender

Loan Amount:  $33,000,000.00

Table of Contents

Page

ARTICLE 1CERTAIN DEFINITIONS1

1.1	Definitions1

ARTICLE 2GENERAL TERMS25

2.1	Loan25
2.2	Intentionally Omitted25
2.3	Security for the Loan25
2.4	The Note25
2.5	Principal and Interest25
2.6	Prepayment26
2.7	Application of Payments After Event of Default26
2.8	Method and Place of Payment to Lender27
2.9	Taxes27
2.10	Release of Collateral27
2.11	Intentionally Omitted27
2.12	Security Agreement27
2.13	Mortgage Recording Taxes30
2.14	Permitted Uses of Loan30
2.15	General Interest Provisions30

ARTICLE 3CONDITIONS PRECEDENT31

3.1	Conditions Precedent to Effectiveness31
3.2	Execution and Delivery of Agreement33
3.3	Acceptance of Borrowings33
3.4	Form of Loan Documents and Related Matters33
3.5	No Material Adverse Effect33

ARTICLE 4REPRESENTATIONS AND WARRANTIES33

4.1	Representations and Warranties as to each Borrower33
4.2	Representations and Warranties as to each Property39
4.3	Survival of Representations43

ARTICLE 5AFFIRMATIVE COVENANTS43

5.1	Affirmative Covenants43

ARTICLE 6NEGATIVE COVENANTS67

6.1	Negative Covenants67

ARTICLE 7EVENT OF DEFAULT71

7.1	Event of Default71
7.2	Remedies74
7.3	Remedies Cumulative75
7.4	Curative Advances75
7.5	Expenses of Enforcement76

ARTICLE 8TRANSFERS, RELEASE OF PROPERTY76

8.1	Transfers76
8.2	Intentionally Omitted80
8.3	Intentionally Omitted80
8.4	Release of Property80
8.5	One-Time Transfer82

ARTICLE 9INTENTIONALLY OMITTED83

ARTICLE 10GENERAL PROVISIONS83

10.1	Survival83
10.2	Lender’s Discretion83
10.3	Governing Law84
10.4	Modification, Waiver in Writing84
10.5	Delay Not a Waiver85
10.6	Notices85
10.7	TRIAL BY JURY86
10.8	Headings86
10.9	Assignment86
10.10	Severability87
10.11	Preferences87
10.12	Waiver of Notice87
10.13	Failure to Consent87
10.14	Exhibits and Schedules Incorporated87
10.15	Offsets, Counterclaims and Defenses88
10.16	No Joint Venture or Partnership88
10.17	Waiver of Marshaling of Assets Defense88
10.18	Conflict; Documents88
10.19	Brokers and Financial Advisors88
10.20	Counterparts89
10.21	Estoppel Certificates89
10.22	Payment of Expenses89
10.23	Time of the Essence90
10.24	No Third Party Beneficiaries90
10.25	Reinstatement90
10.26	Usury Savings Clause90
10.27	Entire Agreement91

10.28	Joint and Several Obligation91
10.29	Successors and Assigns91
10.30	Subrogation of Lender91
10.31	Limitation on Liability91
10.32	Appointment of Servicer and Delegation of Lender Responsibilities93
10.33	Acceptance of Cures for Events of Default94
10.34	Binding Action.94
10.35	Reasonable Standard.94
10.36	Claims Against Lender.94

EXHIBITS

Exhibit ABorrowers’ Organizational Chart

Exhibit BLender’s Wire Instructions

Exhibit CLand Descriptions

SCHEDULES

Schedule AList of Borrowers

Schedule 1.1(1)Allocated Loan Amount

Schedule 1.1(2)List of Properties

Schedule 1.1(3)List of Required Tenants

Schedule 4.1.6Litigation

Schedule 4.2.17Zoning Districts

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of the date set forth on the cover page hereto, by and among THE United States Life Insurance Company in the City of New York, a New York corporation (together with its  successors and assigns, “Lender”), having an address at c/o AIG Investments, 777 S. Figueroa Street, 16th Floor, Los Angeles, California 90017-5800 and the parties set forth on Schedule A attached hereto (each individually, as “Borrower”, and collectively, as “Borrowers”), each with an address at c/o GTJ REIT INC., 60 Hempstead Avenue, Suite 718, West Hempstead, New York, 11552.

RECITALS

Borrowers desire to obtain from Lender the Loan in an amount equal to the Loan Amount.

Lender is unwilling to make the Loan unless each Borrower executes and delivers this Agreement and the Note, and each Borrower and Guarantor executes and delivers the other Loan Documents to which such entity is a party, which Loan Documents shall establish the terms and conditions of, and provide security for, the Loan.

NOW, THEREFORE, in consideration of the making of the Loan by Lender and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Borrowers and Lender hereby covenant, agree, represent and warrant as follows:

ARTICLE 1CERTAIN DEFINITIONS

1.1Definitions.  For all purposes of this Agreement:  (1) the capitalized terms defined in this Section 1.1 have the meanings assigned to them in this Section 1.1 and include the plural as well as the singular; (2) unless otherwise expressly defined in this Agreement, all accounting terms have the meanings assigned to them in accordance with GAAP (hereinafter defined), consistently applied; (3) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision; (4) the words “Dollars” or “dollars” and the symbols “$” shall mean and refer to the currency of the United States of America; (5) the words “include”, “included,” “including”, “includes” and words of similar import shall be deemed to be followed by the words “without limitation”; (6) any requirement that a Person perform any covenant, obligation, promise, representation, warranty or other understanding shall be deemed to include, without limitation, a requirement that such Person pay any amounts if necessary or required to perform such covenant, obligation, promise, representation, warranty or other understanding; (7) in each instance in which a provision of this Agreement refers to an “agreement” of any Borrower, any Guarantor or any Affiliate of any Borrower or any Guarantor, such references shall mean any applicable covenant, obligation, promise, representation, warranty or other understanding; and (8) the following terms have the following meanings:

“300 American Borrower” has the meaning set forth in Schedule A.

“500 American Borrower” has the meaning set forth in Schedule A.

“Access Agreement” means any reciprocal easement agreement, unilateral easement agreement, access agreement, right of way agreement, environmental remediation agreement, environmental land use restriction or similar agreement benefiting or burdening the Land or the Improvements.

“Account Collateral” has the meaning set forth in Section 2.12.1.

“Accounts” means, collectively, whether now owned or hereafter acquired, (i) all “accounts” as defined in the UCC relating to each Property and/or the Loan; and (ii) all “Accounts” as defined in the Loan Documents.

“Affiliate” means, with respect to a specified Person, (i) a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the specified Person, (ii) any Person who is an officer, director, partner, manager, employee, member, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, director, partner, manager, employee, member or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person that, directly or indirectly, has an ownership interest in the specified Person (except to the extent that the ownership interest of such Person consists solely of publicly traded stock and such Person is not otherwise an Affiliate), (iv) any Person in which the specified Person has an ownership interest, (v) the spouse, issue, sibling or parent of the specified Person, (vi) any Guarantor, if the specified Person is any Borrower or any Borrower Owner Person, (vii) any Borrower, if the specified Person is a Guarantor, any other Borrower or any Borrower Owner Person, (viii) each Borrower Owner Person, if the specified Person is any Borrower, Guarantor or any other Borrower Owner Person, and (ix) any Person that would constitute an Affiliate of any such Person described in subdivisions (i) through (vii) above.

“Agreement” means this Loan Agreement, together with the Schedules and Exhibits hereto, as the same may from time to time hereafter be modified, supplemented or amended.

“Allocated Loan Amount” means, with respect to each Property, the amount set forth opposite the reference to such Property in Schedule 1.1(1) attached hereto under the caption “Allocated Loan Amount”, and as such Allocated Loan Amount may be adjusted pursuant to the terms of this Agreement.

“Anti-Money Laundering Laws” has the meaning set forth in the definition of the term “Prohibited Person”.

“Appraisal” means an appraisal obtained by Lender at the sole cost and expense of Borrowers, performed by an Appraisal Institute appraiser selected and engaged by Lender, certified in the state where each Property is located and otherwise satisfactory in form and substance to Lender.

“Approved Lease” has the meaning set forth in Section 5.1.18(E).

“Assignments of Leases and Rents” means each Assignment of Leases and Rents, dated as of the Closing Date, by the applicable Borrower for the benefit of Lender, as same may thereafter from time to time be amended, consolidated, extended, supplemented, restated or otherwise modified from time to time.

“Available Liquidity” means, as to any Guarantor, the excess, if any, of (A) the market value of assets in the form of cash and other assets that are readily convertible to cash of such Guarantor (including, without limitation, cash equivalents, obligations of the United States or any agency or instrumentality thereof which are supported by the full faith and credit of the United States, securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, certificates of deposit issued by a bank that (i) has total assets (in name or under management) in excess of $1,000,000,000, and (ii) capital/statutory surplus or shareholder's equity of at least $250,000,000 and other liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market or demand notes) over (B) total liens and encumbrances affecting such cash and other assets (excluding contingent liabilities).

“Borrower” means each and any of the entities named on Schedule A attached hereto, whose legal address is c/o GTJ REIT INC., 60 Hempstead Avenue, Suite 718, West Hempstead, New York, 11552, and “Borrowers” means, collectively, all such entities or more than one of such entities, as the context may require.

“Borrower Control Person” means, (i) each Borrower, (ii) Guarantor, (iii) Managing Member, (iv) GTJ GP, (v) GTJ REIT and (vi) any other Person that Controls, directly or through one or more intermediaries, any of the Persons set forth in the preceding clause (i), (ii), (iii), (iv) or (v) and any Person that is a managing member, manager, general partner or other Person that Controls such Controlling Person or intermediary.

“Borrower Owner Person” means (i) each Borrower, (ii) Guarantor, (iii) any Person that is a Borrower Control Person, (iv) GTJ GP, (v) GTJ REIT, (vi) the Other Owner Persons, and (vii) any other Person that owns, directly or indirectly, through one or more intermediaries, any interest in any Person described in the preceding clause (i), (ii), (iii) (iv), (v) or (vi).

“Broker” has the meaning set forth in Section 10.19.

“Business Day” or “business day” means any day other than a Saturday, a Sunday or a day on which federally-insured depository institutions in the State of New York are authorized or obligated by law, governmental decree or executive order to be closed.

“Capital Improvement Costs” means any “Capital Improvement Costs” as defined in the Cash Collateral Agreement.

“Cash Collateral Agreement” means that certain Cash Collateral Agreement, of even date herewith, by and among Borrowers, Lender and Servicer, as the same may be amended, supplemented, restated, reaffirmed or otherwise modified at any time and from time to time.

“Certificate Concerning Leases and Financial Condition” means the Certificate Concerning Lease and Financial Condition, dated as of the Closing Date, by each Borrower and Guarantor to and for the benefit of Lender.

“Chattel” has the meaning set forth in the Mortgages.

“Chattel Paper” means, collectively, whether now owned or hereafter acquired, (i) all “chattel paper” as defined in the UCC (whether tangible chattel paper or electronic chattel paper relating to the Collateral and/or the Loan), and (ii) all “chattel paper, instruments and documents” described in the Security Documents.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, the Land, Improvements, Contracts, Leases, Gross Revenue, Intangible Personalty and other personalty, Chattels and all Proceeds, and (to the full extent assignable) Permits, all whether now owned or hereafter acquired, and all other property, that is, or hereafter may become, subject to a Lien in favor of Lender as security for the Loan and including all property of any kind described as part of the “Property” under any Mortgage, as “Collateral” (as defined in the Security Documents) under the Security Documents or as collateral under any UCC-1 financing statement.

“Contingent Obligation” means, without duplication, any obligation of any Borrower guaranteeing any indebtedness, leases, dividends or other obligations (each a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly.  Without limiting the generality of the foregoing, the term “Contingent Obligation” shall include any obligation of any Borrower:

A.to purchase any such primary obligation or any property constituting direct or indirect security therefor;

B.to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor;

C.to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

D.otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.

The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming the Borrower in question is required to perform thereunder) as determined by Lender in good faith.

“Contracts” means, collectively, all contracts and agreements entered into by or on behalf of any Borrower to which any Borrower is a party and that are executed in connection with the use, maintenance, furnishing, equipping, ownership, operation and management of any Property or other Collateral (including, without limitation, agreements for the sale, lease or exchange of goods or other property and/or the performance of services by it, in each case whether now in existence or hereafter arising or acquired) and any warranties in respect of any Property, as any such agreements have been or may be from time to time amended, supplemented or otherwise modified, together with any guaranties thereof.

“Control” means, with respect to any Person, (i) ownership, directly or indirectly, of greater than fifty percent (50%) of the ownership interest in such Person or (ii) the power or authority, directly or indirectly through one or more intermediaries, through the ownership of voting securities, by contract or otherwise, to direct or cause the direction of the day-to-day management, activities or policies of such Person.  This definition is to be construed to apply equally to variations of the word “Controlled”, “Controlling” and “Controlled by”.

“Debt Service Coverage Ratio” means, with respect to each Property, the ratio, as determined by Lender as of any date of determination, of (i) the Net Operating Income for the immediately preceding twelve (12) calendar month period attributable to the Property in question, to (ii) the aggregate amount of (x) the annual Loan Debt Service payments allocated to such Property and due under the Loan Documents and (y) the debt service payments due in respect of all indebtedness secured or to be secured by a lien on all or any portion of such Property or any direct or indirect interest in the applicable Borrower, in each case, for the next twelve (12) calendar month period.  Net Operating Income shall be based on a lease-in-place analysis that reflects the then current Leases in place at the applicable Property, as determined by Lender in its reasonable discretion, in accordance with Lender’s standard underwriting criteria consistently applied, and excluding extraordinary or one-time items.  Debt Service Coverage Ratio shall be calculated on a cash flow basis.

“Default” means the occurrence of any event that, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in the Note.

“Deposit Account” has the meaning set forth in the Cash Collateral Agreement.

“Deposit Bank” means Bank of America, NA., or such other depository bank as may be approved by Lender in its sole and absolute discretion.

“Documents” means, collectively, whether now owned or hereafter acquired, all “documents” as defined in the UCC (whether negotiable or non-negotiable) or other receipts covering, evidencing or representing goods.

“Eligible Account” means a separate and identifiable account or subaccount maintained with Lender or a financial institution approved by Lender; provided, however, that an Eligible Account shall not be evidenced by a certificate of deposit, passbook, other instrument or any other physical indicia of ownership.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement, dated as of the Closing Date, by Borrowers and Guarantor, to and for the benefit of

Lender in respect of each Property and as security for the Loan, as the same may be amended, consolidated, extended, supplemented, restated, reaffirmed or otherwise modified at any time and from time to time.

“Environmental Law” means, any Environmental Law as defined in the Environmental Indemnity Agreement.

“Environmental Report” means, individually or collectively as the context may require, each Phase I Environmental Site Assessment Report in respect of each Property, as listed on Schedule III of the Environmental Indemnity Agreement.

“Equipment” means, collectively, whether now owned or hereafter acquired, (i) all “equipment” as defined in the UCC in respect of each Property, and (ii) all of the following (regardless of how classified under the UCC): all building materials, construction materials, personal property constituting furniture, fittings, appliances, apparatus, improvements, machinery, devices, interior improvements, appurtenances, equipment, plant, furnishings, fixtures, computers, electronic data processing equipment, telecommunications equipment and other fixed assets now owned or hereafter acquired by any Borrower in respect of each Property, and all Proceeds of (i) and (ii) as well as all additions to, substitutions for, replacements of or accessions to any of the items recited as aforesaid and all attachments, components, parts (including spare parts) and accessories, whether installed thereon or affixed thereto, all regardless of whether the same are located on each Property or are located elsewhere (including, without limitation, in warehouses or other storage facilities or in the possession of or on the premises of a bailee, vendor or manufacturer) for purposes of manufacture, storage, fabrication or transportation and all extensions and replacements to, and proceeds of, any of the foregoing, but exclusive of those items which are property of a third party contractor or any other third party. The “Equipment” shall also include any and all “furniture, furnishings and equipment” of each Property owned by any Borrower as such term is commonly understood in the real estate industry, including without limitation any and all fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located on the Land or used in connection with the use, occupancy, operation and maintenance of all or any part of any Property, including, without limitation, appliances, machinery, equipment, signs, artwork (including paintings, prints, sculpture and other fine art), office furnishings and equipment, and specialized equipment for public rooms, health and recreational facilities, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, electrical, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning, communication equipment, and internet and “wifi” equipment, plants or systems with appurtenant fixtures, vacuum cleaning systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets; vehicles; and recycling equipment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Borrower is a member.

“ERISA Event” means (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning set forth in Section 7.1.

“Excess Termination Fees” has the meaning set forth in Section 5.1.18(E).

“Fairview Borrower” has the meaning set forth in Schedule A.

“FedEx” means Federal Express Corporation.

“FedEx Lease” means that certain Build-To-Suit Lease Agreement originally by and between Baker Properties Limited Partnership, predecessor-in-interest to Fieldcrest Borrower, as landlord, and FedEx, as tenant, dated as of January 12, 1995, demising to FedEx all the rentable space at the Fieldcrest Property, as amended by that certain First Amendment to Lease Agreement dated as of March 31, 2011, as further amended by that certain Second Amendment to Lease Agreement dated as of March 31, 2016, and as may be further amended or restated.

“Fieldcrest Borrower” has the meaning set forth in Schedule A.

“Fieldcrest Property” has the meaning set forth in Schedule 1.1(2).

“Fiscal Year” means, with respect to any Borrower, the twelve (12) month period ending on December 31st of each year (or, in the case of the first fiscal year of such Borrower, such shorter period from the Closing Date through such date) or such other fiscal year of such Borrower as such Borrower may select from time to time with the prior written consent of Lender.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report, consistently applied.

“General Intangibles” means, collectively, whether now owned or hereafter acquired, (i) all “general intangibles”, “payment intangibles” and “software” each as defined in the UCC, now owned or hereafter acquired by any Borrower, (ii) all General Intangibles described in the Security Documents, (iii) all causes in action, causes of action and all other intangible personal property of any Borrower of every kind and nature, wherever located, and (iv) corporate, partnership, limited liability company or other business records relating to any Borrower and/or, to the extent maintained by any Borrower or in any Borrower’s possession, each Property (including computer-readable memory and any computer hardware or software  necessary to retrieve such memory), insurance policies, good will, inventions, designs, software, patents, trademarks and applications therefor, computer programs, trade names, trade styles, trade secrets, copyrights, registrations and other intellectual property, licenses, franchises, customer lists, tax refund claims, claims for wages, salaries or other compensation of an employee, landlord’s liens, liens given by statute or other rule of law for services or materials, agricultural liens, judgments and rights represented by judgments and rights of recoupment or set off.  The General Intangibles also include all Contracts.  As the context may require, “General Intangibles” shall mean the General Intangibles from any Property, two (2) or more Properties or all of the Properties.

“Governing Documents Certificate” means that certain Certificate Concerning Governing Documents, dated as of the Closing Date, by each Borrower and Guarantor for the benefit of Lender.

“Governmental Authority” means (a) the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) any other jurisdiction in which any Borrower, any Guarantor or the direct or indirect constituents (as applicable) of any Borrower or any Guarantor conducts all or any part of its business, or which asserts jurisdiction over any properties of any of the foregoing, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Gross Revenue” means, with respect to each Property, all payments and other revenues (exclusive, however, of any payments attributable to sales taxes) received by or on behalf of (or paid at the direction of) any Borrower from all sources related to the ownership or operation of any Property, including, but not limited to, rents, fees, income, receipts, revenues, issues, profits, advances, prepaid rents, lease termination payments, parking fees, oil and gas or other mineral royalties and bonuses, Termination Fees, interest, security deposits (to the extent that such security deposits are applied to tenant obligations or are no longer subject to being returned to the applicable tenant), business or rental interruption insurance proceeds, operating expense pass-through revenues, direct expense reimbursements, common area maintenance charges, refunds, rebates and reimbursements (other than by Lender) of any Operating Expenses, taxes or Capital Improvement Costs related to the Property previously paid (excluding amounts required to be returned to tenants), payments received by or on behalf of any Borrower as compensation or as settlement of claims or litigation, and payments under an indemnity or other similar matters with respect to any Borrower or any Property, in each case, for the relevant period for which the calculation of Gross Revenue is being made.

“GTJ GP” means GTJ GP, LLC, a Maryland limited liability company.

“GTJ REIT” means GTJ REIT Inc., a Maryland real estate investment trust.

“Guarantor” means GTJ REIT and any replacement guarantor approved by Lender in accordance with Section 5.1.24 hereof.

“Guarantor Minimum Available Liquidity Requirement” means, at all times prior to the indefeasible repayment in full of the Secured Obligations, Guarantor shall maintain an Available Liquidity of not less than $3,500,000.00.

“Guarantor Minimum Net Worth Requirement” means, at all times prior to the indefeasible repayment in full of the Secured Obligations, Guarantor shall maintain a Net Worth of net less than $50,000,000.00.

“Guaranty” means that certain Guaranty Agreement, dated as of the Closing Date, made by Guarantor in favor of Lender, as the same may be amended, modified, supplemented and/or restated from time to time.

“Hazardous Substance” means all “Hazardous Substances” as defined in the Environmental Indemnity Agreement.

“Impositions” means, collectively, all taxes (including, without limitation, all real estate, ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction privilege, privilege or license or similar taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), water, sewer or other rents and charges, excises, levies, governmental fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of any Property (including all interest and penalties thereon) and any other payments required to be paid by the owner of any Property under any agreements in respect of the exemption, abatement or reduction in taxes, which at any time prior to, during or in respect of the term hereof may be assessed against, imposed on or in respect of or otherwise payable in respect of or be a Lien upon (i) Borrowers (or any of them) (including, without limitation, all income, franchise, single business or other taxes imposed on Borrowers (or any of them) for the privilege of doing business in the jurisdiction in which any Property, or any other collateral delivered or pledged to Lender in connection with the Loan, is located), or (ii) any Property or any other Collateral delivered or pledged by any Borrower to Lender in connection with the Loan, or any part of either thereof or any Proceeds or Gross Revenue therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with any Property or the leasing or use of any Property or any part thereof, or the operation and occupancy of any Property, or (iv) the Loan or any Loan Document.

“Improvements” means, collectively, all buildings, structures, fixtures and improvements and of any nature whatsoever now or hereafter situated on the Land (including, without limitation, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be attached to the Land or said buildings, structures or improvements and including any additions, enlargements, extensions, modifications, repairs or replacements thereto).

“Indebtedness” means, as of the date of any determination thereof, (i) all indebtedness for borrowed money or purchase money financing, (ii) all indebtedness evidenced by a note, bond, debenture or similar instrument, (iii) the face amount of all letters of credit and, without duplication, all unreimbursed amounts drawn thereunder, (iv) all payment obligations under any interest rate protection agreements and currency swaps and similar agreements (if any), and (v) all other indebtedness.

“Indemnified Parties” has the meaning set forth in Section 5.1.4(A).

“Independent” means, when used with respect to any Person, a Person that (i) does not have any direct financial interest or any material indirect financial interest in any Borrower Control Person or in any Affiliate of any Borrower Control Person, and (ii) is not connected with any Borrower Control Person or any Affiliate of any Borrower Control Person as an officer, employee, trustee, member, partner, stockholder, director or person performing similar functions.

“Instruments” means, collectively, whether now owned or hereafter acquired, all “instruments” as defined in the UCC.

“Insurance Agreement” means that certain Agreement Concerning Insurance Requirements, dated as of the Closing Date, from each Borrower in favor of Lender, as the same may be amended, modified, supplemented and/or restated from time to time.

“Insurance Requirements” means the obligation of Borrower (x) to maintain the applicable insurance policies pursuant to and in accordance with the Insurance Agreement and (y) to comply with all terms of any such insurance policy required pursuant to the Insurance Agreement.

“Intangible Personalty” has the meaning set forth in the Mortgages.

“Intellectual Property” means, collectively, whether now owned or hereafter acquired, (i) the trademark licenses, trademarks, rights in intellectual property, trade names, logos, service marks and copyrights, copyright licenses, patents, patent licenses owned, licensed or used by Borrowers (or any of them) in the operation of the Properties or in the conduct of the business of Borrowers (or any of them), (ii) or the license to use intellectual property such as computer software owned or licensed by any Borrower, and (iii) other proprietary business information relating to any Borrower’s policies, procedures, manuals and trade secrets.

“Inventory” means, collectively, whether now owned or hereafter acquired, all “inventory” as defined in the UCC and shall include all Documents representing the same.  Without limiting the generality of the foregoing, the term “Inventory” shall include the entire interest of each Borrower in all inventory actually used or consumed in the operation of any Property, or commonly used or consumed in a property similar to any Property, including, without limitation: (a) all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by any Borrower for manufacture, processing, the providing of services or sale, use or consumption in the operation of any Property (including, without limitation, fuel, supplies and similar items and all substances commingled therewith or added thereto); (b) all other items of any Borrower that would be entered on a balance sheet under the line items for “Inventories”; and (c) all rights and claims of each Borrower against any Person that may store or acquire the Inventory for the account of any such Borrower, or from whom any such Borrower may purchase the Inventory.

“Investment Property” means, collectively, whether now owned or hereafter acquired, all “investment property” as defined in the UCC.

“Land” means all of the real property described in Exhibit C attached hereto.

“Lease” means any lease, sublease, letting, occupancy agreement, tenancy and license relating to any Property or any part thereof now or hereafter entered into, and all amendments, extensions, renewals and guarantees thereof, and all security therefor.  “Leases” means, two (2) or more leases or, as the context may require, all of the Leases in respect of the Properties.

“Lease Approval Deliveries” has the meaning set forth in Section 5.1.18(A).

“Lease Form” means the Borrowers’ standard form of Lease relating to the Properties, attached to the Certificate of Leases and Financial Condition.

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of any Governmental Authority (including, without limitation, all building and zoning and other land use laws and regulations and Environmental Laws) affecting any Borrower, any Guarantor, any other Borrower Control Person or any Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, at any time in force affecting any Property or any part thereof (including, without limitation, any which may (i) require repairs, modifications or alterations in or to any Property or any part thereof, whether or not foreseeable and whether or not structural, or (ii) in any way limit the use and enjoyment thereof).

“Lender” means the entity named in the introductory paragraph of this Agreement, whose legal address is c/o AIG Investments, 777 S. Figueroa Street, 16th Floor, Los Angeles, California 90017-5800, together with any future holder of the Note.

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting any Borrower or any Property or any portion thereof, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the UCC or comparable law of any other jurisdiction, domestic or foreign, and mechanic’s, materialmen’s and other similar liens and encumbrances).

“Loan” means the loan facility made by Lender to Borrowers for the maximum amount equal to the Loan Amount pursuant to the terms of the Note, this Agreement and the other Loan Documents.

“Loan Amount” means an aggregate maximum amount equal to THIRTY-THREE MILLION and 00/100 Dollars ($33,000,000.00).

“Loan Application” means the “Mortgage Loan Application” among Lender and Borrowers dated as of February 7, 2018, together with all exhibits and addenda thereto.

“Loan Debt Service” means, for any month, the amount of interest or interest and principal, as may be applicable, required hereunder and under the Note for such month, and, for any year, the then aggregate payments of interest and principal required hereunder and under the Note for such year.

“Loan Documents” means this Agreement, the Note, the Mortgages, the Assignments of Leases and Rents, the Guaranty, the Reserve Agreement, the Environmental Indemnity Agreement, the Cash Collateral Agreement, the Certificate Concerning Leases and Financial Condition, the Governing Documents Certificate, the Insurance Agreement, the Post-Closing Agreement, the UCC‑1s and all other agreements, instruments, certificates and documents delivered by or on behalf of Borrowers and/or Guarantor to evidence or secure the Loan or otherwise in satisfaction of the requirements of this Agreement or the other documents listed above as same may be supplemented, amended, restated and/or modified from time to time.  The term “Loan Documents” also includes all modifications, extensions, renewals and replacements of each such document referred to above.

“Loan Maturity Date” means (i) April 1, 2028, or (ii) such earlier date as the Secured Obligations shall become due and payable pursuant to the terms and provisions of this Agreement or any other Loan Document.

“Loan Modification” has the meaning set forth in Section 5.1.9.

“Losses” has the meaning set forth in Section 5.1.4(A).

“Managing Member” means GTJ Realty, LP, a Delaware limited partnership.

“Material Adverse Effect” means a material adverse effect upon (i) the business operations, properties, assets or financial condition of any Borrower, any Guarantor or any Property that would impair the ability of such Borrower or such Guarantor to perform any of its obligations under any Loan Document to which it is a party, (ii) the ability of Lender to enforce its rights under the Loan Documents, or (iii) the ability of Borrowers to pay or repay the Secured Obligations.

“Money” means, collectively, whether now owned or hereafter acquired, (i) all “money” as defined in the UCC and (ii) all cash, or other items of legal tender generated from the use or operation of each Property.

“Mortgage” means, collectively, (x) with respect to each of the New York Properties in the Portfolio, as identified on Schedule 1.1(2) attached hereto, the Mortgage, Consolidation, Extension, Spreader and Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents, dated as of the Closing Date, encumbering the New York Properties, from the applicable New York Borrowers to Lender, as the same may be amended, restated, supplemented and/or modified from time to time, and (y) with respect to the New Jersey Properties in the Portfolio, as identified on Schedule 1.1(2) attached hereto, the Mortgage, Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents, dated as of the Closing Date, encumbering the New Jersey Properties, from the applicable New Jersey Borrowers to Lender, as the same may be amended, restated, supplemented and/or modified from time to time.  “Mortgages” means, two (2) or more Mortgages or, as the context may require, all of the Mortgages in respect of the Properties.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA and which is covered by Title IV of ERISA (i) to which contributions have been, or were required to have been made by any Borrower, any Guarantor or any ERISA Affiliate or (ii) with respect to which Borrowers could reasonably be expected to incur liability separately or collectively.

“Net Operating Income” means the excess, if any, of (i) Gross Revenue over (ii) Total Expenses.

“Net Proceeds” means, with respect to any Property, either (x) the purchase price (at foreclosure or otherwise) actually received by Lender from a third party purchaser with respect to such Property, as a result of the exercise by Lender of its rights, powers, privileges and other remedies after the occurrence and during the continuation of an Event of Default or (y) in the event that Lender (or its nominee) is the purchaser at foreclosure of such Property, the higher of (i) the amount of Lender’s credit bid or (ii) such amount as shall be determined in accordance with Legal Requirements, and in either case minus all reasonable costs and expenses (including, without limitation, all attorneys’ fees and disbursements and any brokerage fees, if applicable) incurred by Lender (and its nominee, if applicable) in connection with the exercise of such remedies; provided, however, that such costs and expenses shall not be deducted to the extent such amounts previously have been added to the Secured Obligations in accordance with the terms of the Loan Documents or Legal Requirements. As the context may require “Net Proceeds” shall mean the Net Proceeds from two (2) or more Properties or all of the Properties.

“Net Worth” means, as to any Guarantor, the excess, if any, of (A) total assets (excluding the Portfolio or any direct or indirect interest in the Portfolio or any Borrower) of such Guarantor over (B) total liabilities (excluding contingent liabilities and any liabilities of Guarantor under the Loan Documents) of such Guarantor, with the value of such Guarantor’s partnership or member interest or other ownership in any partnership, limited liability company or other entity (each a “Property Owning Entity”) calculated by assuming a sale at fair market value of all assets of such Property Owning Entity and the distribution of the net proceeds in liquidation, calculated in the same manner and using the same accounting methods as were used in the financial statements of such Guarantor delivered to Lender in connection with the closing of the Loan.

“New Jersey Borrowers” has the meaning set forth in Schedule A.

“New Jersey Properties” has the meaning set forth in Schedule 1.1(2).

“New York Borrowers” has the meaning set forth in Schedule A.

“New York Properties” has the meaning set forth in Schedule 1.1(2).

“Note” means that certain Consolidated, Amended and Restated Promissory Note, of even date herewith, by Borrowers in favor of Lender, in the aggregate stated principal amount of $33,000,000.00.

“Notice” means, for any Borrower or Lender, a written notice or other communication delivered to the address set forth for such party in Section 10.6, as such address may be changed by such party pursuant to Section 10.6.

“OFAC” has the meaning set forth in the definition of the term “Prohibited Person”.

“OFAC Listed Person” has the meaning set forth in the definition of the term “Prohibited Person”.

“Officer’s Certificate” means a certificate delivered to Lender by any Borrower or Borrowers that is signed by an authorized officer of such Borrower or Borrowers.

“Operating Budget” means, with respect to any Fiscal Year for any Property, the operating budget for such Property reflecting Borrowers’ projections of, as may be applicable, Property Expenses for such Property for such Fiscal Year (on an annual and monthly basis) and submitted by such Borrower to Lender.  As the context may require, the term “Operating Budgets” means, the Operating Budget for two (2) or more Properties or all of the Properties.

“Operating Expenses” means any “Operating Expenses” as defined in the Cash Collateral Agreement.

“Organizational Chart” has the meaning set forth in Section  8.1(C)(8).

“Organizational Documents” means, collectively, with respect to any Person that is an entity, (i) the certificate/articles of formation, certificate of incorporation, partnership certificate, or other organizational document of each Borrower, as amended, modified or supplemented, (ii) the authorization of such Person to do business in the jurisdiction of its respective incorporation and/or formation, and/or any applicable state with respect to any other Person, as amended, modified or supplemented, and (iii) the by-laws, partnership agreement, limited liability agreement, trust agreement or other similar documents, as amended, modified or supplemented, of each such Person.

“Original Interest Rate” has the meaning set forth in the Note.

“Other Owner Persons” means those parties identified as “Other Owner Persons” in the Governing Documents Certificate.

“Participant” has the meaning set forth in Section 10.9(A).

“Payment Date” has the meaning set forth in the Note.

“Payment Intangibles” means, collectively, whether now owned or hereafter acquired, all “payment intangibles” as defined in the UCC.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

“Permits” means, collectively, all building permits, licenses, permits, approvals, franchises, authorizations, variances and certificates required by Legal Requirements to be obtained by any Borrower and used in connection with the construction, development, ownership, maintenance, operation, use or occupancy of any Property (including, without limitation, business licenses, liquor and alcoholic beverage licenses, state health department licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning construction, ownership, operation, use or occupancy of any Property) and/or the conduct of any Business of any Borrower, but specifically excluding any of the foregoing that are the obligations of tenants to obtain under their respective Leases with respect to the conduct of their respective businesses.

“Permitted Debt” means (a) the Loan, and (b)  Permitted Trade Payables.

“Permitted Encumbrances” means, with respect to any Borrower, (A) the matters set forth on the Exhibit B of the Mortgages; (B)(i) liens for taxes, assessments or similar charges incurred in the ordinary course of business of any Borrower that are not yet delinquent and/or subject to any late fees or penalties; and (ii) liens in favor of Lender; and (C) any other matters consented to by Lender (in Lender’s sole and absolute discretion) in writing.

“Permitted Investments” means (i) any obligations of the United States government, or (ii) any obligation backed by the full faith and credit of the United States of America, however, in each case excluding any investment in or deemed an investment in agency paper, auction paper notes, unsecured certificates of deposit, time deposits, bankers’ acceptances or repurchase agreements or similar cash equivalent investments.

“Permitted Trade Payables” means (i) unsecured indebtedness in respect of trade payables incurred in the ordinary course of business relating to the ownership, maintenance and operation of the Properties (“Trade Payable Financing”) and (ii) equipment financing entered into in the ordinary course of Borrower’s business for non-fixture equipment related to the ownership, maintenance and operation of the Properties (“Equipment Financing”) that satisfied each of the following conditions:

(i)The maximum aggregate amount of Trade Payable Financing and Equipment Financing outstanding at any one time shall not exceed $250,000.00.

(ii)Following the funding of any Trade Payable Financing or any Equipment Financing, all of the terms of the Loan Documents shall remain unchanged.

(iii)Borrower shall be responsible for all closing costs in connection with any Trade Payable Financing or Equipment Financing, including, but not limited to, the legal, appraisal, engineering and environmental, title and escrow costs of Lender and the lender providing any Trade Payable Financing or Equipment Financing.

(iv)The interest rate payable under, and each of the other terms and provisions of, any Trade Payable Financing or any Equipment Financing shall be on arms’-length, market rate terms.

(v)The Equipment Financing shall be either (A) unsecured or (B) secured solely by security interests that encumber only equipment located at the applicable Property that does not constitute or become a “fixture”, and whose removal would not be overly burdensome or damage or impair the operation or value of the applicable Property.

(vi)Not less than ten (10) business days prior to the funding of any Trade Payable Financing or Equipment Financing, Borrower shall provide Lender with a copy of the loan documents to be executed or delivered in connection therewith, and Borrower shall provide Lender with written evidence satisfactory to Lender that such Trade Payable Financing or Equipment Financing complies with the foregoing restrictions.

“Permitted Transfer” has the meaning set forth in Section 8.1(B)(1).

“Person” means an individual, a corporation, an association, a joint stock company, a trust, a business trust, a partnership, a joint venture, a limited liability company, a real estate investment trust, an unincorporated organization, department, or a government, foreign country or regime (or any agency, agent, instrumentality or political subdivision thereof), or any other entity (whether incorporated or unincorporated).

“Personalty” means, with respect to any Property, collectively, all Equipment, Inventory, Accounts, Chattel, Chattel Paper, General Intangibles, Instruments, Investment Property, Receivables, Contracts and Intellectual Property and all other personal property as defined in the UCC, now owned or hereafter acquired by any Borrower in respect of such Property and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to such Property or which may be used in or relating to the planning, development, financing or operation of such Property, including, without limitation, furniture, furnishings, equipment, machinery, money, insurance proceeds, accounts, contract rights, trademarks, goodwill, chattel paper, documents, trade names, licenses and/or franchise agreements, rights of such Borrower under leases of fixtures or other personal property or equipment, inventory, all refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of such Borrower with any governmental authorities, boards, corporations, providers of utility services, public or private, including specifically, but without limitation, all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs. As the context may require, “Personalties” means, the Personalty from two (2) or more Properties or all of the Properties.

“Plan” means an employee benefit or other plan, other than a Multiemployer Plan, that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, and (i) was established or maintained by any Borrower or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which any Borrower or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions or (ii) with respect to which any Borrower could reasonably be expected to incur liability.

“Pledged Accounts” means any “Accounts” as defined in the Cash Collateral Agreement, and any cash collateral account required by Lender hereunder and maintained by Borrowers from time to time in respect of each Property and any successor accounts thereto.

“Portfolio” means all of the Properties identified on Schedule 1.1(2) attached hereto, but excluding any Released Property.

“Portfolio Debt Service Coverage Ratio” means, with respect to the Portfolio, the ratio, as determined by Lender as of any date of determination, of (i) the Portfolio Net Operating Income for the immediately preceding twelve (12) calendar month period, to (ii) the aggregate amount of (x) the annual Loan Debt Service payments due under the Loan Documents and (y) the debt service payments due in respect of all indebtedness secured or to be secured by a lien on all or any portion of the Portfolio or any direct or indirect interest in any Borrower, in each case, for the next twelve (12) calendar month period. Portfolio Net Operating Income shall be based on a lease-in-place analysis that reflects the then current Leases in place at the Portfolio, as determined by Lender in its reasonable discretion, in accordance with Lender’s standard underwriting criteria consistently applied, and excluding extraordinary or one-time items.  Portfolio Debt Service Coverage Ratio shall be calculated on a cash flow basis.

“Portfolio Gross Revenue” means, for any period, the aggregate amount of Gross Revenue generated by the Portfolio.

“Portfolio Loan-to-Value Ratio” means the ratio, as determined by Lender, of (I) the aggregate principal balance of the Note and all other indebtedness secured by liens or encumbrances against the Portfolio or against the direct or indirect ownership interests in the Borrowers to (II) the aggregate amount of the fair market value of the Portfolio, as such fair market value is determined by an Appraisal.

“Portfolio Net Operating Income” means the excess, if any, of (i) Portfolio Gross Revenue over (ii) Portfolio Total Expenses.

“Portfolio Total Expenses” means, for any period, in the aggregate with respect to the entire Portfolio during such period, the aggregate of all Property Expenses actually incurred by the Borrowers and due and payable during such period in respect of the Portfolio.

“Post-Closing Agreement” means that certain Post-Closing Obligations Agreement, dated as of the Closing Date, by and between Borrowers and Lender, as the same may be.

“Principal” or “Principals” has the meaning set forth in Section 8.1(B).

“Principal Indebtedness” means the principal amount of the Loan outstanding as adjusted by each increase (including for Protective Advances, if any), or decrease in such principal amount of the Loan outstanding, whether as a result of prepayment or otherwise, from time to time.

“Proceeds” has the meaning set forth in the UCC and, in any event, shall include, without limitation, proceeds, product, offspring, rents, profits or receipts, in whatever form, arising from the Collateral.  Without limiting the generality of the foregoing, the term “Proceeds” shall include the following:

(i)cash, Instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Collateral or any Property;

(ii)the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Collateral or any Property (including, without limitation, all claims of any Borrower against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral or any Property now existing or hereafter arising);

(iii)any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Borrower from time to time with respect to any of the Collateral or any Property;

(iv)any and all payments (in any form whatsoever) made or due and payable to any Borrower from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral or any Property by any Governmental Authority (or any Person acting under color of Governmental Authority); and

(v)any and all other amounts from time to time paid or payable to any Borrower under or in connection with any of the Collateral or any Property.

“Prohibited Person” means:

(i)any Person that is identified on the list of Specially Designated Nationals and Blocked Persons or the list of Foreign Sanctions Evaders (collectively, an “OFAC Listed Person”) published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”);

(ii)any agent, department, or instrumentality of, or any Person otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person that is the target of any sanctions programs administered and/or enforced by OFAC;

(iii)any Person that is otherwise blocked by or a target of United States economic sanctions;

(iv)any Person that (A) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. economic sanctions violations, (B) is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. economic sanctions violations, (C) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. economic sanctions, or (D) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws; and/or

(v)any Person that (A) is owned or controlled by the government of Cuba, Iran, Sudan, Burma (Myanmar), North Korea, Syria, or the Crimea region of Ukraine, (B) is located in Cuba, Iran, Sudan, Burma (Myanmar), North Korea, Syria, Venezuela or the Crimea region of Russia or Ukraine, (C) does business in or with Cuba, Iran, Sudan, Burma (Myanmar), North Korea, Syria, Venezuela or the Crimea region of Russia or Ukraine.

“Property” has the meaning set forth in each Mortgage and each Property, collectively, the “Properties” or the “Portfolio”.  For the avoidance of doubt, “Property”, “Properties” and “Portfolio” shall not include any Released Property.

“Property Expense” means, with respect to any Property, the following costs and expenses (to be calculated without duplication) in respect of such Property, but only, in the case of costs and expenses in respect of goods and services, to the extent that such costs and expenses in respect of such Property (x) are paid to Persons that are generally in the business of providing such goods and services, (y) are reasonable for the types of goods or services provided in the geographical area in which such goods or services are provided and (z) do not constitute (A) payments of Loan Debt Service and Principal Indebtedness, (B) income and franchise taxes, (C) depreciation and amortization, and (D) expenses which are extraordinary in nature and would, under GAAP be considered “non‑recurring”:

(i)Impositions;

(ii)insurance premiums for policies of insurance required to be maintained by the Borrowers with respect to such Property pursuant to this Agreement or the other Loan Documents;

(iii)the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and overtime services with respect to such Property;

(iv)payments required under service contracts (including, without limitation, service contracts for heating, ventilation and air conditioning systems, elevators, landscape maintenance, pest extermination, snow and ice removal, cleaning, security, furniture, trash removal, answering service and credit checks);

(v)wages, benefits, payroll taxes, uniforms, the cost of cleaning supplies, insurance costs and all related expenses for on-site maintenance personnel (including, without limitation, general repair, maintenance and security employees), whether hired by the Borrowers, Lender or any other Person;

(vi)costs required in connection with the enforcement of any Lease (including, without limitation, reasonable attorneys’ fees, charges for lock changes and storage and moving expenses for furniture, fixtures and equipment);

(vii)advertising and rent-up expenses (including, without limitation, leasing services, tenant rent concessions, promotions for existing and prospective tenants, banners and signs);

(viii)out-of-pocket cleaning, maintenance and repair expenses;

(ix)legal, accounting, auditing and other professional fees and expenses incurred in connection with the ownership, leasing and operation of any Property (including, without limitation, collection costs and expenses);

(x)Permits, licenses and registration fees and costs;

(xi)any expense necessary in order to prevent a breach under a Lease or Contract;

(xii)any expense necessary in order to prevent or cure a violation of any Legal Requirement (including applicable Environmental Laws), regulation, code or ordinance;

(xiii)costs and expenses of any appraisals, valuations, surveys, inspections, environmental assessments or market studies;

(xiv)costs and expenses of security and security systems provided to and/or installed and maintained with respect to such Property;

(xv)costs of title, UCC, litigation and other searches and costs of maintaining the Lien of the Mortgage encumbering such Property and the security interest in any related Collateral;

(xvi)fees and expenses of property managers contracted with by Borrowers to perform management, administrative, payroll or other services in connection with the operation of such Property (including, without limitation, the fees and expenses owed to any manager under any management agreement approved by Lender in accordance with this Agreement);

(xvii)any other costs and expenses contemplated by the Operating Budget and customarily incurred in connection with operating properties similar in type and character to such Property; and

(xviii)any other category of property expense that is customary for a property of the type and size as such Property.

For avoidance of doubt, Property Expenses (i) shall include, without limitation, (1) a property management fee equal to the greater of (x) the actual cost under any management agreement approved by Lender and (y) four percent (4%) of Gross Revenue, and (2) reserves for tenant improvements, leasing commissions and capital expenditures equal to $0.75 per rentable square foot per year, (ii) shall be adjusted so that (x) payments of Property Expenses, including property taxes and assessments and insurance expenses, are spread out over the period during which they accrued, and are adjusted for any known future changes to any such expenses, and (y) security deposits shall not be included as items of income until duly applied or earned and any refunds or rebates to any costs or expenses shall be applied and credited against the applicable costs or expenses for the period that such costs or expenses were incurred.  As the context may require, “Property Expenses” means, the Property Expense from any Property, any two (2) or more Properties or all of the Properties.

“Property Impositions” means, with respect to each Property, the Impositions covered by the portion of clause (ii) or clause (iii) of the definition of “Impositions” in this Agreement that relates solely to any Property.

“Property Manager” means GTJ Management, LLC, a New York limited liability company, or any replacement property manager pursuant to Section 5.1.11 of this Agreement.

“Protective Advance(s)” means, any advance by Lender with respect to (i) the payment of any delinquent Impositions or insurance premiums owed with respect to any Property, (ii) except for any Permitted Encumbrances, the removal of any Lien or encumbrance on any Property or the defense of Borrowers’ or Lender’s title or leasehold interest thereto or of the validity, enforceability, perfection or priority of the Liens and security interests granted pursuant to the Security Instruments and the other Loan Documents, (iii) the preservation of the value of any Property, including, without limitation, payments of water, heating, gas, electric and other utility bills, and/or (iv) the payment of any maintenance, repair, tenant improvement or capital improvement costs or expenses that may be necessary to be incurred, including, without limitation, in connection with any Property, together with (in respect of all such costs and expenses described in the preceding clauses (i) through (iv)) interest thereon at the Default Rate.

“Public Transfer” has the meaning set forth in Section 8.1(B)(1).

“Receivables” means, collectively, whether now owned or hereafter acquired, (i) any Accounts, Chattel, Chattel Paper, Instruments, Payment Intangibles, Documents, insurance policies, drafts, bills of exchange, trade acceptances, notes or other indebtedness owing to Borrowers from whatever source arising, (ii) to the extent not otherwise included above, (a) all income, Gross Revenue, issues, profits, revenues, deposits and other benefits from any Property and (b) all receivables and other obligations now existing or hereafter arising, or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of all or any portion of any Property or rendering of services by Borrowers or any operator or manager of any Property or other commercial space located at each Property or acquired from others (including, without limiting the generality of the foregoing, from rental of space, halls, stores, and offices, exhibit or sales space of every kind, license, lease, sublease and concession fees and rentals, health club membership fees, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance, (iii) all of the books and records (whether in tangible, electronic or other form) now or hereafter maintained by or on behalf of Borrowers in connection with the operation of each Property or in connection with any of the foregoing, and (iv) whether now owned or hereafter acquired, (A) all “supporting obligations” as defined in the UCC and (B) any other guarantee, letter of credit, secondary obligation, right or privilege that supports or pertains to each Property.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, emptying, seeping, leaching, placing and the like or migration into the indoor or outdoor environment (including, without limitation, the movement of

Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

“Release Amount” has the meaning set forth in Section 8.4.1(e).

“Release Conditions” has the meaning set forth in Section 8.4.1.

“Release Date” has the meaning set forth in Section 8.4.1.

“Release Lockout Date” means April 1, 2023.

“Release Request” has the meaning set forth in Section 8.4.1(a).

“Released Property” has the meaning set forth in Section 8.4.1.

“Remaining Properties” has the meaning set forth in Section 8.4.1.

“Required Tenants” means the tenants identified on Schedule 1.1(3).

“Reserve Agreement” means that certain Reserve Agreement (Tenant Improvements, Leasing Commissions and Capital Expenditures), dated as of the Closing Date, by and between Borrowers and Lender, as the same may be amended, modified, supplemented and/or restated from time to time.

“Safe Harbor Lease” means, with respect to each Property, a Lease that (i) is on the Lease Form, without material modification thereto and otherwise complies with the leasing guidelines and Lease provisions hereunder and under the other Loan Documents, (ii) is entered into at arm’s length with a third party tenant that is not an Affiliate of any Borrower or any Guarantor, which tenant shall be creditworthy and reputable, (iii) when combined with any other space at the applicable Property leased to such proposed tenant or an Affiliate of such propose tenant, does not demise a rentable area of more than  25,000 square feet, (iv) has an initial term of not less than three (3) years or, together with all renewal options (other than an single one (1) year renewal option), greater than fifteen (15) years, (v) has a minimum contract rent equal or greater than the rent paid by the tenant occupying the space on the Closing Date and provides for tenant improvement allowances and lease concessions in conformity with the then current market conditions as reasonably determined by Lender, (vi) does not contain any expansion options that, if exercised, would cause the premises under such proposed Lease when combined with any other space at the applicable Property leased to such proposed tenant or an Affiliate of such propose tenant to exceed 25,000 rentable square feet, (vii) is automatically self-subordinated to the applicable Mortgage and requires tenant to attorn to Lender or Lender’s successor in interest upon such party’s acquisition of title and at such party’s sole option, (viii) does not contain any requirement for a non-disturbance or recognition agreement or any other provision that might adversely affect Lender’s rights under the Loan Documents, (ix) does not contain any options to purchase, rights of first refusal to purchase any portion of any Property, or termination options (other than in the event of material casualty or condemnation), (x) does not contain any material restrictions on the landlord’s rights to lease remaining portions of the applicable Property, (xi) does not contain any extraordinary, uncustomary and unduly burdensome landlord obligations, or obligations that a landlord unaffiliated with Borrowers would have difficulty performing, (xii)

does not grant the tenant thereunder any incentives equivalent to an ownership interest in any Property or grant the tenant thereunder any interest in the ownership of any Property, or otherwise contain terms that would cause a material impairment of Lender’s security, (xiii) does not provide for the payment of tenant improvements, leasing commissions or any other landlord construction or similar obligations at any time other than at commencement of the Lease, and (xiv) is otherwise commercially reasonable and contain terms comparable to then-existing local market terms.

“Stub Interest Period” has the meaning set forth in the Note.

“Secured Obligations” means the Principal Indebtedness and all interest accruing thereon, together with all other present and future obligations of Borrowers evidenced by or contained in the Note, this Agreement, the Security Documents and all other Loan Documents whether stated in the form of promises, covenants, representations, warranties, conditions, or prohibitions or in any other form, whether absolute or contingent, direct or indirect, joint, several or independent, now outstanding or owing or which may hereafter be existing or incurred, arising by operation of law or otherwise, due or to become due under the Loan Documents, and/or are in any way secured by any Property or any other Collateral now or hereafter provided to Lender as collateral for the Loan, including, without limitation, any Protective Advance.  If the maturity of the Note are accelerated, the Secured Obligations shall include an amount equal to any prepayment premium, yield maintenance premium or spread maintenance premium which would be payable under the terms of the Note as if the Note was prepaid in full on the date of the acceleration.

“Security Documents” means the Mortgages, the Cash Collateral Agreement, the Reserve Agreement, the Assignments of Leases and Rents, the UCC-1 and such other documents as Borrowers may, from time to time, execute to secure the Secured Obligations under the Loan and the other Loan Documents.

“Servicer” means any one or more loan servicers (I) each selected and retained by Lender, pursuant to one or more servicing agreements each between Lender and such loan servicer, to perform servicing functions in respect of the Loan, (II) to which Lender may delegate all or any portion of Lender’s responsibilities under the Note, this Agreement and the other Loan Documents and (III) in respect of which Lender has provided to Borrowers written notice of the name, address and contact information of each such loan servicer.  The initial Servicer is set forth in Section 10.32.

“Stub Interest Period” has the meaning set forth in the Note.

“Survey” means a certified ALTA/ACSM survey of each Property prepared by a registered Independent surveyor, containing the form of survey or certification provided to Borrowers by Lender and in form and content satisfactory to Lender prior to the Closing Date and the company issuing the Title Insurance Policy for each Property.

“Taking” means a taking or involuntary conveyance during the term hereof of all or part of any Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting any Property or any portion thereof, whether or not the same has actually been commenced.

“Termination Fees” has the meaning set forth in Section 5.1.18(E).

“Threshold Amount” has the meaning set forth in Section 5.1.16(D).

“Title Insurance Policy” means, collectively, one or more Lender’s title insurance policies (i) issued by First American Title Insurance Company (the “Title Company”), which policy or policies shall be in form ALTA 2006 (with waiver of arbitration provisions) (with co-insurance or reinsurance as Lender may require), naming Lender as the insured party, (ii) insuring each Mortgage as being a first and prior lien upon the applicable Property, (iii) showing no encumbrances against the applicable Property (whether junior or superior to the applicable Mortgage) that are not acceptable to Lender other than Permitted Encumbrances, (iv) with respect to the Mortgages, in the aggregate amount of the Loan, and (v) otherwise in form and content reasonably acceptable to Lender.

“Total Expenses” means, with respect to each Property, an amount calculated by taking the aggregate total of all Property Expenses relating to the operation, maintenance, leasing and management of such Property during the preceding twelve (12) calendar month period, with such twelve calendar month period ending on the last day of the last full calendar month prior to the date for which Net Operating Income is to be determined.

“Transaction” means the transactions contemplated by the Loan Documents.

“Transaction Costs” means all out-of-pocket costs and expenses of Lender paid or payable by Borrowers relating to the Transaction (including, without limitation, appraisal fees, legal fees and accounting fees and the costs and expenses described in Section 10.22).

“Transfer” means any conveyance, assignment, sale, mortgaging, encumbrance (other than a Permitted Encumbrance), pledging, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) all or any portion of any legal or beneficial interest (a) in all or any portion of any Property; or (b) in the direct or indirect stock, partnership interests, membership interests or other ownership interests in any Borrower or any Borrower Owner Person and the term “Transfer” shall also include, without limitation to the foregoing, the following: an installment sales agreement wherein any Borrower agrees to sell any Property or any part thereof or any interest therein for a price to be paid in installments; an agreement by any Borrower leasing all or a substantial part of any Property to one or more Persons pursuant to a single or related transactions, or a sale, assignment or other transfer of, or the grant of a security interest in, any Borrower’s right, title and interest in and to any Property; the dissolution or termination of any Borrower or any Borrower Owner Person or the merger or consolidation of any Borrower or any Borrower Owner Person with any other Person.

“Transfer Notice” has the meaning set forth in Section  8.1(C)(8).

“Transferee” has the meaning set forth in Section 10.9(D).

“Transfer Conditions” has the meaning set forth in Section 8.1(C).

“UCC” means, with respect to any Collateral, the Uniform Commercial Code as in effect from time to time in the State of New York or the State of New Jersey, as applicable.

“UCC-1” means any UCC-1 Financing Statements filed in connection with securing the indebtedness evidenced by the Loan Documents.

“Use” means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance in connection with or affecting any Borrower or any Property.

“Welfare Plan” means an employee welfare benefit plan as defined in Section 3(1) of ERISA established or maintained by any Borrower or any ERISA Affiliate or with respect to which any Borrower or any ERISA Affiliate has an obligation to make contributions and covers any current or former employee of any Borrower or any ERISA Affiliate.

“Wu Transfer Conditions” has the meaning set forth in Section 8.1(D).

ARTICLE 2GENERAL TERMS

2.1Loan.  Lender shall make the Loan to Borrowers in accordance with this Article 2 and in accordance with the other terms and conditions of this Agreement, the Note and the other Loan Documents. The Loan shall be due and payable in accordance with the terms, covenants and conditions of the Note, which are hereby incorporated herein by reference.  Amounts borrowed under this Section 2.1 and repaid or prepaid may not be re-borrowed.

2.2Intentionally Omitted.

2.3Security for the Loan.  The Note and the obligations of Borrowers hereunder and under all other Loan Documents shall be secured by the Security Documents and the other Loan Documents.

2.4The Note.  The obligation of Borrowers to pay the principal of and interest on the Loan and other amounts due under the Loan Documents shall be evidenced by the Note, duly executed and delivered by Borrowers as of the Closing Date.  The Note shall be payable as to principal, interest and other amounts due under the Loan Documents, as specified in the Note, with a final maturity on the Loan Maturity Date.

2.5Principal and Interest.

2.5.1Borrowers shall pay to Lender interest on the Loan at the Original Interest Rate, or the New Rate (as defined in the Note), as applicable, in accordance with the provisions of the Note.  The entire outstanding Principal Indebtedness of the Loan and the Note, together with all accrued but unpaid interest thereon and all other amounts due relating to the Loan under the Loan Documents, shall be due and payable by Borrowers to Lender in accordance with the Note.

2.5.2On the Loan Maturity Date, Borrowers shall pay to Lender the entire remaining Principal Indebtedness of the Loan, together with all accrued but unpaid interest on the Principal Indebtedness of the Loan and all other amounts due hereunder or under the other Loan Documents, together with all accrued but unpaid interest thereon, if any, in accordance with the provisions of the Note and the other Loan Documents, as applicable.

2.5.3In accordance with the provisions of the Note, if an Event of Default shall occur, Lender, at its option, and in addition to all other rights and remedies allowed under the Loan Documents and Legal Requirements, may increase the interest rate on the Secured Obligations to the Default Rate, which increase shall be retroactive to the date the defaulted payment or performance was due.  Without limiting the foregoing provisions of this Section 2.5.3, if Borrowers fail to pay any interest, any principal, any late fee or any other amount payable under any of the Loan Documents on the due date therefor or the date of demand therefor (subject to applicable notice and grace periods as expressly set forth in this Agreement or the other Loan Documents, if any), such unpaid amount shall accrue interest thereon at the Default Rate from the due date thereof, date of demand therefor or in the case of any Protective Advance from the date so expended by Lender, until the date such amount is actually paid.

2.5.4In the event of a payment under this Agreement or any other Loan Document is not paid when due, other than the principal repayment at the Loan Maturity Date, Borrowers shall pay a late fee or late charge in accordance with the provisions of the Note.

2.6Prepayment.

2.6.1As more particularly provided in the Note, Borrowers may voluntarily prepay the Loan in whole (but not in part except either pursuant to the provisions of the Note applicable to prepayments in connection with the application by Lender of any insurance proceeds or condemnation awards to the principal balance of the Loan or pursuant to the provisions of Section 8.4 hereof in connection with a Released Property) on any date in accordance with the Note; provided, however, that Borrowers shall be required to pay to Lender an amount equal to all accrued interest through the next Payment Date, and all other amounts outstanding under the Loan Documents, at the time of such prepayment together with any such prepayment. Amounts prepaid may not be re-borrowed.

2.6.2Upon payment or prepayment of the Loan in full or in part, Borrowers shall pay to Lender, in addition to the amounts specified in this Section 2.6 and in accordance with the Note, all interest and all other amounts (including applicable yield maintenance premiums) then due and payable to Lender pursuant to the Note and the other Loan Documents.

2.7Application of Payments After Event of Default.  All amounts relating to any repayments of the Loan after the occurrence of an Event of Default shall be applied by Lender, in Lender’s sole discretion, to amounts then outstanding under the Note, this Agreement and the other Loan Documents (including, without limitation, costs and expenses of Lender, reimbursable pursuant to the terms of the Note this Agreement or the other Loan Documents arising as a result of such repayment); any accrued and unpaid interest then payable with respect to the Loan or the portion thereof being repaid; the Principal Indebtedness or the portion thereof being repaid; and

any other sums then due and payable to or for the benefit of Lender pursuant to this Agreement or any other Loan Document(s)).

2.8Method and Place of Payment to Lender.  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m. New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the account identified on Exhibit B attached hereto and made a part hereof or such other accounts as may be designated in writing, from time to time, by Lender.  Any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.  Lender shall notify Borrowers in writing of any changes in the account to which payments are to be made.  All payments made by Borrowers hereunder, or by Borrowers under the other Loan Documents, shall be made irrespective of, and without any deduction for, any set-offs or counterclaims.  Whenever any payment to be made under the Note shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day.

2.9Taxes.  All payments made by Borrowers under the Note, this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (other than taxes imposed on the income of Lender, or any franchise taxes assessed to Lender).

2.10Release of Collateral.  Subject to Section 8.4, upon indefeasible repayment of the Secured Obligations, and upon the performance of all of the obligations of Borrowers hereunder and under the other Loan Documents, in full in accordance with the terms hereof and thereof, Lender shall, promptly after such payment and performance, and at the sole cost and expense of Borrowers, release or cause to be released all Liens with respect to all Collateral or at Borrowers’ request.

2.11Intentionally Omitted.

2.12Security Agreement.

2.12.1Pledge of Account.  To secure the full and punctual payment and performance of all of the Secured Obligations, Borrowers hereby assign, convey, pledge and transfer to Lender as secured party, and grant Lender a first and continuing security interest in and to, the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Account Collateral”):

A.all of the right, title and interest of Borrowers and Property Manager (if any) in and to the Pledged Accounts and all Money and Permitted Investments, if any, from time to time deposited or held in the Pledged Accounts or purchased with funds or assets on deposit;

B.all of the right, title and interest of Borrowers in and to interest, dividends, Money, Instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any of the foregoing until such time as such items are indefeasibly disbursed from the Pledged Accounts; and

C.to the extent not covered by clause (A) or (B) above, all of the right, title and interest of the Borrowers in Proceeds of any or all of the foregoing until such time as such items are indefeasibly disbursed from the Pledged Accounts.

2.12.2Covenants.  The Pledged Accounts, pursuant to and in accordance with the Cash Collateral Agreement,  shall be under the sole dominion and control, and the “control” within the meaning of Section 9-104 and Section 9-106 of the UCC, of Lender.  The Account Collateral shall be subject to such Legal Requirements, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking authority or Governmental Authority, as may now or hereafter be in effect, and to the rules, regulations and procedures of Lender relating to demand deposit accounts generally from time to time in effect.

2.12.3Financing Statements; Further Assurances.  Borrowers hereby authorize the filing of any financing statements (including without limitation any UCC-1 statements) or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Lender may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to Lender in connection herewith.  Such financing statements shall describe the collateral in the same manner as described in any security agreement or pledge agreement entered into by the parties in connection herewith or may contain an indication or description of collateral that describes such property in any other manner as Lender may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to Lender in connection herewith, including, without limitation, describing such property as “all assets” or “all personal property” of Borrowers whether now owned or hereafter acquired.  From time to time, at the expense of Borrowers, Borrowers shall promptly execute and deliver all further instruments, and take all further action, that Lender may request, in order to continue the perfection and protection of the pledge and security interest granted or purported to be granted hereby.

2.12.4Transfers and Other Liens.  Borrowers shall not Transfer, sell or otherwise dispose of any of the Account Collateral other than pursuant to the terms of this Agreement and the other Loan Documents, or create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender, and the rights of the institution acting as Lender, under or as contemplated by this Agreement and the other Loan Documents.

2.12.5No Waiver.  Every right and remedy granted to Lender under this Agreement or by law may be exercised by Lender at any time and from time to time, and as often as Lender may deem it expedient.  Until such time as all Secured Obligations are fully and indefeasibly satisfied, any and all of Lender’s rights with respect to the pledge of and security interest in the Account Collateral granted hereunder shall continue unimpaired, and to the extent permitted by law, Borrowers shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) any proceeding of any Borrower under the United States

Bankruptcy Code or any bankruptcy, insolvency or reorganization laws or statutes of any state, (ii) the release or substitution of Account Collateral at any time, or of any rights or interests therein or (iii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Default or Event of Default with respect to the Account Collateral or otherwise hereunder.  No delay or extension of time by Lender in exercising any power of sale, option or other right or remedy hereunder, and no notice or demand which may be given to or made upon Borrowers (or any of them) by Lender, shall constitute a waiver thereof, or limit, impair or prejudice Lender’s right, without notice or demand, to take any action against such Borrowers or to exercise any other power of sale, option or any other right or remedy.

2.12.6Lender Appointed Attorney-In-Fact.  Borrowers hereby irrevocably constitute and appoint Lender as Borrowers’ true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuation of an Event of Default, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrowers with respect to the Account Collateral, and do in the name, place and stead of Borrowers, all such acts, things and deeds for and on behalf of and in the name of Borrowers with respect to the Account Collateral, that Borrowers could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein with respect to the Account Collateral and to accomplish the purposes of this Agreement.  The foregoing powers of attorney are irrevocable and coupled with an interest and shall terminate upon indefeasible repayment of the Secured Obligations in full.

2.12.7Continuing Security Interest; Termination.  This Section 2.12 shall create a continuing pledge of and security interest in the Account Collateral and shall remain in full force and effect until indefeasible payment in full of the Secured Obligations.  Upon indefeasible payment in full of the Secured Obligations, Borrowers shall be entitled to the return, upon its request and at its expense, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof, and, upon indefeasible payment in full of the Secured Obligations, Lender shall release any funds then held by Lender in accounts established by Borrowers with Lender pursuant to this Agreement and shall execute such instruments and documents as may be reasonably requested by Borrowers to evidence such termination and the release of the pledge and lien granted hereunder or under the other Loan Documents; provided, however, that Borrowers shall simultaneously pay on demand upon presentation of invoices, all of Lender’s out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and disbursements).

2.12.8Right of Set-off.  Prior to the existence of an Event of Default, Lender waives any and all rights Lender may have at law or otherwise to set off or make any claim against the Account Collateral, except, with respect to any checks returned for insufficient funds, and the payment of Lender’s out-of-pocket fees and expenses due under this Agreement (including reasonable attorney fees and disbursements) for the maintenance of the Account Collateral.

2.13Mortgage Recording Taxes.  The Liens to be created by each Mortgage are intended to encumber the Property encumbered by such Mortgage to the full extent of the entire Loan

Amount.  On the Closing Date, Borrowers shall have paid all state, county and municipal recording and all other taxes, if any, imposed upon the execution and recordation of each Mortgage.

2.14Permitted Uses of Loan.  The proceeds of the Loan shall be used solely for the following:  (i) closing costs payable on the Closing Date, and (iii) such other costs as may be set forth on a settlement statement prepared upon the closing of the Loan and approved by Lender.

2.15General Interest Provisions.  In the event that any Legal Requirement, any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(i)does or shall hereafter subject Lender to any tax of any kind whatsoever (other than gross receipts, income, franchise, capital stock or similar taxes) with respect to the Loan, this Agreement, the Note or any other Loan Document, or change the basis of taxation of payments to Lender of principal, commitment fee, deposit, interest or any other amount payable hereunder or under any other Loan Document (except for changes in the rate of tax on the overall gross receipts, income, franchise or capital stock of Lender) and such incremental increase is actually paid;

(ii)does or shall hereafter impose, modify or apply any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender;

(iii)does or shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iv)does or shall hereafter impose on Lender any other condition; and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder, then, in any such case, Borrowers shall promptly pay Lender upon demand any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable in respect of the Loan.  If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.15 Lender shall, in reasonable detail, notify Borrowers in writing promptly of the event by reason of which Lender has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount in respect of the Loan.  Such written notice as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrowers (together with such reasonable detailed supporting information) shall be conclusive in the absence of manifest error.

ARTICLE 3CONDITIONS PRECEDENT

3.1Conditions Precedent to Effectiveness.  This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived in accordance with Section 10.4) (the “Closing Date”):

3.1.1Loan Documents.  Each of Borrower, Guarantor and Lender shall have executed and delivered each of the applicable Loan Documents to which Borrower, Guarantor and Lender, as applicable, is intended to be a party.  Borrowers shall have caused all other Persons that are intended to be parties to the Loan Documents to execute and deliver such Loan Documents.

3.1.2Opinions of Counsel.  Lender shall have received from counsel to Borrowers and Guarantor, one or more legal opinions addressed to Lender and its successors and assigns, dated as of the Closing Date, and in form, scope and substance reasonably satisfactory to Lender and its counsel, with respect to corporate, limited liability company and partnership matters, enforceability of the Loan Documents and such other customary opinions as may be required by Lender or its counsel.

3.1.3Organizational Documents; Resolutions.  Lender shall have received the fully completed Governing Documents Certificate with all exhibits and schedules attached.

3.1.4Additional Matters.  Lender shall have received such other certificates, documents and instruments relating to the Loan as may have been reasonably requested by Lender.  All corporate, limited liability company, partnership and other organizational proceedings, all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Lender.

3.1.5Transaction Costs.  Borrowers shall have paid (or shall pay on the Closing Date) all Transaction Costs for which bills have been submitted in accordance with the provisions of Section 10.22.

3.1.6No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on the Closing Date.

3.1.7No Injunction.  No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened (in writing), that, in the good faith judgment of Lender, would enjoin, prohibit or restrain the making or repayment of the Loan or the consummation of the Transaction or result in a Material Adverse Effect.

3.1.8Representations and Warranties.  The representations and warranties herein and in the other Loan Documents shall be true and correct on the Closing Date (unless by their terms they are made solely as of another date, in which event such representations and warranties shall remain true and correct as of such other date).

3.1.9Survey.  Lender shall have received a Survey for each Property, which shall be in form and substance satisfactory to Lender.

3.1.10Financial Information.  Borrowers and Guarantor shall have delivered financial statements, reports and documentation in form and substance satisfactory to Lender.

3.1.11Appraisal.  Lender shall have received an Appraisal with respect to each Property, which shall be in form and substance satisfactory to Lender.

3.1.12Insurance.  Lender shall have received certificates of insurance demonstrating insurance coverage in respect of each Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in this Agreement and the Insurance Agreement and otherwise in form an substance satisfactory to Lender.  Such certificates shall indicate, among other things, that Lender is a named additional insured and shall contain a loss payee endorsement in favor of Lender with respect to each property policy required to be maintained under this Agreement and the Insurance Agreement.

3.1.13Title Insurance Policy.  Lender shall have received a final Title Insurance Policy (in form and substance satisfactory to Lender) covering each Property with an aggregate amount of insurance equal to the Loan Amount.

3.1.14Lien Search Reports.  Lender shall have received satisfactory reports of UCC, tax lien, bankruptcy, judgment and litigation searches and title updates conducted by search firms and/or title companies acceptable to Lender with respect to the Collateral, each Borrower, Guarantor and each other Borrower Control Person, and each Borrower Owner Person designated by Lender, such searches to be conducted in such locations as Lender shall require.

3.1.15Consents, Licenses, Approvals, etc.  Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrowers, Guarantor and each other Borrower Control Person, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

3.1.16 Appointment of Agent for Service of Process.  Lender shall have received and approved a letter appointing (and accepted by) Schiff Hardin LLP as agent for service of process for Guarantor.

3.1.17Other Conditions Satisfied.  Each of the other conditions precedent required to be satisfied on the Closing Date, and each of the other documents to be delivered on the Closing Date in accordance with the Loan Documents, shall have been properly satisfied and delivered in accordance with the relevant provisions thereof.

3.1.18Required Leases.  Borrowers shall have entered into a Lease with each of the Required Tenants, each such Lease shall be acceptable to Lender, Borrowers shall have delivered true and complete copies of each such Lease to Lender and Lender shall be in receipt of an estoppel certificate and subordination, nondisturbance and attornment agreement (where required by Lender) from each Required Tenant, in each case, in form and substance satisfactory to Lender, with respect to each such Lease.

3.1.19Zoning Reports.  Lender shall have received a zoning report for each Property certified to Lender stating that the applicable Property is in compliance with all applicable zoning laws, rules and regulations and shall otherwise be in form and substance satisfactory to Lender.

3.2Execution and Delivery of Agreement.  The execution and delivery by Borrowers of this Agreement shall constitute a representation and warranty by Borrowers to Lender that all of the conditions required to be satisfied under Section 3.1 have been satisfied or waived in accordance with Section 10.4.

3.3Acceptance of Borrowings.  The acceptance by Borrowers of the proceeds of the Loan on the Closing Date shall constitute a representation and warranty by Borrowers to Lender that all of the conditions to be satisfied under Section 3.1 in connection with the making of the Loan have been satisfied or waived in accordance with Section 10.4.

3.4Form of Loan Documents and Related Matters.  All of the Loan Documents to which any Borrower or any Guarantor is a party, whether or not referred to in this Section 3, unless otherwise specified, shall be delivered to Lender, and shall be in form and substance satisfactory to Lender.

3.5No Material Adverse Effect.  There shall have been no Material Adverse Effect in respect of any Property, any Borrower, Guarantor or any other Borrower Control Person.  There shall be no pending or threatened (in writing) litigation against any Borrower, any Guarantor or any other Borrower Control Person, or involving any Property that could have a Material Adverse Effect, that has not been previously disclosed to Lender and approved by Lender in writing.

ARTICLE 4REPRESENTATIONS AND WARRANTIES

4.1Representations and Warranties as to each Borrower.  Each Borrower hereby represents and warrants that:

4.1.1Due Authorization.  Each individual who executes any of the Loan Documents on behalf of any Borrower has been duly authorized to do so by all necessary corporate, partnership, limited liability company or other action, as may be applicable, on the part of such Borrower. On or prior to the Closing Date, each Borrower has obtained all consents and approvals required in connection with the execution, delivery and performance of this Agreement and the other Loan Documents.

4.1.2Organizational Structure.

(i)(a) Each Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) Fairview Borrower is authorized to do business under the laws of the State of New York, (c) Fieldcrest Borrower is authorized to do business under the laws of the State of New York, (d) 300 American Borrower is authorized to do business under the laws of the State of New Jersey, (e) 500 American

Borrower is authorized to do business under the laws of the State of New Jersey (f) each Borrower is a Person that complies with the provisions of Section 5.1.14, (g) each Borrower is the sole owner (together with one or more other Borrowers) of the Property, and (h) each Borrower has the tax identification number identified on the Form W-9 supplied to Lender by such Borrower on or prior to the date hereof.

(ii)Managing Member is (a) a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Delaware, (b) a Person that complies with the provisions of Section 5.1.14, and (c) is the sole owner of one hundred percent (100%) of the ownership interests in each of the Borrowers and the sole managing member of each Borrower.

(iii)Attached hereto as Exhibit A is a true, complete and correct organizational chart of Borrowers identifying all of the holders of direct and indirect interests in each Borrower.

(iv)The execution, delivery and performance by each Borrower Control Person of the Loan Documents to which such Borrower Control Person is a party, and the creation of the security interests and liens provided for in this Agreement and the other Loan Documents, are within the corporate, partnership or limited liability company (as applicable) power and authority of such Borrower Control Person, and have been duly authorized by all necessary action of all necessary Borrower Control Persons and Governmental Authorities, and will not violate any provision of the Organizational Documents of such Borrower Control Person.

(v)The execution, delivery and performance by each Borrower Control Person of the Loan Documents to which such Borrower Control Person is a party and the creation of the security interests and liens provided for in this Agreement and the other Loan Documents, will not contravene any indenture or agreement or other instrument, or contractual or other restriction, binding on or affecting such Borrower Control Person and will not conflict with or result in or require the creation of any Lien of any nature whatsoever (other than pursuant to the Loan Documents) upon or with respect to any Property or any of the properties or assets of such Borrower Control Person.

(vi)This Agreement, and each other Loan Document to which any Borrower Control Person is a party will, when delivered hereunder, be legal, valid and binding obligations of such Borrower Control Person enforceable against such Borrower Control Person in accordance with their respective terms, except as limited by equitable principles and bankruptcy, insolvency and similar laws affecting creditors’ rights.  This Agreement, the Note and such other Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower Control Person (including the defense of usury), and no Borrower Control Person has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(vii)The execution, delivery and performance by each Borrower Control Person of the Loan Documents and the creation of the security interests and liens provided for in this Agreement and the other Loan Documents to which they are party does not contravene any Legal Requirements, any order of any court or other Governmental Authority or the Organizational Documents. Other than those obtained or filed on or prior to the Closing Date, neither any Borrower nor any Guarantor is required to obtain any consent, approval or authorization from, or to file declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of this Agreement, the Note or the other Loan Documents executed and delivered by any Borrower and/or any Guarantor.

(viii)No part of any Property or the Collateral is in the hands of a receiver, no application for a receiver is pending with respect to any portion of any Property or the Collateral, and no part of any Property or other Collateral is subject to any foreclosure or similar proceeding.

(ix)No Borrower Control Person has made any assignment for the benefit of creditors, nor has any Borrower Control Person filed, or had filed against it, any petition in bankruptcy.

(x)Each Borrower Control Person has (a) filed all tax returns required to have been filed by such Borrower Control Person under the Legal Requirements, and (b) paid all taxes that are due and payable by such Borrower Control Person, as may be applicable, or have been assessed against such Borrower Control Person, as may be applicable.

4.1.3Authorization; No Conflict; Consents and Approvals.  The execution and delivery by each Borrower and Guarantor of this Agreement, the Note, the Guaranty and each of the other Loan Documents, the performance by each Borrower and Guarantor of its/his (as applicable) respective obligations hereunder and thereunder, as applicable, and the creation of the security interests and liens provided for in this Agreement and the other Loan Documents (i) have been duly authorized by all requisite action on the part of each Borrower, (ii) will not violate any provision of any Legal Requirements, (iii) will not violate any order of any court or other Governmental Authority, the Organizational Documents or any indenture or agreement or other instrument to which any Borrower is a party or by which any Borrower or any Guarantor is bound, and (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon any Property pursuant to, any such indenture or agreement or material instrument other than the Loan Documents.  Other than those obtained or filed on or prior to the Closing Date, neither any Borrower nor any Guarantor is required to obtain any consent, approval or authorization from, or to file declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of this Agreement, the Note or the other Loan Documents executed and delivered by any Borrower and/or any Guarantor.

4.1.4Single Purpose Entity.  Each Borrower is a single purpose entity and complies with the single purpose entity requirements set forth in Section 5.1.14 of this Agreement.

4.1.5Enforceability.  This Agreement, and each other Loan Document to which any Borrower and/or any Guarantor is a party will, when delivered hereunder, be legal, valid and binding obligations of such Borrower and/or any Guarantor enforceable against such Borrower and/or any Guarantor in accordance with their respective terms, except as limited by equitable principles and bankruptcy, insolvency and similar laws affecting creditors’ rights.  This Agreement, the Note and the other Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by any Borrower and/or any Guarantor (including the defense of usury), and neither any Borrower nor any Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.6Litigation. Except as set forth on Schedule 4.1.6 attached hereto, there is no pending or, to Borrowers’ knowledge, threatened, litigation, action, proceeding or investigation, including, without limitation, any condemnation proceeding, against any Borrower, any Guarantor, any other Borrower Control Person or any Property before any court, governmental or quasi-governmental, arbitrator or other authority.

4.1.7Defaults of Borrower Control Person.  None of the Borrowers, or the Guarantor and none of the other Borrower Control Persons, is in default (beyond the applicable notice and cure periods) in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which any Borrower, any Guarantor or any other Borrower Control Person or any Collateral, or any of the other properties or assets of any Borrower, any Guarantor or any other Borrower Control Person is bound that is reasonably likely to have a Material Adverse Effect.  No Borrower Control Person is a party to any agreement or instrument or subject to any restriction that is reasonably likely to have a Material Adverse Effect.

4.1.8No Bankruptcy Filing.  No Borrower Control Person is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its respective assets or property.  To Borrowers’ knowledge, no Person is contemplating the filing of any such petition against any Borrower Control Person.

4.1.9Solvency.  Giving effect to the transactions contemplated hereby, the fair saleable value of each Borrower’s assets, taken as a whole, exceeds and will, immediately following the making of the Loan, exceed such Borrower’s total liabilities (including, without limitation, subordinated, unliquidated, disputed and Contingent Obligations).  Each Borrower’s assets, do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out the business of such Borrower as conducted or as proposed to be conducted.  No Borrower intends to, or believes that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of the obligations of any such Borrower).

4.1.10Other Debt.  Except for Permitted Debt, Borrowers have not borrowed or received other debt financing whether unsecured or secured by any Property or any part thereof.

4.1.11Full and Accurate Disclosure.  No statement of fact made by or on behalf of any Borrower Control Person in this Agreement or in any of the other Loan Documents contains any untrue statement of material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no fact known to any Borrower that has not been disclosed to Lender that is likely to result in a Material Adverse Effect.

4.1.12Financial Information.  All financial data concerning the Borrower Control Person, each Property and the other Collateral that has been delivered by or on behalf of any Borrower Control Person to Lender is true, complete and correct in all material respects and has been prepared in accordance with GAAP, consistently applied.  Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no material adverse change in the financial position of any Borrower Control Person, each Property, or in the results of operations of any Borrower Control Person.  None of the Borrower Control Persons have incurred any material obligation or liability, contingent or otherwise, not reflected in such financial data.

4.1.13Investment Company Act; Public Utility Holding Company Act.  None of the Borrower Control Persons are (i) an “investment company”, an “affiliated person” of, “promoter” or “principal” underwriters for or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Legal Requirements that purports to restrict or regulate its ability to borrow money in accordance with this Agreement.

4.1.14Compliance.  Each Borrower and Guarantor is in compliance with all applicable Legal Requirements and neither Borrower nor Guarantor has received any written notice that Borrower or Guarantor has violated any applicable Legal Requirement(s).  Neither Borrower nor Guarantor is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.

4.1.15Use of Proceeds; Margin Regulations.  Borrowers shall use the proceeds of the Loan (i) solely for the purposes described in Section 2.14, and (ii) for no other purpose whatsoever.  Borrowers shall not use any part of the proceeds of the Loan for the purposes of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any purpose that would be inconsistent with such Regulation U or any other Regulations of the Board of Governors, or for any purposes prohibited by any Legal Requirements.

4.1.16Repairs and Alterations.  There is no major ongoing alteration, construction or other improvement work at any Property.

4.1.17No Defaults.  No Default or Event of Default exists under or with respect to any Loan Document.

4.1.18Plans and Welfare Plans; ERISA.  The assets of Borrowers (or any of them) are not treated as “plan assets” under regulations currently promulgated under ERISA.  Each Plan, and, to the actual knowledge of each Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, its terms and the applicable provisions of ERISA, the Code and any other federal or state law.  There are no pending issues or claims before the Internal Revenue Service, the United States Department of Labor or any court of competent jurisdiction related to any Plan or Welfare Plan.  No ERISA Event has occurred, and there exists no condition or set of circumstances, in connection with any Plan or Welfare Plan under which any Borrower or, to the best knowledge of any Borrower, any ERISA Affiliate, directly or indirectly (through an indemnification agreement or otherwise), is reasonably likely to be subject to any material risk of liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.  No Welfare Plan provides or will provide benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee of any Borrower, or, to the best knowledge of any Borrower, any ERISA Affiliate beyond his or her retirement or other termination of service other than (i) coverage mandated by Legal Requirements, (ii) death or disability benefits that have been fully provided for by fully paid up insurance or (iii) severance benefits. Each Borrower currently complies with ERISA.  Neither the making of the loan evidenced by the Note and this Agreement and secured by the Mortgages nor the exercise by Lender of any of Lender’s rights under the Loan Documents constitutes or will constitute a non-exempt, prohibited transaction under ERISA or Section 4975 of the Code.

4.1.19Additional Borrower UCC Information.  The full legal name of each Borrower is as set forth on the signature page hereof.  No Borrower does any business under any other name (including any trade-name or fictitious business name).

4.1.20Not Foreign Person or Prohibited Person.  None of the Borrowers, Guarantor or any other Borrower Control Person is a “foreign person” within the meaning of §1445(f)(3) and §7701 of the Code.  None of the Borrowers, Guarantor or any other Borrower Control Person is a Prohibited Person.

4.1.21Labor Matters.  None of the Borrowers, Guarantor or any other Borrower Control Person is a party to and no Property is subject to any collective bargaining agreements.

4.1.22Source of Funds.  No Borrower receives more than five percent (5%) of its revenue or capital from business conducted in or with countries sanctioned by the U.S. Treasury Department of Foreign Assets Control, except in connection with “Country Sanction Programs” promulgated thereby.

4.2Representations and Warranties as to each Property.  Each Borrower hereby represents and warrants to Lender that, as of the Closing Date:

4.2.1Title to each Property.  Borrowers own good, marketable and indefeasible fee simple title in and to each Property, free and clear of all Liens other than the Permitted Encumbrances.  Borrowers are the sole and absolute owner of the Chattels, the Intangible Personalty and the other Collateral in respect of each Property free and clear of all Liens other than Permitted Encumbrances.  Except to the extent disclosed to Lender in the Certificate Concerning Leases and Financial Condition, there are no outstanding options to purchase or rights of first refusal or first offer or restrictions on transferability affecting any Property.  None of the Borrowers have received (i) any written notice from any Governmental Authority having jurisdiction over any Property as to any violation of any applicable Legal Requirement, or (ii) any written notice from any insurance company or inspection or rating bureau setting forth any requirements as a condition to the continuation of any insurance coverage on or with respect to any Property or the continuation thereof at premium rates existing at present, which, in either case, has not been remedied or satisfied.

4.2.2Utilities and Public Access.  Each Property has direct access to public streets or roadways in each case adequate to meet the needs of the Improvements and no Borrower has any knowledge of any plans by any Governmental Authority to change the highway or road system in the vicinity of any Property or to restrict or change access from any such public street or roadway.  Each Property is or will be served by water, electric, sanitary sewer and storm drain facilities, in each case, adequate to meet the needs of the Improvements. All public utilities necessary to the use and enjoyment of each Property are located in the public right-of-way abutting such Property, including, but not limited to, water supply, storm and sanitary sewer facilities, natural gas, electric and telephone facilities, cable television facilities and high speed internet access facilities, and all such utilities are or shall be connected so as to serve each Property without passing over other property except for land or easement areas of or available to the utility company providing such utility service.  The Access Agreements, if any, are in full force and effect and there are no defaults thereunder by any Borrower or any other party and no conditions which with the passage of time and/or notice would constitute defaults thereunder.  All amounts due and payable by Borrower under any Access Agreement have been paid.

4.2.3Condemnation.  No Taking has been commenced or to the knowledge of any Borrower has been threatened in writing with respect to all or any portion of any Property or for the relocation of roadways providing access to any Property.

4.2.4Compliance; Insurance.  Each Property is in compliance (or is deemed legally nonconforming) with all applicable Legal Requirements (including, without limitation, building and zoning and subdivision ordinances and codes but excluding any Environmental Laws) and all applicable Insurance Requirements.  All insurance policies held by Borrowers relating to or affecting any Property are in full force and effect.  None of the Borrowers have received any written notice of default or notice terminating or threatening in writing to terminate any such insurance policies.

4.2.5Environmental Compliance.

A.Except as disclosed in the Environmental Reports, each Borrower is in full compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by such Borrower of all environmental, health and safety permits, licenses and other governmental authorizations required in connection with the ownership and operation of each Property under all applicable Environmental Laws).

B.No Liens are presently recorded with the appropriate land records under or pursuant to any applicable Environmental Law with respect to any Property, and no Governmental Authority has been taking or, to Borrowers’ knowledge,  is in the process of taking any action that could subject any Property to Liens under any applicable Environmental Law.

4.2.6Mortgage and Other Liens.  Each Mortgage will create a valid and enforceable first priority Lien on the Property described therein, as security for the repayment of the Secured Obligations, subject only to Permitted Encumbrances.  This Agreement creates a valid and enforceable first priority Lien on all Account Collateral.  Each Security Document establishes and creates a valid and enforceable Lien on and a security interest in, or claim to, the rights and property described therein.  To the extent governed by the UCC, upon proper recording and/or filing, as applicable, of each of the UCC-1 Financing Statements in the appropriate recording and/or filing office, as applicable, the UCC-1 Financing Statements will perfect the security interest created in favor of Lender in all property covered by any Security Document in which a security interest may be perfected by the filing of a financing statement, and such security interest shall be a valid and first priority lien.

4.2.7Assessments; Impositions.  There are no special or other assessments for public improvements or otherwise now affecting any Property.  There are no pending or, to any Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there, to any Borrower’s knowledge, any contemplated improvements to any Property that may result in such special or other assessments other than regular real estate tax assessments. There are no outstanding Impositions, and all Impositions that are due and payable have been paid in full. There are no tax abatements or exemptions affecting any Property.  There are no license fees or similar charges required in respect to any filled land or in respect of any tideland, wetland or other bodies of water.

4.2.8No Joint Assessment; Separate Lots.   No Property is jointly assessed (i) with any other real property constituting a separate tax lot, or (ii) with any portion of any Property that may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes that may be levied against such personal property shall be assessed or levied or charged to any Property as a single lien.  Each Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

4.2.9No Prior Assignment.  Lender is the collateral assignee of each Borrower’s interest under the Contracts and the Leases.  There are no prior assignments by any Borrower of the Contracts and of the Leases or any portion of the Revenue.

4.2.10Flood Zone.  No portions of any Property are located in a flood hazard area as defined by the Federal Insurance Administration, except as expressly identified in the Survey for such Property.

4.2.11Intellectual Property.  (i) All Intellectual Property that any Borrower owns or has pending, or under which it is licensed, is in good standing and uncontested, (ii) there is no Intellectual Property that any Borrower currently owns that is necessary to the business of such Borrower as presently conducted or as such Borrower contemplates conducting prior to the repayment in full of the Secured Obligations, (iii) each Borrower has not infringed, is not infringing, and has not received written notice of infringement with respect to asserted trademarks of others, and (iv) to each Borrower’s knowledge, there is no infringement by others of any material Intellectual Property of such Borrower.

4.2.12No Encroachments.  With respect to each Property, except as set forth on the Survey for such Property and/or in the zoning report for such Property delivered to Lender in connection with the closing of the Loan: (i) all of the Improvements that were included in determining the appraised value of such Property lie wholly within the boundaries and building restriction lines of the Land included in such Property, (ii) no improvements on adjoining properties encroach upon the Land included in such Property, and (iii) no easements or other encumbrances upon the Land included in such Property encroach upon any of the Improvements included in such Property, so as to affect the value or marketability of such Property, except those that are insured against by the Title Insurance Policy in favor of Lender.

4.2.13Leases.  As of the Closing Date, (i) no Property is subject to any Leases other than those identified in the Certificate Concerning Leases and Financial Condition, (ii) no Person has any possessory interest in any Property or right to occupy any Property other than tenants under the Leases identified in the Certificate Concerning Leases and Financial Condition and Borrowers, (iii) no written or oral agreements or understandings (including, without limitation, electronic mail and electronic instant messaging correspondence) exist between any Borrower and any Person that grant such Person any rights to occupy any Property other than the Leases identified in the Certificate Concerning Leases and Financial Condition, (iv) each Borrower has delivered to Lender true and complete copies of all Leases identified in the Certificate Concerning Leases and Financial Condition, and (A) each such Lease is in full force and effect, (B)  except as described in the Certificate Concerning Leases and Financial Condition, no default exists under any Lease, (C) each Lease reflects the entire agreement between the parties thereto, and there is no amendment, modification, supplement, side letter or any other agreement with respect to any Lease except as identified in the Certificate Concerning Leases and Financial Condition.  Except to the extent disclosed to Lender in the Certificate Concerning Leases and Financial Condition, there are no purchase options, purchase contracts or other similar purchase or sale agreements of any type (written or oral) presently affecting any part of any Property.

4.2.14No Other Real Property.  With respect to each Property, except for the Land included in such Property and public streets and sidewalks, the Borrowers do not use or occupy any other material real property in connection with such Property or the operation, occupancy and management of such Property and all amenities (including parking) made available to guests and other users of such Property.  With respect to each Property, the Land included in such Property includes all of the land required for the use of such Property by the Borrowers. Each Property includes all of Borrowers’ interests in such Property.

4.2.15Personal Property.  Borrowers have good title to all Equipment and Inventory, if any, free of all Liens, except the Permitted Encumbrances.

4.2.16Fees, Commissions and Compensation.  Except as disclosed in the Certificate Concerning Leases and Financial Condition, no Person has any right or claim to any fees, commissions, compensation or other remuneration in connection with or arising out of the financing, sale or lease of all or any portion of any Property.  Except with respect to the management agreements and leasing agreements in effect as of the date hereof, no Person has any right or claim to any fees, commissions, compensation or other remuneration in connection with or arising out of the use, occupancy, management or operation of the all or any portion of any Property.  Except as disclosed in the Certificate Concerning Leases and Financial Condition, there exists no brokerage agreement with respect to any Property or any portion thereof.

4.2.17Zoning. Except as may be set forth in the zoning reports delivered to Lender in connection with the closing of the Loan, the applicable zoning ordinances permit the use and operation of each Property as a multi- or single-tenant office, warehouse, distribution, manufacturing and/or industrial  complex, as a permitted use, and not as a non-conforming use. Except as may be expressly set forth in the zoning reports delivered to Lender in connection with the closing of the Loan, each Property complies with the approvals granted by the applicable Governmental Authority in respect of such Property and all applicable zoning ordinances, regulations, requirements, conditions and restrictions, including but not limited to deed restrictions and restrictive covenants, applicable to such Property.  Each Property is located in the zoning districts set forth on Schedule 4.2.17 attached hereto.

4.2.18Contracts.  Except to the extent disclosed to Lender in the Certificate of Leases and Financial Condition, (i) there are no Contracts presently affecting any Property having a term in excess of one hundred eighty (180) days or not terminable by Borrowers (without penalty) on thirty (30) days’ notice, (ii) Borrowers have heretofore delivered to Lender true, correct and complete copies of each of the Contracts together with all amendments thereto, (iii) Borrowers are not in default beyond any applicable notice and/or cure period of any obligations under any of the Contracts, and (iv) the Contracts represent the complete agreement between Borrowers and such other parties as to the services to be performed or materials to be provided thereunder and the compensation to be paid for such services or materials, as applicable, and except as otherwise disclosed herein, such other parties possess no unsatisfied claims against Borrowers.

4.2.19Permits.  Borrowers have obtained all Permits necessary for the operation, use, ownership, development, occupancy and maintenance of the Properties for the current uses and occupancy and the uses and occupancy as set forth under the Leases.  None of the Permits have been suspended or revoked, and all of the Permits are in full force and effect, all amounts due and payable by Borrowers in respect of such Permits have been paid, and Borrowers have made or will make application for renewals of any of the Permits prior to the expiration thereof.

4.3Survival of Representations.  Borrowers agree that (i) all of the representations and warranties of Borrowers set forth in Section 4.1, Section 4.2 and Section 4.3 and in the other Loan Documents delivered on the Closing Date are made as of the Closing Date, and (ii) all such representations and warranties made by Borrowers shall survive as provided in Section 10.1.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf or any documents or other materials delivered to or reviewed by Lender.

ARTICLE 5AFFIRMATIVE COVENANTS

5.1Affirmative Covenants.  Borrowers covenant and agree that, from the date hereof and until payment in full of the Secured Obligations:

5.1.1Existence; Compliance with Legal Requirements: Insurance.  Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect such Borrower’s existence as a limited liability company, the rights, licenses, Permits and franchises necessary for the conduct of such Borrower’s business and comply with all Legal Requirements and Insurance Requirements applicable to Borrowers and the Properties.  Borrowers shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of Borrowers’ property necessary for the continued conduct of Borrowers’ business and keep each Property in good repair, working order and condition, except for reasonable wear and use (and except for casualty losses as to which other provisions hereof shall govern), and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto.  Borrowers shall keep each Property insured at all times in accordance with the requirements set forth in this Agreement and in the Insurance Agreement, and otherwise perform and comply with all obligations of Borrowers under the Mortgages and the other Loan Documents.

5.1.2Impositions and Other Claims.

A.Impositions.  Except to the extent Borrowers have deposited funds with the Lender pursuant to Section 5.1.2(B) below, Borrowers shall (i) pay, before delinquency and before the imposition of any penalty or interest, all Impositions, including without limitation any Property Impositions that may be levied or imposed at any time against each Property, the Chattels or the Intangible Personalty, and (ii) within ten (10) days after each payment of any such Imposition, Borrowers shall upon request deliver to Lender an official receipt for such payment, provided, however, that Borrowers are not required to furnish such receipts for payment of Property Impositions in the event that such Property Impositions have been paid by Lender pursuant to Section 5.1.2(B) below.  At Lender’s option, Lender may retain the services of a firm to monitor the payment of all Property Impositions relating to any Property and the Collateral, the out-of-pocket cost of which shall be borne by Borrowers.

B.Deposit for Taxes.  On the Closing Date, Borrowers shall deposit with Lender an amount equal to 1/12th of the amount that Lender reasonably estimates will be required to make the next annual payment of Property Impositions, with respect to each Property, multiplied by the number of whole or partial months that have elapsed since the date one month prior to the most recent due date for such Property Impositions.  Following the Closing Date, on each Payment Date, Borrowers shall deposit with Lender an amount equal to 1/12th of the amount that Lender reasonably estimates will be required to pay the next annual payment of Property Impositions referred to in this Section with respect to each Property.  The purpose of these provisions is to provide Lender with sufficient funds on hand for Lender or Servicer to pay all such Property Impositions charges thirty (30) days before the date on which they become past due.  If Lender determines that the funds escrowed hereunder are, or will be, insufficient to pay such Property Impositions, Borrowers shall pay such additional sums as Lender shall reasonably determine necessary and shall pay any increased monthly charges reasonably requested by Lender.  Provided that no Event of Default exists and is continuing, Lender shall apply the amounts so deposited to the payment of such Property Impositions when due, but in no event will Lender be liable for any interest on any amount so deposited, and any amount so deposited may be held and commingled with Lender’s own funds.  If an Event of Default exists, Lender may apply such funds to the payment of any Property Impositions or the payment of any Secured Obligations in such order as Lender shall elect or retain the same as collateral for the Secured Obligations, in its sole discretion.  Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, Borrower shall not be required to deposit any amounts with Lender in respect of Property Impositions due and payable in respect of the Fieldcrest Property so long as (a) no Event of Default then exists, (b) FedEx is the tenant under the FedEx Lease and remains in possession of the portion of the Fieldcrest Property demised pursuant to the FedEx Lease, (c) the FedEx Lease requires FedEx to pay all Property Impositions in respect of the Fieldcrest Property directly to the applicable municipality and FedEx has paid such Property Impositions and (d) Borrower has delivered to Lender an official receipt evidencing each payment of such Property Imposition by FedEx pursuant to Section 5.1.2(A) above.

C.Intangible Taxes.  If by reason of any statutory or constitutional amendment or judicial decision adopted or rendered after the date hereof, any Imposition is imposed against the Loan, the Note, this Agreement, the Mortgages or any other Loan Document, Lender, or any interest of Lender in any real or personal property encumbered by the Loan Documents, Borrowers shall pay such Imposition before delinquency in accordance with Section 2.15 of this Agreement and shall indemnify Lender against all loss, expense, or diminution of income in connection therewith.  In the event Borrowers are unable to do so, either for economic reasons or because the legal provisions or decisions creating such Imposition forbid Borrowers from doing so, then the Loan will, at Lender’s option, become due and payable in full upon thirty (30) days’ notice to Borrowers and Borrowers shall repay the then outstanding principal balance of the Loan Amount plus all accrued and unpaid interest, together with all other amounts outstanding under the Loan Documents, in accordance with the prepayment provisions set forth in Section 2.6 and the Note.

D.Right to Contest.  Notwithstanding any other provision of this Section, Borrowers shall not be deemed to be in default solely by reason of Borrowers’ failure to pay any Imposition so long as, in Lender’s judgment, each of the following conditions is satisfied:

(i)Borrowers are engaged in and diligently pursuing in good faith administrative or judicial proceedings appropriate to contest the validity or amount of such Impositions;

(ii)Borrowers’ payment of such Imposition would materially prejudice Borrowers’ prospects for success in such proceedings;

(iii)Nonpayment of such Imposition will not result in the loss or forfeiture of any Property or other Collateral encumbered by the Loan Documents or any interest of Lender therein; and

(iv)Borrowers deposit with Lender, as security for such payment that may ultimately be required, a sum equal to the amount of the disputed Imposition plus the interest, penalties, advertising charges, and other costs that Lender estimates are likely to become payable if Borrowers’ contest is unsuccessful, or posts a bond with the applicable taxing authority having the same effect. For the avoidance of doubt, the funds required to be deposited with Lender under this paragraph (iv) shall be in addition to all taxes, assessments and other governmental charges that are not being contested and that are subject to the deposit provisions of Section 5.1.2(B) hereof.

If Lender determines that any one or more of such conditions is not satisfied or is no longer satisfied, Borrowers shall pay the Imposition in question, together with any interest and penalties thereon, within ten (10) days after Lender gives notice of such determination.

E.Mechanic’s Liens.  Borrowers shall keep each Property free and clear of all Liens and claims of Liens by contractors, subcontractors, mechanics, laborers, materialmen, and other such Persons, and will cause any recorded statement of any such Lien to be released of record or bonded off, within thirty (30) days after Borrower’s actual notice of the recording thereof. Notwithstanding the preceding sentence, however, Borrower shall not be deemed to be in default under this Section if and so long as Borrowers (a) contest in good faith the validity or amount of any asserted Lien and diligently prosecutes or defends an action appropriate to obtain a binding determination of the disputed matter, and (b) provide Lender with such security as Lender may reasonably require to protect Lender against all loss, damage, and expense, including attorneys’ fees, which Lender might incur if the asserted Lien is determined to be valid and, as may be required, to remove or bond off any such Lien, if not bonded by Borrowers.

5.1.3Litigation.  Borrowers shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened (in writing) against (i) any Borrower, any Property or the other Collateral, and (ii) to the extent it could have a Material Adverse Effect, any Guarantor or any other Borrower Control Person.

5.1.4General Indemnity.

A.Borrowers shall, at their sole cost and expense, protect, defend, indemnify, release and hold harmless Lender, and its parents, subsidiaries, Affiliates, shareholders, partners, members, directors, officers, employees, trustees, representatives and Servicer and the heirs, legal representatives, successors and assigns of the foregoing (collectively, the “Indemnified Parties”) for, from and against (i) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to any Property and the Secured Obligations, and (ii) any and all claims, suits, liabilities (including, without limitation, strict liabilities), administrative and judicial actions, proceedings, obligations, debts, damages, losses (including, without limitation, unrealized loss of value of any Property), costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement, and litigation costs of whatever kind or nature that may be asserted against, imposed on or incurred by Lender (including, without limitation, Lender’s reasonable attorneys’ fees and all other reasonable costs of defense) (collectively, the “Losses”) imposed upon or incurred by or asserted against any Indemnified Parties (except to the extent same are directly caused by gross negligence or willful misconduct of any Indemnified Party) and directly or indirectly arising out of or in any way relating to any one or more of the following:

(i)the Loan, the Loan Documents or the Loan Application, or the ownership of the Note, any of the other Loan Documents or any interest therein or receipt of any Gross Revenue or arising in respect of the Accounts;

(ii)any untrue statement of any material fact contained in any information concerning any Borrower, any Guarantor, any Borrower Control Person, any Property, the other Collateral or the Loan prepared or approved in writing by such Borrower, such Guarantor or such Borrower Control Person, or the omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information or in light of the circumstances under which it/he (as applicable) were made not misleading;

(iii)any and all lawful action that may be taken and is taken by Lender, consistent with the terms hereof, in connection with the enforcement of the provisions of this Agreement, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with any Borrower Control Person or any Affiliate of any Borrower Control Person becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding;

(iv)any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(v)any use or nonuse of or condition in, on or about any Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(vi)any failure on the part of Borrowers to perform or be in compliance with any of the terms of this Agreement or any of the other Loan Documents;

(vii)performance of any labor or services or the furnishing of any materials or other property in respect of any Property or any part thereof pursuant to provisions of this Agreement;

(viii)the failure of any Borrowers to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement;

(ix)any failure of any Property to be in compliance with any Legal Requirement or Insurance Requirement;

(x)the enforcement by any Indemnified Party of the provisions of this Section 5.1.4; and

(xi)any and all claims and demands whatsoever that may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease.

Any amounts payable to an Indemnified Party by reason of the application of this Section 5.1.4(A) shall become due and payable ten (10) days after written demand and shall bear interest at the Default Rate from the earlier of (i) the date any such that any such amount was paid by Lender, and (ii) the tenth (10th) day after demand until paid, and shall constitute part of the Secured Obligations.

B.Borrowers shall, at their sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any of the Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of this Agreement, the Note, the Mortgages or any of the other Loan Documents (but excluding gross receipts, income, franchise and capital stock taxes).  Borrowers shall, at their sole cost and expense, reimburse the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any of the Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of this Agreement, the Note, the Mortgage or any of the other Loan Documents (but excluding gross receipts, income, franchise and capital stock taxes).

C.Borrowers shall, at their sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, excise taxes, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s reasonable discretion) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under the covenants of Borrower with respect to ERISA and employee benefits plans contained herein, including, without limitation, the breach by any Borrower of any representation or warranty set forth in Section 4.1.18 or the breach by any Borrower of any covenant contained in Section 5.1.15, Section 6.1.16 and/or Section 6.1.17.  Borrowers shall, at their sole cost and expense, reimburse the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s reasonable discretion) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under the covenants of Borrower with respect to ERISA and employee benefits plans contained herein, including, without limitation, the breach by any Borrower of any representation or warranty set forth in Section 4.1.18 or the breach by any Borrower of any covenant contained in Section 5.1.15, Section 6.1.16 and/or Section 6.1.17.

D.Borrowers shall, at their sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under Borrowers’ covenants with respect to any Property.  Borrowers shall, at their sole cost and expense reimburse the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under Borrowers’ covenants with respect to any Property.

E.Promptly after receipt by an Indemnified Party under this Section 5.1.4 of notice of the making of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against Borrowers under this Section 5.1.4, notify Borrowers in writing, but the omission to so notify Borrowers shall not relieve Borrowers from any liability that Borrowers may have to any Indemnified Party under this Section 5.1.4 or otherwise unless and to the extent that Borrowers did not otherwise possess knowledge of such claim or action and such failure resulted in the forfeiture by Borrowers of substantial rights and defenses or a substantial increase in its obligations hereunder.  In case any such claim is made or action is brought against any Indemnified Party and such Indemnified Party seeks or intends to seek indemnity from Borrowers, Borrowers shall be entitled to participate in, and, to the extent that Borrowers may wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; and, upon receipt of notice from Borrowers to such Indemnified Party of Borrowers’ election so to assume the defense of such claim or action and only upon approval by the Indemnified Party of such counsel (such approval not to be unreasonably withheld, conditioned or delayed), Borrowers shall not be liable to such Indemnified Party under this Section 5.1.4 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. Notwithstanding the preceding sentence, each Indemnified Party shall be entitled to employ counsel separate from such counsel for Borrowers and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Borrowers not advisable.  In such event, but only in such event, Borrowers shall pay the reasonable fees and disbursements of such separate counsel, subject to reimbursement of such costs if the Indemnified Party requiring such separate counsel is found not to be entitled to the indemnity protection of this Section 5.1.4.  Borrowers shall not, without the prior written consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification is sought hereunder (whether or not such Indemnified Party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding.  No Indemnified Party shall enter into a settlement of or consent to the entry of any judgment with respect to any action, claim, suit or proceeding as to which an Indemnified Party would be entitled to indemnification hereunder without the prior written consent of Borrowers.  Any amounts payable to an Indemnified Party by reason of the application of this Section 5.1.4(E) shall become due and payable ten (10) days after Borrower’s receipt of written demand and shall bear interest at the Default Rate from (i) the earlier of the date any such amount was paid by Lender and (ii) the tenth (10th) day after Borrowers’ receipt of such written demand until paid, and shall constitute part of the Secured Obligations.

F.Borrowers hereby (a) waive any claim that Borrowers may have against any of the Indemnified Parties based upon any assertion that any such Indemnified Party has acted unreasonably or that any such Indemnified Party has unreasonably withheld or unreasonably delayed any action, in each case, to the extent that such Indemnified Party had an obligation, either at law or pursuant to the Loan Documents, to act reasonably and (b) agrees that the sole remedy of Borrowers based upon any such claim against any of the Indemnified Parties shall be an action for specific performance, injunctive relief or declaratory judgment.  Borrower hereby further agrees that the Indemnified Parties shall not be liable for any monetary damages (including, without limitation, compensatory, consequential or punitive damages) in respect of any such claim by Borrower and that Borrowers’ sole remedy in respect of any such claim shall be limited to specific performance, injunctive relief or declaratory judgment.

G.The provisions of and undertakings and indemnification set forth in this Section 5.1.4 shall survive the satisfaction and payment of the Secured Obligations and termination of this Agreement.

5.1.5Access to Property.  Borrowers shall permit Lender, and representatives and employees of Lender to inspect each Property or any part thereof at such reasonable times as may be requested by Lender upon reasonable advance written notice and subject to the rights of tenants under Approved Leases. At any reasonable time, and from time to time, upon prior notice from Lender, Borrowers shall permit Lender, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect the Properties and the Chattels and to discuss with Borrowers the affairs, finances and accounts of Borrowers.  Borrowers shall take all actions necessary or required under the Leases to effect such right of Lender to inspect the Properties.

5.1.6Notice of Default.  Borrowers shall promptly provide Lender written Notice of (i) any change in the condition, financial or otherwise of any Borrower Control Person that is reasonably likely to have a Material Adverse Effect or (ii) the occurrence of any Event of Default.

5.1.7Cooperate in Legal Proceedings.  Borrowers shall cooperate with Lender with respect to any proceedings before any Governmental Authority in respect of the Loan and the Loan Documents and, in connection therewith, shall not prohibit Lender, at its election, from participating in any such proceedings.

5.1.8Perform Loan Documents.  Borrowers shall promptly and strictly perform and comply with all other covenants, conditions and prohibitions required to be observed, performed or satisfied by Borrowers (or any of them) pursuant to and in accordance with the terms and provisions set forth in the Loan Documents, and shall pay when due all costs, fees and expenses required to be paid by it, under the Loan Documents.

5.1.9Future Loan Modification.  If, after the date of this Agreement, Lender elects to modify, split and/or sever of any portion of the Loan as described in this Section (the “Loan Modification”), Borrowers shall cooperate, and cause Guarantor and the Borrower Control Persons to cooperate, with Lender (at Lender’s sole cost and expense, other than Borrowers’ legal fees in connection with review of any Loan Modification documents) to effectuate such Loan Modification and shall execute, acknowledge and deliver such documents as Lender may reasonably request to evidence the Loan Modification.  Upon the election of Lender at any time, Lender may (a) cause this Agreement, the Note and the Mortgages to be split into a first and second mortgage loan, (b) create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure), (c) create multiple components of the Note or notes, and allocate or reallocate the principal balance of the Loan among such components, or (d) otherwise sever the Loan into two or more loans secured by mortgages and by a pledge of the direct or indirect partnership or membership interests of Borrowers (i.e., a senior loan/mezzanine loan structure), in each such case, in whatever proportion and whatever priority Lender determines; provided, however, that, in each such instance, immediately after the effective date of such Loan Modification (i) the outstanding principal balance of the Note or notes evidencing the Loan (or components of such notes) equals the outstanding principal balance of the Loan immediately prior to the Loan Modification, (ii) the weighted average of the interest rates for the Note or notes evidencing the Loan (or components of such notes) equals the interest rate of the Note immediately prior to the Loan Modification, (iii) there shall be no change to any other economic term of the Loan or to the rights, remedies or obligations of any Borrower or any Guarantor; and (vi) the ownership structure of Borrower may be revised to effectuate a mezzanine loan structure under the Loan Documents provided that the beneficial ownership of Borrower remains unchanged.

5.1.10Further Assurances.  Borrowers shall, at Borrowers’ sole cost and expense:

A.Upon the reasonable request of Lender therefor given from time to time pay for (i) reports of UCC, tax lien, judgment and litigation searches with respect to any Borrower Control Person, and (ii) searches of title to each Property and the other Collateral, each such search to be conducted by search firms designated by Lender in each of the locations designated by Lender;

B.Furnish to Lender all instruments, documents, certificates, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents or reasonably necessary to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Note;

C.Execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Note, as Lender may reasonably require (including, without limitation, any amendment or replacement to any of the Mortgages, UCC financing statements or Security Documents); and

D.Do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.11Management of Property.  Borrowers shall provide competent, responsible management for each Property.  All management agreements must contain termination provisions and must be otherwise reasonably satisfactory to Lender.  Borrowers shall not enter into any management agreement or arrangement with any Person with respect to the management of each Property without Lender’s prior written consent both as to such management agreement or arrangement and such Person.  Borrowers shall cause management subordination agreements in form and substance reasonably acceptable to Lender to be executed by any such manager simultaneously with the execution and delivery of each such management agreement.  Borrowers shall not modify, or amend or terminate any approved management agreement without Lender’s prior written consent.  Borrowers shall provide Lender with a copy of any written Notice received by Borrowers from such manager of the occurrence of any default or event of default or condition that with the giving of notice or passage of time, or both, would constitute an event of default under any management agreement or that would entitle the manager thereunder to terminate the management agreement.  Such management agreement shall be terminated by Borrowers, at Lender’s reasonable request, upon not less than thirty (30) days’ prior notice to Borrowers during an Event of Default.  If any such management agreement is terminated pursuant hereto, Borrowers shall promptly seek to appoint a replacement manager reasonably acceptable to Lender pursuant to a replacement management agreement acceptable to Lender, and Borrowers’ failure to appoint a replacement manager, or to enter into such replacement management agreement within thirty (30) days after Lender’s request shall constitute an immediate Event of Default.  All leasing brokerage agreements must be with leasing brokers and contain subordination and termination provisions and must be otherwise reasonably satisfactory, both as to such leasing brokerage agreement and such leasing broker, to Lender and Borrowers shall cause each leasing broker to enter into a subordination agreement in form and substance reasonably acceptable to Lender simultaneously with the execution and delivery of such leasing brokerage agreement.  Borrowers shall provide Lender with a copy of any written notice received by Borrowers from such leasing broker of the occurrence of any default or event of default or condition that with the giving of notice or passage of time, or both, would constitute an event of default under any leasing brokerage agreement or that would entitle the leasing broker to terminate its agreement.  Such agreement shall be terminated by Borrowers, at Lender’s reasonable request, upon not less than thirty (30) days’ prior notice to Borrowers during an Event of Default.  If any such leasing brokerage agreement is terminated pursuant hereto, Borrowers shall promptly seek to appoint a replacement broker reasonably acceptable to Lender, pursuant to a replacement leasing brokerage agreement, reasonably acceptable to Lender, and Borrowers’ failure to appoint such a replacement leasing broker or to enter into such replacement leasing brokerage agreement, within thirty (30) days after Lender’s request shall constitute an immediate Event of Default.

5.1.12Financial Reporting.

A.Each Borrower shall furnish to Lender (i) within forty-five (45) days following the end of each calendar quarter of each Fiscal Year and within ninety (90) days following each Fiscal Year of such Borrower, quarterly and annual operating statements of such Borrower as of the end of and for the preceding quarter and such Fiscal Year, in each case (1) prepared in accordance with GAAP, consistently applied; and (2) reflecting conformity with (and deviations from) the budget for such preceding quarter and such Fiscal Year, as may be applicable; (ii) contemporaneously with the delivery of the quarterly and annual operating statements of each Property, a rent roll certified, signed and dated by Borrowers detailing the names of all tenants under the Leases, the portion of the Improvements on any Property occupied by each tenant, the Gross Revenue and any other charges payable under each Lease and the term of each Lease; and (iii) contemporaneously, with the delivery of the annual operating statements of each Property, the annual balance sheet and profit and loss statement of such Borrower, in each case, prepared in accordance with GAAP, consistently applied. Lender may require that any or all of the quarterly statements required to be delivered pursuant to this Section 5.1.12(A) be prepared on a monthly basis (with, where applicable, comparisons against the budget for such month) and submitted within ten (10) days after month end at any time (i) a Default or an Event of Default has occurred and is continuing, (ii) the Loan (or a portion thereof) has been securitized or (iii) to comply with regulatory, audit or other requirements to which Lender is subject.

B.The financial statements and reports described in Section 5.1.12(A) above shall be in such detail as Lender may reasonably require and shall be certified as true, complete and correct by the applicable Borrower or if required by Lender, (i) during the existence of any Default or Event of Default or (ii) in order to comply with any regulatory audit or other requirements to which Lender is subject, by an Independent certified public accountant reasonably acceptable to Lender. Following during the existence of any Default or Event of Default, each Borrower shall deliver to Lender the items required in Section 5.1.12(A) above on a monthly basis.

C.Each Borrower shall furnish to Lender, within fifteen (15) Business Days after request, such further information regarding any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA as may be reasonably requested by Lender in writing, in respect to such Borrower or the Managing Member.

D.At least thirty (30) days following the end of each Fiscal Year of the Borrowers, each Borrower shall submit or cause to be submitted to Lender, an Operating Budget for Property Expenses for the next Fiscal Year for each Property.  Each Operating Budget shall be subject to the approval of Lender.

E.To the extent required under applicable law, each Borrower shall file and pay its annual tax returns and taxes in a timely manner.  Each Borrower shall furnish to Lender, within ten (10) days following the filing thereof, copies of any income tax returns filed with the Internal Revenue Service and any state income tax returns for the state in which each Property is located and for the state of such Borrower’s formation.  Borrowers shall cause such Guarantor to provide Lender with copies of Guarantor’s federal and state tax returns within ten (10) days after their filing.

F.Borrowers shall furnish, or cause to be furnished, to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of the consolidated financial statements of Guarantor prepared in accordance with GAAP, consistently applied and covering the financial position and results of operations of Guarantor, for such Fiscal Year and containing a statement of revenues and expenses, a statement of assets and liabilities and a statement of equity of Guarantor.  Together with each annual financial statements of Guarantor, Borrowers shall furnish to Lender a certificate of an officer of Guarantor certifying as of the date thereof (x) that the annual financial statements present fairly in all material respects the results of operations and financial condition of Guarantor all in accordance GAAP, consistently applied, and (y) whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same.

G.Borrowers shall furnish, or cause to be furnished, to Lender, within forty-five (45) days after the end of each calendar quarter, financial statements, a balance sheet and a profit and loss statement for Guarantor for such calendar quarter, and within ninety (90) days after the end of the calendar year, Guarantor’s annual financial statements, balance sheet and profit and loss statement.  The financial statements and reports of Guarantor described above shall be in substantially the same form and detail as the financial statements and reports delivered by Guarantor to Lender in respect of the Loan prior to the Closing Date and shall be certified as true and correct by the applicable Guarantor or if (i) a Default or an Event of Default exists, or (ii)

Lender determines that it is necessary in order to comply with any regulatory, audit or other requirements to which Lender may be subject, by an Independent certified public accountant reasonably acceptable to Lender).

H.Borrowers shall furnish to Lender, within fifteen (15) Business Days after request, such further information with respect to the operation of the Properties (or any of them) and the financial affairs of any Borrower Control Person as may be reasonably requested by Lender, including all business plans prepared for the Borrowers.

I.Borrowers shall also promptly furnish or cause to be furnished to Lender, any other financial reports or statements of Borrowers and Guarantor, including, without limitation, balance sheets, profit and loss statements, tax returns, other financial statements, and certified rent rolls, required under any of the Loan Documents, requested by any regulatory or governmental authority exercising jurisdiction over Lender, or requested by Lender from time to time, certified as true, correct and complete by Borrowers and Guarantor.

5.1.13Operation of Property.  Borrowers shall cause the use and operation of each Property to be conducted at all times in a manner consistent with general industrial, commercial, warehouse, distribution, wholesale and/or light manufacturing uses (in each case consistent with the permitted use of each Property as of the Closing Date), with the appropriate ancillary uses and amenities and for no other purpose, continuously and without interruption, including, without limitation, the following:

A.to maintain or cause to be maintained the standard of each Property at all times at its historic level of quality and finish (and at a level not lower than that maintained by prudent managers of similar facilities in the geographic region where each Property is located);

B.to operate or cause to be operated each Property in a prudent manner in compliance with applicable Legal Requirements and Insurance Requirements relating thereto and maintain or cause to be maintained all licenses, Permits and any other agreements necessary for the continued use and operation of each Property;

C.in any event to use and operate each Property solely for the operation of retail, transportation and industrial use (in each case consistent with the use of each Property as of the Closing Date), and other appropriate ancillary uses and amenities and for no other purpose; and

D.to comply at all times with the Operations and Maintenance Plan for the Fairview Property (as such term is defined on Schedule 1.1(2) attached hereto), dated as of March 9, 2018, prepared by EBI Consulting as Project No. 111800746 for the benefit of Lender.

E.to comply at all times with the Operations and Maintenance Plan for the 300 American Property (as such term is defined on Schedule 1.1(2) attached hereto), dated as of March 9, 2018, prepared by EBI Consulting as Project No. 111800749 for the benefit of Lender.

F.to comply at all times with the Operations and Maintenance Plan for the 500 American Property (as such term is defined on Schedule 1.1(2) attached hereto), dated as of March 9, 2018, prepared by EBI Consulting as Project No. 1118000748 for the benefit of Lender.

5.1.14Single-Purpose Entity.  In no event shall any Borrower, whether directly or indirectly, acquire any property or asset other than the Property nor commence any income generating activity not contemplated to be conducted by such Borrower as set forth in this Agreement until all Secured Obligations have been indefeasibly paid in full.  Without limiting the preceding provisions of this Section 5.1.14, each Borrower shall at all times until the Secured Obligations have been indefeasibly paid in full, be a Person, other than an individual, that (a) is formed or organized solely for the purpose of holding, directly, an ownership interest in the applicable Property, or any portion thereof, (b) does not engage in any business other than the ownership, management and operation of the applicable Property or any portion thereof, (c) does not have any (i) assets other than those related to its interest in the applicable Property or any portion thereof or (ii) Indebtedness (except for the Loan and the Permitted Debt), (d) does not guarantee or otherwise become liable on or in connection with any obligation of any other Person, (e) does not enter into any contract or agreement with any stockholder, partner, principal, member or Affiliate of such Person or any Affiliate of any such stockholder, partner, principal, member or Affiliate except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s length basis with third parties other than an Affiliate, (f) does not incur, create or assume any Indebtedness (except for the Loan and Permitted Debt), (g) does not make any loans or advances to any other Person (including, without limitation, any Affiliate), (h) does not become insolvent or fail to pay its debts from its assets as the same shall become due, provided, however, that nothing in this clause (h) shall require any owner or principal of any Borrower or any other Person to make any capital contribution or other contribution of cash or assets to such Borrower (i) does not fail to conduct and operate its business in all material respects as previously conducted and operated, (j) does not fail to pay its debts from its assets as the same shall become due, (k) does not fail to maintain its books and records and bank accounts separately from those of its Affiliates (other than the other Borrowers), including, without limitation, its general partners or members, as may be applicable, (l) does not fail at all times to hold itself out to the public as a legal entity separate and apart from any other Person (including, without limitation, any Affiliate (including, without limitation, any stockholder, partner, member, trustee, beneficiary, or other owner of such Borrower or any Affiliate of any such stockholder, partner, member, trustee, beneficiary, or other owner)), (m) does not fail to file its own tax returns to the extent that it is legally required to do so; (n) does not fail to maintain adequate capital for its normal obligations, reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, (o) does not fail to maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate (other than the other Borrowers) or any other Person, (p) does not hold itself out to be responsible for the Indebtedness (other than the with respect to each Borrower’s obligations under the Loan Documents) of any other Person, (q) is subject to and complies with all of the limitations on powers set forth in the organizational documentation (and if a partnership, that of each general partner, and if a limited liability company, that of the managing member (or if there is no managing member, the members)) as in effect on the date hereof, (r) other than with respect to the Deposit Account or the Excess Cash Subaccount as set forth in the Cash Collateral Agreement, holds all of its assets in its own name and does not commingle its assets with the assets of any other Person (other than the other Borrowers), (s) utilizes its own letterhead, invoices and checks, (t) holds title to its interest in the applicable Property  in its own name, (u) allocates fairly and reasonably any overhead expenses that are shared with any Affiliate including, without limitation, paying for office space and services performed by any employee of any Affiliate, (v) does not pledge its assets for the benefit of any other Person other than pursuant to the Loan Documents as security for the Loan, and (w) corrects any known misunderstandings regarding its separate identity.

5.1.15ERISA.  Borrowers shall not at any time have any direct employees and shall not participate in any Plan or Multiemployer Plan.  Without limiting the immediately preceding sentence, Borrowers shall deliver to Lender as soon as possible, and in any event within ten (10) days after any Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan, Welfare Plan or Multiemployer Plan has occurred or exists, an Officer’s Certificate setting forth details respecting such event or condition and the action, if any, that Borrowers or any ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by any Borrower or an ERISA Affiliate with respect to such event or condition):

A.any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

B.the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by any Borrower or an ERISA Affiliate to terminate any Plan;

C.the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Borrower or any ERISA Affiliate of any Borrower of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

D.the complete or partial withdrawal from a Multiemployer Plan by any Borrower or any ERISA Affiliate of any Borrower that results in material liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Borrower, any Guarantor or any ERISA Affiliate of any Borrower or any Guarantor of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

E.the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Borrower or any ERISA Affiliate of any Borrower to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days;

F.the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate of any Borrower fails to timely provide security to the Plan in accordance with the provisions of said Sections;

G.the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could result in a Material Adverse Effect; and

H.the imposition of a lien or a security interest in connection with a Plan.

5.1.16Property and Related Insurance.

A.Coverages Required.  Borrowers shall maintain or cause to be maintained, with financially sound and reputable insurance companies or associations satisfactory to Lender, all insurance required under the terms of the Insurance Agreement, and shall comply with each and every covenant and agreement contained in such Insurance Agreement pursuant to and in accordance with the terms and provisions of the Insurance Agreement. Borrowers shall provide Lender with reasonably satisfactory evidence of the payment of the premiums of all such insurance within five (5) Business Days following any such payment.

B.Renewal Policies.  Not less than thirty (30) days prior to the expiration date of each insurance policy required pursuant to the Insurance Agreement, Borrowers shall deliver to Lender either an appropriate renewal policy or replacement policy (or a certified copy thereof) that in each case satisfies the requirements of the Insurance Agreement.

C.Deposit for Premiums.  On the Closing Date, Borrowers shall deposit with Lender an amount equal to 1/12th of the amount that Lender estimates will be required to make the next annual payments of the premiums for the policies of insurance referred to in this Section, multiplied by the number of whole and partial months which have elapsed since the date one month prior to the most recent policy anniversary date for each such policy.  On each Payment Date thereafter, Borrowers shall deposit an amount equal to 1/12th of the amount that Lender estimates will be required to pay the next required annual premium for each insurance policy referred to in this Section.  The purpose of these provisions is to provide Lender with sufficient funds on hand to pay all such premiums thirty (30) days before the date on which they become past due.  If Lender, in its reasonable discretion, determines that the funds escrowed hereunder are, or will be, insufficient, Borrowers shall, within ten (10) days following Borrowers’ receipt of written demand, pay such additional sums as Lender shall determine necessary and shall pay any increased monthly charges as so requested by Lender.  Provided that no Event of Default exists and is then continuing, Lender shall apply the amounts so deposited to the payment of such insurance premiums when due, but in no event will Lender be liable for any interest on any amounts so deposited, and the money so received may be held and commingled with Lender’s own funds.  If an Event of Default exists, Lender may apply such funds to the payment of such insurance premiums, to the payment of any of the Secured Obligations in such order as Lender shall elect in its sole discretion or may retain the same as Security for the Secured Obligations, in its sole discretion.

D.Application of Hazard Insurance Proceeds.  Borrowers shall after learning thereof promptly notify Lender of any damage or casualty to all or any portion of any Property or

Chattels.  Lender may participate in all negotiations and appear and participate in all judicial or arbitration proceedings concerning any insurance proceeds that may be payable as a result of such casualty or damage, and may, in Lender’s sole discretion, compromise or settle, in the names of both Borrowers and Lender, any claim for any such insurance proceeds; provided, however, that in any event any such compromise or settlement shall be subject to the prior consent of Lender, which may be granted or withheld in Lender’s discretion.  Any such insurance proceeds shall be paid directly to Lender and shall be applied first to reimburse Lender for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Lender in connection with the ascertainment and collection of such insurance proceeds.  The balance, if any, of any insurance proceeds received by Lender with respect to an insured damage or casualty shall be, in Lender’s sole discretion, either (i) retained and applied by Lender first toward payment of the Secured Obligations in such order and manner as Lender deems appropriate, or (ii) paid over, in whole or in part and subject to such conditions as Lender may impose, to Borrowers to pay for repairs or replacements necessitated by the damage or casualty.  In the event that all of the Secured Obligations have been performed or are discharged by the application of less than all of such insurance proceeds, then, any remaining proceeds shall be paid over to Borrowers.  Notwithstanding the foregoing provisions of this Section 5.1.16(D), Lender shall pay over to Borrowers any such insurance proceeds as provided in clause (ii) of the immediately preceding sentence, provided that, and on the following conditions:   (A) there does not exist any Default or Event of Default, (B) Borrowers demonstrate to the reasonable satisfaction of Lender that Borrowers have the financial ability to pay all principal and interest and any other amounts required to be paid under this Agreement and the Note, and perform all of the other Secured Obligations, during the restoration of the applicable Property from Gross Revenue (including, without limitation, proceeds of rent loss or business interruption insurance) or otherwise, (C) the damage or casualty occurs prior to the date that is six (6) months prior to the Loan Maturity Date and the restoration is capable of being completed prior to the Loan Maturity Date, (D) all insurance proceeds and other funds provided by Borrowers for such restoration are released under reserve and construction funding arrangements reasonably satisfactory to Lender, (E) the repair or restoration will return the applicable Property to substantially the same size, design and utility as existed immediately prior to the damage or casualty, (F) in the event the proceeds of insurance are insufficient to pay for the restoration (as reasonably determined by Lender), Borrowers shall, prior to the commencement of any restoration work, deposit with Lender not later than the date that is fifteen (15) days following the date that Borrowers receive written notification from Lender of such deficiency, such additional funds as are necessary to complete the restoration as reasonably determined by Lender; (G) Borrowers undertake and covenant and agree (in writing) with Lender to fund any and all deficiencies, and in fact actually fund any and all such deficiencies, not later than the date that is fifteen (15) days following the date that the proceeds of insurance are received by Lender and prior to the distribution of any further insurance proceeds, such that at all times the funds held by Lender and remaining to be disbursed for purposes of the restoration shall be sufficient to complete the restoration; (H) the annual Gross Revenue that will survive the restoration or repair of the applicable Property produces a Debt Service Coverage Ratio of not less than 1.20 to 1.0 and Borrowers demonstrate to Lender’s satisfaction that Borrowers shall be able to attain a Debt Service Coverage Ratio of at least 1.20 to 1.0 from Gross Revenue within six (6) months following completion of the restoration; and (I) if any site plan amendment, variance, special use permit or other similar special approval or consent is required from any government authority or any other Person for such repair or restoration, Borrowers shall obtain and deliver to

Lender such site plan amendment, variance, special use permit or other similar special approval or consent not later than the date that is one hundred eighty (180) days following the date of such casualty or damage (provided, however, that such one hundred eighty (180) day time period shall in all respects be subject to the foregoing provisions of this Section 5.1.16(D) and shall not extend or otherwise modify any time periods in such foregoing provisions).

Notwithstanding the foregoing provisions of this Section 5.1.16(D), in the event that the insurance proceeds do not exceed $250,000.00 (the “Threshold Amount”), then such insurance proceeds with respect to the applicable damage or casualty shall be paid over, in whole or in part and subject to such conditions as Lender may impose, to Borrowers to pay for repairs or replacements necessitated by the damage or casualty (provided, however, that if all of the Secured Obligations have been performed or are discharged by the application of less than all of such insurance proceeds, then any remaining proceeds will be paid over to Borrowers)  if (i) no Default or Event of Default then exists, and (ii) the proceeds received by Lender (together with any other funds delivered by Borrowers to Lender for such purpose) shall be sufficient, in Lender’s reasonable judgment, to pay for any restoration necessitated by the casualty, and (iii) the cost of such restoration shall not exceed the Threshold Amount, and (iv) the damage or casualty occurs prior to the date that is six (6) months’ prior to the Loan Maturity Date and the restoration is capable of being completed, in Lender’s judgment, at least ninety (90) days prior to the Loan Maturity Date and (v) Borrowers shall undertake and complete the repair or restoration of the applicable Property so as to return such Property to substantially the same size, design and utility as existed immediately prior to the damage or casualty and shall fund any deficiency in the event such proceeds are insufficient to complete such repair or restoration.

Lender will have no obligation to see to the proper application of any insurance proceeds paid over to Borrowers, nor will any such proceeds received by Lender bear interest or be subject to any other charge for the benefit of Borrowers.  If such insurance proceeds are deposited with Lender, Lender may, prior to the application of such proceeds, commingle them with Lender’s own funds and otherwise act with regard to such proceeds as Lender may determine.

E.Successor’s Rights.  Any Person that acquires title to any Property or the Chattels upon foreclosure or deed in lieu of foreclosure hereunder will succeed to all of Borrowers’ rights under all policies of insurance maintained pursuant to this Section.

5.1.17Eminent Domain; Private Damage.  If all or any part of any Property is taken or damaged by eminent domain or any other public or private action, Borrowers shall notify Lender promptly of the time and place of all meetings, hearings, trials, and other proceedings relating to such action.  Lender may participate in all negotiations and appear and participate in all judicial or arbitration proceedings concerning any award or payment that may be due as a result of such taking or damage, and may, in Lender’s sole but reasonable discretion, compromise or settle, in the names of both Borrowers and Lender, any claim for any such award or payment; provided, however, that in any event any such compromise or settlement shall be subject to the prior consent of Lender, which may be granted or withheld in Lender’s discretion.  Any such award or payment shall be paid directly to Lender and shall be applied first to reimburse Lender for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Lender in connection with the ascertainment and collection of such award or payment.  The balance, if any, of such award or payment received by Lender with respect to a condemnation shall be, in Lender’s sole discretion, either (i) retained and applied, without prepayment penalty or fee as set forth in Section 5(c) of the Note, by Lender toward payment of the Secured Obligations in such order and manner as Lender deems appropriate, or (ii) paid over, in whole or in part and subject to such conditions as Lender may impose, to Borrowers for the purpose of restoring, repairing, or rebuilding any part of the Property affected by the taking or damage.  Notwithstanding the foregoing provisions of this Section 5.1.17, Lender shall pay over to Borrowers any such award or payment as provided in clause (ii) of the immediately preceding sentence, provided that, and on the following conditions: (A) there does not exist any Default or Event of Default, (B) Borrowers demonstrate to the reasonable satisfaction of Lender that Borrowers have the financial ability to pay all principal and interest required under this Agreement and the Note, and perform all of the other Secured Obligations, during the restoration of the applicable Property from Gross Revenue (including, without limitation, the proceeds of rent loss or business interruption insurance) or otherwise, (C) the damage occurs prior to the date that is six (6) months prior to the Loan Maturity Date and the restoration is capable of being completed prior to the Loan Maturity Date, (D) any condemnation award and other funds provided by Borrowers for such restoration are released under reserve and construction funding arrangements reasonably satisfactory to Lender, (E) the repair or restoration will return the applicable Property to substantially the same size, design and utility as existed immediately prior to the damage, (F) in the event the condemnation award is insufficient to pay for the restoration (as reasonably determined by Lender), Borrowers shall, prior to the commencement of any restoration work, deposit with Lender not later than the date that is fifteen (15) days following the date that the condemnation award is received by Lender, such additional funds as are necessary to complete the restoration as reasonably determined by Lender; (G) Borrowers undertake and covenant and agree (in writing) with Lender to fund any and all deficiencies, and in fact actually fund any and all such deficiencies, not later than the date that is fifteen (15) days following the date that Borrowers receive written notification from Lender of such deficiency and prior to the distribution of any further portion of the condemnation award, such that at all times the funds held by Lender and remaining to be disbursed for purposes of the restoration shall be sufficient to complete the restoration; (H) the annual Gross Revenue that will survive the restoration or repair of the applicable Property produces a Debt Service Coverage Ratio of not less than 1.20 to 1.0 and Borrowers demonstrate to Lender’s satisfaction that Borrowers shall be able to attain a Debt Service Coverage Ratio of at least 1.20 to 1.0 from Gross Revenue within six (6) months after completion of the restoration; and (I) if any site plan amendment, variance, special use permit or other similar special approval or consent is required from any government authority or any other Person for such repair or restoration, Borrowers shall obtain and deliver to Lender such site plan amendment, variance, special use permit or other similar special approval or consent not later than the date that is one hundred eighty (180) days following the date of such taking or condemnation (provided, however, that such one hundred eighty (180) day time period shall in all respects be subject to the foregoing provisions of this Section 5.1.17 and shall not extend or otherwise modify any time periods in such foregoing provisions).  If the applicable Mortgage has been foreclosed prior to Lender’s receipt of such award or payment, Lender may nonetheless retain such award or payment to the extent required to reimburse Lender for all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith, and to discharge any deficiency remaining with respect to the Secured Obligations.

Notwithstanding the foregoing provisions of this Section 5.1.17, in the event that the award or payment does not exceed the Threshold Amount, then such award or payment received by Borrowers with respect to the applicable condemnation shall be paid over, in whole or in part and subject to such conditions as Lender may impose, to Borrowers for the purpose of restoring, repairing or rebuilding any part of the applicable Property affected by the taking or damage if (i) no Default or Event of Default then exists, and (ii) the award or payment received by Lender (together with any other funds delivered by Borrowers to Lender for such purpose) shall be sufficient, in Lender’s reasonable judgment, to pay for any restoration, repair or rebuilding necessitated by the condemnation, and (iii) the cost of such restoration, repair or rebuilding shall not exceed the Threshold Amount, and (iv) the condemnation occurs prior to the date that is six (6) months prior to the Loan Maturity Date and the restoration, repair or rebuilding is capable of being completed, in Lender’s judgment, at least ninety (90) days prior to the Loan Maturity Date, and (v) Borrowers shall undertake and complete the restoration, repair or rebuilding of any Property so as to return the applicable Property to substantially the same size, design and utility as existed immediately prior to the condemnation and shall fund any deficiency in the event such award is insufficient to complete such repair or restoration.

Lender will have no obligation to see to the proper application of any condemnation award paid over to Borrowers.  If such condemnation award is deposited with Lender, Lender may, prior to the application of such award, commingle it with Lender’s own funds and otherwise act with regard to such proceeds as Lender may determine.

5.1.18Leases.

A.Without Lender’s prior written consent, which may be granted or withheld in Lender’s sole discretion, Borrowers shall not enter into or modify, amend, supplement, terminate or cancel any Lease of all or any part of any Property.  Any submission by Borrowers for Lender’s consent to a Lease or modification, amendment, supplement, termination or cancellation thereof shall be accompanied by a copy of such Lease or modification, amendment, supplement, termination or cancellation, a then-current Rent Roll for the applicable Property, year-to-date and prior year operating statements for the applicable Property and a cover letter requesting Lender’s consent which contains a signature line on which Lender may evidence Lender’s consent to such Lease or modification, amendment, supplement, termination or cancellation (collectively, the “Lease Approval Deliveries”).  Each Lease, and each modification, amendment, supplement, termination or cancellation of any Lease, shall be in writing.  Notwithstanding anything to the contrary in the Loan Documents, Lender’s written consent will not be required prior to entering into any new Safe Harbor Lease or any modification, amendment, or supplement thereof after the Closing Date (so long as such Lease remains a Safe Harbor Lease after giving effect to any such modification, amendment or supplement), provided that no Event of Default exists and Borrowers deliver a copy of each such Safe Harbor Lease to Lender within ten (10) days after execution thereof together with Borrowers’ written certification that such copy is a true, correct and complete copy of such Safe Harbor Lease and that all of the conditions set forth in this sentence and in the definition of “Safe Harbor Lease” have been satisfied.

B.Lender agrees that for any proposed Lease that does not qualify as a Safe Harbor Lease, for which Borrower is required to obtain Lender’s consent thereto, Lender will attempt to respond within ten (10) Business Days, and Lender’s consent shall not be unreasonably withheld based upon market conditions, so long as no Event of Default then exists.  Borrower shall be permitted to submit a lease summary term sheet, for purposes of obtaining Lender’s approval, which sets out all of the economic terms of the proposed Lease, as well as any deviations from the Lease Form.  Lender’s consent will be contingent on tenant signing the Lease Form.  Lender will not be obligated to enter into any subordination, non-disturbance and attornment agreement (or similar agreement) for any tenant for which Borrower is requesting Lender lease approval until such time as an executed Lease that complies with the provisions of this Agreement is delivered to Lender.  If Lender has failed to respond to the written request for consent of a proposed Lease after five (5) Business Days after its receipt thereof, together with any additional information that Lender may reasonably require to evaluate such proposed Lease, and Borrower has provided a subsequent five (5) Business Days written notice to Lender requesting consent, each notice marked with a legend in bold capital letters stating: LENDER SHALL BE DEEMED TO HAVE CONSENTED TO THE MATTER CONTAINED HEREIN IF IT FAILS TO RESPOND TO THIS REQUEST FOR CONSENT WITHIN 10/5 (as applicable) BUSINESS DAYS AFTER THE DATE HEREOF, then Lender shall be deemed to have consented to the same.

C.With respect to each Lease, Borrowers:

shall neither do, nor neglect to do, anything that may cause or permit the termination of such Lease, or cause or permit the withholding or abatement of any rent payable under any such Lease;

(i)shall observe and perform all of the obligations imposed upon Borrowers under such Lease and shall not do or permit to be done anything to impair the value of the Lease as security for the Secured Obligations;

(ii)shall promptly send copies to Lender of all written notices of default that Borrowers shall send or receive under any Lease;

(iii)shall enforce all of the terms, covenants and conditions contained in the Lease upon the part of the lessee or any other party that is not Borrowers thereunder to be observed or performed and shall not effect a termination or diminution of the obligations of tenants under Lease;

(iv)shall not collect any rent under any Lease more than one (1) month in advance (other than security deposits);

(v)shall not execute any other assignment of Borrowers’ interest in the Leases or Revenue, except pursuant to the Security Documents;

(vi)shall not alter, modify or change the terms of any guaranty of the Leases or cancel or terminate such guaranty without the prior written consent of Lender; and

(vii)shall not consent to any assignment of or subletting under the Lease not in accordance with their terms, without the prior written consent of Lender.

D.Borrowers shall deposit security deposits of tenants under Leases that are turned over to or for the benefit of Borrowers or otherwise collected by or on behalf of Borrowers, into an Eligible Account and in compliance with applicable Legal Requirements and shall not commingle such funds with any other funds of Borrowers.  Any bond or other instrument that Borrowers are permitted to hold in lieu of cash security deposits under any applicable Legal Requirements shall be maintained in full force and effect unless replaced by cash deposits as hereinabove described, shall, if permitted pursuant to all applicable Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender) and shall, in all respects, comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Lender.  Borrowers shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrowers’ compliance with the foregoing.  Upon the occurrence and during the continuance of any Event of Default, Borrowers shall, upon Lender’s written request, if permitted by any applicable Legal Requirements, turn over to Lender the security deposits (and, if required to be paid to any tenant pursuant to its Lease or applicable Legal Requirements, any interest theretofore earned thereon and not previously disbursed to such tenant) then held with respect to all or any portion of any Property, to be held by Lender subject to the terms of the Leases.

E.(i) Without limiting the generality of the foregoing, (a) Borrowers shall notify Lender in writing of any cancellation penalties, termination fees or other consideration payable to Borrowers in connection with any cancellation, termination or surrender of any Lease (any such penalties or fees are referred to herein as “Termination Fees”), which written notice shall be delivered to Lender not later than three (3) Business Days following receipt by Borrowers of written notice from the applicable tenant under such Lease of the intention of such tenant to cancel, terminate or surrender such Lease, but in any event prior to the payment by the applicable tenant under such Lease of any such Termination Fees to such Borrower and (b) Lender may, but shall not be required to, (i) require that such Borrowers deposits such Termination Fees into a reserve held by Lender or Servicer pursuant to a tenant improvement and leasing commissions reserve agreement, which agreement shall be in form and substance reasonably satisfactory to Lender, and (ii) impose such restrictions and conditions on the timing and amount of disbursements of the Termination Fees from such reserve account as Lender may reasonably require, including, without limitation (x) requiring that (1) the space left vacant as a result of such cancellation, termination or surrender be relet to a tenant and under a Lease consented to by Lender unless such consent is either not required or deemed given in accordance with this Section 5.1.18 (any such Lease an “Approved Lease”), (2) the tenant under such Approved Lease is in occupancy of the portion of the Property demised pursuant to such Approved Lease and is paying rent in accordance with such Approved Lease, (3) Borrowers provide to Lender a tenant estoppel certificate from the tenant under such Approved Lease in a form and in substance reasonably acceptable to Lender, and (4) Borrowers provide to Lender written evidence reasonably acceptable to Lender that all improvements to the applicable Property required pursuant to such Approved Lease have been completed in accordance with such Approved Lease, and (y) limiting the amount of any such disbursement to the lesser of (1) the actual cost of re-tenanting such space and (2) the amount calculated by dividing the applicable Termination Fees by the total square feet of space vacated, then multiplying that result by the number of square feet of newly leased space under such Approved Lease.

(ii)Subject to Section 5.1.18(E)(iii) below, (a) in the event that following the date that any such Termination Fee is paid, as of the date of determination, the Debt Service Coverage Ratio is less than 1.0 to 1.0, then Lender may apply an amount equal to the excess of (x) any Termination Fees over (y) the amount of such Termination Fees disbursed to Borrowers pursuant to Section 5.1.18(E)(i) above (any such excess amount the “Excess Termination Fees”) to any regularly scheduled payment due and payable by Borrower under the Note, this Agreement, the Mortgages or the other Loan Documents (including, without limitation, any monthly payment of principal and/or interest and any regularly scheduled reserve deposits) in such order and in such manner as determined by Lender; (b) following the date that any such Termination Fee is paid, as of the date of determination, (x) the Debt Service Coverage Ratio equals or exceeds 1.0 to 1.0 and (y) at least eighty-five percent (85%) of the rentable square feet of space available at all of the Properties is occupied by Leases approved (or deemed approved) by Lender pursuant to this Agreement or the Safe-Harbor Leases, then Lender shall disburse any Excess Termination Fees to Borrowers.

(iii)If any Event of Default exists and is continuing, Lender may apply any Termination Fees to the Secured Obligations in such order and in such manner as determined by Lender in Lender’s sole discretion.

F.Borrowers shall provide Lender with a Rent Roll on an annual basis, certified by Borrowers to Lender as true, correct and complete.  Without limiting the provisions of this Section 5.1.18, the Rent Roll shall include all Leases whether or not evidenced by written instruments.

5.1.19Intentionally Omitted.

5.1.20Ownership and Organizational Structure.  Except as otherwise permitted pursuant to Article 8, each Borrower shall maintain or shall cause to be maintained the ownership and organizational structure reflected on Exhibit A attached hereto at all times while the Secured Obligations are outstanding.

5.1.21Preservation of Existence and Properties, Scope of Business, Compliance with Law.  Borrowers shall comply with all Legal Requirements, including, but not limited to, all applicable laws, rules, regulations and orders and other governmental or quasi-governmental requirements and private covenants, such compliance to include, without limitation, maintaining all Permits and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon any Borrower or any Property.  Borrowers shall maintain all Permits necessary for the operation, ownership, use, occupancy and maintenance of each Property for the then current use of each Property, and without limiting this covenant of Borrowers, Borrowers shall make application for renewals of any of the Permits prior to the expiration thereof.  Borrowers shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect the existence of each Borrower Control Person as a partnership, limited liability company, corporation or other entity, as may be applicable, and to maintain the authorization of each Borrower Control Person to perform the obligations under the Loan Documents.  No Borrower shall amend or modify, or permit any other Borrower Control Person to amend or modify, its organizational documents so as to contravene any of the Loan Documents or to prevent the observance of the obligations under the Loan Documents.  Each Borrower shall comply, and cause each other Borrower Control Person to comply with all applicable Legal Requirements, and each Borrower shall obtain, and cause each other Borrower Control Person to obtain, all authorizations, approvals and consents from, and shall make all notices and filings with, any court, governmental, authority or regulatory body, in respect of its right and ability to perform, or cause the performance of, the obligations under the Loan Documents.  Each Borrower shall maintain, and cause Managing Member, Guarantor and each other Borrower Control Person to maintain, its status as “non-foreign person” within the meaning of Sections 1445 and 7701 of the United States Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

5.1.22Economic Sanctions, Anti-Money Laundering, Etc.

Each Borrower represents, warrants and covenants to Lender that:

A.No Borrower, Guarantor, Borrower Control Person or any officer or director of any Borrower, Guarantor or Borrower Control Person is or shall become a Prohibited Person or is or shall become directly or indirectly owned or controlled by any Prohibited Person,

B.At all times throughout the Loan term, none of the funds of any Borrower, any Guarantor, any Borrower Control Person or any other party that are used to repay the Loan shall be derived from (i) conducting business or transacting with any Prohibited Person, or (ii) activities involving the violation of any Anti-Money Laundering Laws,

C.None of the proceeds of the Loan shall be used to facilitate any business, transactions, or other activity with any Prohibited Person or activities involving the violation of any Anti-Money Laundering Laws, and

D.Borrowers shall promptly deliver to Lender any certification or other evidence reasonably requested from time to time by Borrowers confirming Borrowers’ compliance with this Section.  The representations, warranties and covenants set forth in this Section shall be deemed repeated and reaffirmed by Borrowers as of each date that Borrowers make a payment to Lender under the Note, this Agreement and the other Loan Documents or receives any payment from Lender.  Borrowers shall promptly notify Lender in writing should Borrowers becomes aware of any change in the information set forth in these representations, warranties and covenants.

E.Notwithstanding the foregoing, with respect to any direct or indirect constituent of any Borrower or any Guarantor that is not a U.S. Person, such non-U.S. Person shall not be required to comply with any of the provisions in this Section 5.1.22 if doing so would constitute a violation of the domiciliary law applicable to such non-U.S. Person.

5.1.23Intentionally Omitted.

5.1.24Guarantor.  Within thirty (30) days after the death of any individual Guarantor, Borrowers shall notify Lender in writing of such death and provide to Lender the names and current financial statements of one or more substitute guarantors reasonably acceptable to Lender:  (A) whose Net Worth and financial condition is, in Lender’s discretion, equivalent to or better than the deceased Guarantor based upon the financial statements and other financial information delivered to Lender in respect of the individual that is the Guarantor immediately prior to such replacement, or (B) who are the heirs, devisees and beneficiaries of substantially all of the deceased Guarantor’s assets, provided, however, that, in each case, such replacement guarantor shall (together with any other remaining Guarantor) satisfy the Guarantor Minimum Net Worth Requirement. Within sixty (60) days after the death of such individual Guarantor, each substitute guarantor(s) shall (i) deliver to Lender the financial reports and statements required to be delivered by Guarantor in Section 4.12 of the Mortgage and Section 5.1.12 of this Agreement, and (ii) execute and deliver to Lender a guaranty agreement and an environmental indemnity agreement in substantially the same form as the Guaranty and the Environmental Indemnity Agreement and such other instruments as Lender may reasonably require in connection with such substitution.

5.1.25Minimum Net Worth and Available Liquidity of Guarantor.  At all times until repayment in full of the Secured Obligations, Borrowers shall cause Guarantor to satisfy the Guarantor Minimum Net Worth Requirement and Guarantor Minimum Available Liquidity Requirement. Notwithstanding the foregoing, if at any time prior to the indefeasible payment in full of the Secured Obligations, the Guarantor fails to satisfy the Guarantor Minimum Available Liquidity Requirement, such failure may be cured by depositing with Lender or Servicer (as determined by Lender) not later than the date that is thirty (30) days following notice by Lender to Borrower and/or Guarantor of such failure cash or marketable securities acceptable to Lender in an amount equal to the excess of the amount of the Guarantor Minimum Available Liquidity over the Available Liquidity of Guarantor as of the date of determination, which amount shall be held by Lender as additional collateral for the repayment of the Loan and which amount shall be deemed to be part of the “Collateral” for the purposes of this Agreement and the other Loan Documents.  During the existence of any Event of Default, Lender may apply such amounts held by Lender or Servicer pursuant to this Section 5.1.25 to the Secured Obligations in such order and manner as determined by Lender in its sole discretion.

5.1.26Intentionally Omitted.

5.1.27Other Encumbrances.  Borrowers shall promptly and strictly perform and comply with all covenants, conditions and prohibitions required of any Borrower in connection with any Access Agreement and any other encumbrance affecting any Property or any of the Chattels, the Intangible Personalty or the other Collateral, or any part thereof, or any interest therein, regardless of whether such other encumbrance is superior or subordinate to the lien hereof.

5.1.28Maintenance and Repair of Property and Chattels; Contracts.  Borrowers shall at all times maintain the Properties and the Chattels in good condition and repair, shall diligently prosecute the completion of any building or other improvement that is at any time in the process of construction on the Properties, and shall promptly repair, restore, replace, or rebuild any part of the Properties or the Chattels that may be affected by any casualty or any public or private taking or injury to the Properties or the Chattels.  All costs and expenses arising out of the foregoing shall be paid by Borrowers whether or not the proceeds of any insurance or eminent domain shall be sufficient therefor.  Borrowers shall maintain access to and egress from each Property by public streets. Borrowers shall comply with (or cause compliance with) all Legal Requirements, statutes, ordinances, and other governmental or quasi-governmental requirements and private covenants relating to the ownership, construction, maintenance, use, or operation of the Properties, including but not limited to, any zoning requirements, any environmental or ecological requirements, any requirements pursuant to and in accordance with any Access Agreements and any requirements regarding access for persons with disabilities.  Lender and any Person authorized by Lender may upon prior notice to Borrowers enter and inspect any Property at all reasonable times, and may inspect the Chattels, wherever located, at all reasonable times.  Borrowers shall take all actions necessary or required under the Leases to effect the provisions of the immediately preceding sentence.  Borrowers shall maintain all public utility services (including, without limitation, water supply, storm and sanitary sewer facilities, and natural gas, electric, telephone, cable television and high speed Internet access facilities) necessary for the operation and maintenance of the Properties (including, without limitation, improvements constituting part of any Property) for its intended purposes, and, without limiting such maintenance requirement, shall maintain such services at the boundaries of the Land.  Borrowers shall comply with (or cause compliance with) all requirements of any insurance company or inspection or rating bureau in respect of the Properties, including, without limitation, any requirements for the continuation of any insurance coverage or the continuation thereof at premium rates.  Borrowers shall timely pay and perform each of the obligations of Borrowers under or in connection with the Contracts.  Borrowers shall not, without Lender’s prior written consent, (i) enter into any Contract with an Affiliate of any Borrower, any Guarantor or any other Borrower Owner Person and/or (ii) enter into any Contract that has a term in excess of one hundred eighty (180) days unless such Contract is terminable by any Borrower (without penalty) on thirty (30) days’ notice.  No Borrower Control Person shall enter into any contract or agreement that contravenes any of the Loan Documents or that provides or has the effect that the performance of the Loan Documents constitutes a default under such contract or agreement or results in the creation of any lien, security interest, other charge or encumbrance upon or with respect to the any Property, Chattels, Intangible Personalty or other Collateral.  Borrowers shall perform, observe and fulfill, in all material respects, all of the obligations, covenants and conditions set forth in any agreement or instrument to which any Borrower or any of the properties, assets or revenues of any Borrower, as the case may be, are bound, if the failure to perform, observe or fulfill any such obligation, covenant or condition would materially and adversely affect the properties, assets, operations or condition (financial or otherwise) of any Borrower, as the case may be, or the ability of any party to the Loan Documents to perform Borrowers’ obligations under the Loan Documents.

5.1.29Records and Books of Account.  Borrowers shall keep accurate and complete records and books of account, in which complete entries shall be made, reflecting all financial transactions of Borrowers relating to the Properties.

5.1.30Inspection Rights.  At any reasonable time, and from time to time, upon not less than 24 hours prior notice from Lender, Borrower shall permit Lender, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect each or any Property and to discuss with Borrower the affairs, finances and accounts of Borrower.  Borrower shall take all actions necessary or required under the Leases to effect such right of Lender to inspect the Property.

ARTICLE 6NEGATIVE COVENANTS

6.1Negative Covenants.  Borrowers covenant and agree that, until payment in full of the Secured Obligations, Borrowers shall not do, directly or indirectly, any of the following without Lender’s prior written consent:

6.1.1Debt.  Incur any Indebtedness, other than the Loan and Permitted Debt or as otherwise set forth in this Agreement.

6.1.2Liens on any Property or other Collateral.  Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, except as permitted by this Agreement, any Lien with respect to any Property or the other Collateral, except: (i) Liens in favor of Lender and (ii) the Permitted Encumbrances.

6.1.3Ownership.  Own any property of any kind other than the Collateral.

6.1.4Intentionally Omitted.

6.1.5Dissolution; Merger or Consolidation. Dissolve, terminate, liquidate, merge with or consolidate into another Person or permit any Borrower Control Person that is not Borrower (other than in connection with any permitted transfer) to dissolve, terminate, liquidate, merge with or consolidate into another Person.

6.1.6Change In Business.  Make any material change in the scope or nature of the business objectives, purposes or operations of Borrowers, or undertake or participate in activities other than the continuance of the present business of the Borrowers.

6.1.7Debt Cancellation.  Cancel or otherwise forgive or release any material claim or debt owed to any Borrower by any Person, except for adequate consideration or in the ordinary course of such Borrowers’ business.

6.1.8Affiliate Transactions.  Except as otherwise provided herein, enter into, or be a party to, any transaction with an Affiliate of any Borrower Control Person, except in the ordinary course of business and on terms that are intrinsically fair and substantially similar to those that would be available on an arm’s length basis with third parties other than an Affiliate.

6.1.9Creation of Easements.  Except as expressly permitted by or pursuant to the applicable Mortgage or this Agreement or as may otherwise be consented to by Lender in writing, create, or permit any Property or any part thereof to become subject to, any easement, license or restrictive covenant, other than a Permitted Encumbrance.

6.1.10Misapplication of Funds.  Distribute any Gross Revenue or Money received from any Leases in violation of the provisions of this Agreement and the other Loan Documents.

6.1.11Certain Restrictions.  Enter into any agreement that expressly restricts the ability of any Borrower to enter into amendments, modifications or waivers of any of the Loan Documents.

6.1.12Assignment of Permits and Warranties.  Assign or transfer any of Borrowers’ interest in any and all Permits and warranties pertaining to any Property, or assign, transfer or remove or permit any other Person to assign, transfer or remove any records pertaining to any Property and the location of any such records at any Property or the office of any Borrower.

6.1.13Place of Business; Jurisdiction of Organization; Name of Borrower.  (i) Change the chief executive office or the principal place of business of any Borrower without giving Lender at least fifteen (15) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith and delivering to Lender any financing statement that may be filed in connection with any of the Loan Documents as Lender may require or (ii) change or permit a change of the jurisdiction of organization of any Borrower without first notifying Lender in writing of such Borrower’s intention to do so and delivering to Lender any financing statement that may be filed in connection with any of the Loan Documents as Lender may require or (iii) change the name under which any Borrower does business, or adopt or begin doing business under any other name or assumed or trade name, without first notifying Lender of Borrowers’ intention to do so and delivering to Lender such executed modifications or supplements to this Agreement and/or any of the other Loan Documents (and to any financing statement that may be filed in connection with any of the Loan Documents) as Lender may require.

6.1.14Leases.  Enter into, amend, modify, restate or cancel any Lease except in accordance with Section 5.1.18.

6.1.15Management Agreement.  Except in accordance with this Agreement, (i) Enter into, any management agreement, (ii) terminate, cancel or consent to either the reduction of the term of or the assignment of any management agreement approved by Lender in accordance with this Agreement, (iii) increase or consent to the increase of the amount of any fees or charges payable under any management agreement approved by Lender in accordance with this Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any management agreement approved by Lender in accordance with this Agreement in any material respect.

6.1.16Plans and Welfare Plans.  (i) Knowingly engage in or permit any transaction in connection with which any Borrower or any ERISA Affiliate could be subject to either a material civil penalty or tax assessed pursuant to Section 502(i) or 502(1) of ERISA or Section 4975 of the Code, permit any Welfare Plan to provide benefits, including without limitation, medical benefits (whether or not insured), with respect to any current or former employee of Borrower beyond his or her retirement or other termination of service other than (a) coverage mandated by Legal Requirements, (b) death or disability benefits that have been fully provided for by paid up insurance or otherwise or (c) severance benefits (unless such coverage is provided after notification of and with the reasonable approval of Lender), (ii) permit the assets of any Borrower to become “plan assets”, whether by operation of law or under regulations promulgated under ERISA or adopt, amend (except as may be required by Legal Requirements) or increase the amount of any benefit or amount payable under, or permit any ERISA Affiliate to adopt, amend (except as may be required by Legal Requirements) or increase the amount of any benefit or amount payable under, any Plan or Welfare Plan, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits expense to any Borrower or any ERISA Affiliate or (iii) permit an ERISA Event to occur.

6.1.17ERISA.  Engage in any transaction that would cause the Note (or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt, prohibited transaction under ERISA (including for this purpose the parallel provisions of Section 4975 of the Internal Revenue Code of 1986, as amended), or otherwise result in Lender being deemed in violation of any applicable provisions of ERISA.  Borrowers shall indemnify, protect, defend, and hold Lender harmless from and against any and all losses, liabilities, damages, claims, judgments, costs, and expenses (including, without limitation excise taxes, attorneys’ fees and costs incurred in the investigation, defense, and settlement of claims and in obtaining any individual ERISA exemption or state administrative exception that may be required, in Lender’s sole and absolute discretion) that Lender may incur, directly or indirectly, as the result of the breach by Borrowers of any warranty or representation set forth in Section 4.1.17 hereof or the breach by Borrowers of any covenant contained in this Section 6.1.17.  This indemnity shall remain in full force and effect until repayment in full of the Secured Obligations and shall not be subject to the limitation on personal liability described in Section 10.31.

6.1.18Equipment and Inventory.  Permit any Equipment or Inventory owned by any Borrower to be removed at any time from any Property unless the removed item is consumed or sold in the usual and customary course of business, removed temporarily for maintenance and repair or, if removed permanently, replaced by an article of equivalent suitability and not materially less value, owned by Borrowers free and clear of any Lien.

6.1.19Payments to Affiliates.  Pay any Borrower or any Affiliate of Borrower any fees with respect to any Property, except for Property Manager or any property manager pursuant to an approved property management agreement pursuant to Section 5.1.11, and as otherwise approved by Lender in writing.

6.1.20Waste and Alterations.  Commit or permit any physical waste with respect to any Property or the Chattels.  Borrowers shall not cause or permit any part of any Property, including but not limited to any building, structure, parking lot, driveway, landscape scheme, timber, or other ground improvement, to be removed, demolished, or materially altered without the prior written consent of Lender, which may be granted or withheld in the sole discretion of Lender. Borrowers shall not change or cause to be changed any access to or egress from any Property by public streets, easements or rights of way without Lender’s prior written consent.

6.1.21Distributions.  Make any distributions to direct or indirect members or other owners or its respective Affiliates (including, without limitation, those made for purposes such as the return of such parties’ equity in Borrower) in violation of the terms and provisions of the Loan Documents, including, without limitation, during the existence of any Event of Default, without the prior written consent of Lender in its sole and absolute discretion.

6.1.22Zoning and Private Covenants.  Initiate, join in, or consent to any change in any zoning ordinance or classification, any change in the “zoning lot” or “zoning lots” (or similar zoning unit or units) presently comprising any Property, any transfer of development rights, any private restrictive covenant, or any other public or private restriction limiting or defining the uses which may be made of any Property or any part thereof, without the express written consent of Lender.  If under applicable zoning provisions the use of all or any part of any Property is or becomes a nonconforming use, Borrowers shall not cause such use to be discontinued or abandoned without the express written consent of Lender, and Borrowers shall use its best efforts to prevent the tenant under any Lease from discontinuing or abandoning such use.

6.1.23Contracts.  Enter into, modify, change, supplement, alter, amend or terminate, or consent to the entering into, modification, change, supplement, alteration, amendment modification or termination of, any Contract in excess of $50,000.00 (including, without limitation, any collective bargaining agreement or any other labor agreement) without Lender’s prior written consent.

6.1.24Use of Proceeds.  Use any funds advanced by Lender under the Loan Documents for household or agricultural purposes, to purchase margin stock, or for any purpose prohibited by law.

6.1.25Access Agreements.  Enter into, amend, supplement, cancel, modify or terminate any Access Agreements., without Lender’s prior written consent.

6.1.26Further Encumbrance of Chattels.  Create nor permit any lien, security interest or encumbrance against the Chattels, Intangible Personalty or other Collateral or any part thereof or interest therein, other than the liens and security interests created by the Loan Documents, without the prior written consent of Lender, which may be withheld for any reason.

6.1.27Assessments Against Property.  Without the prior written consent of Lender, which may be withheld for any reason, consent to or allow the creation of any so-called special districts, special improvement districts, benefit assessment districts or similar districts, or any other body or entity of any type, or consent to or allow the occurrence of any other event, that would or might result in the imposition of any additional taxes, assessments or other monetary obligations or burdens on any Property.

6.1.28Transfer or Removal of Chattels, Intangible Personalty or other Collateral.  Sell, transfer or remove from any Property all or any part of the Chattels, Intangible Personalty or other Collateral, unless the items sold, transferred, or removed are simultaneously replaced with similar items of equal or greater value.

6.1.29Change of Name.  Change the name under which such Borrower does business, or adopt or begin doing business under any other name or assumed or trade name, without first notifying Lender of such Borrower’s intention to do so and delivering to Lender such executed modifications or supplements to this Agreement (and to any financing statement which may be filed in connection herewith) as Lender may reasonably require.

6.1.30Improper Use of Property, Chattels, Intangible Personalty or other Collateral.  Use any Property, the Chattels, the Intangible Personalty or the other Collateral for any purpose or in any manner that violates any applicable law, ordinance, or other governmental requirement, the requirements or conditions of any insurance policy, or any private covenant.

ARTICLE 7EVENT OF DEFAULT

7.1Event of Default.  The occurrence of one or more of the following events shall be an “Event of Default” hereunder:

7.1.1if Borrower fails to pay when due any interest, principal or other amount in a sum certain under this Agreement or under any of the other Loan Documents for which sum there is a scheduled date for payment or for which there is a date certain for payment;

7.1.2if Borrower fails to pay within ten (10) days following demand by Lender any amount other than any amount described in Section 7.1.1 above or Section 7.1.3 below;

7.1.3if Borrower fails to pay the outstanding Secured Obligations on the Loan on the Loan Maturity Date;

7.1.4if, any certification, representation or warranty made by any Borrower Control Person in the Loan Application, this Agreement, the Note, the Mortgages or any other Loan Document, or in any certificate or notice delivered or made in connection herewith or therewith, shall prove to be false, misleading or erroneous in any material respect when made or deemed made;

7.1.5if there is a breach of the provisions of Section 5.1.14, Section 5.1.15, Section 5.1.18, Section 5.1.20, Section 5.1.22, Section 5.1.24, Section 5.1.25, Section 6.1.1, Section 6.1.2, Section 6.1.3, Section 6.1.4, Section 6.1.5, Section 6.1.9, Section 6.1.13, Section 6.1.14, Section 6.1.16, Section 6.1.17, Section 6.1.27 or Section 6.1.28 hereof;

7.1.6if, any Borrower Control Person makes an assignment for the benefit of creditors or admits in writing, of any such Borrower Control Person’s inability to pay such Borrower Control Person’s debts as they become due in any proceeding under the U.S. Bankruptcy Code or any similar federal or state law;

7.1.7if, a receiver, liquidator or trustee shall be appointed for any Borrower Control Person, for the taking of possession of all or a substantial part of any property of any Borrower Control Person, or if any Borrower Control Person, shall be adjudicated in a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower Control Person, or if any proceeding for bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of debts of any Borrower Control Person shall be instituted or any other relief under any bankruptcy or any other similar act or law of any jurisdiction, foreign or domestic, now or hereafter existing, or if there occurs or if any Borrower Control Person shall dissolve or cease to exist, or if any general assignment is made for the benefit of the creditors or any Borrower Control Person; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Borrower Control Person, upon the same not being discharged, stayed or dismissed within ninety (90) days, or if any Borrower Control Person shall generally not be paying its debts as they become due, or if any Borrower Control Person takes any action for or indicating its consent to, the purpose of effecting any of the foregoing in any court of competent jurisdiction;

7.1.8if, other than in connection with a transfer or assumption pursuant to Section 8.1 hereof, any Borrower and/or any Guarantor attempts to delegate its obligations or assign its respective rights under this Agreement, any of the other Loan Documents to which it is a party or any interest herein or therein;

7.1.9if there occurs (i) any Default, after the lapse of any applicable notice, grace or cure period under any Loan Document, or (ii) any new “Event of Default” as defined or described in this Agreement, the Note, any of the Mortgages and/or any other Loan Document;

7.1.10if, any Borrower fails to maintain or renew in accordance with Section 5.1.16 any insurance required to be maintained pursuant to Section 5.1.16 hereof;

7.1.11if, any Borrower and/or any Guarantor shall fail to perform any of the terms, covenants, obligations or conditions of this Agreement, the Note, the Mortgages or the other Loan Documents to which it is a party that are not specifically referred to in other subsections in this definition of “Event of Default,” in each case for ten (10) days after written notice to such Borrower or such Guarantor (as applicable), from Lender, in the case of any failure that can be cured by the payment of a sum of money (other than Events of Default pursuant to Sections 7.1.1, 7.1.2 and 7.1.3 above as to which no grace period shall be applicable), or for thirty (30) days after written notice from Lender, in the case of any other failure (unless a longer notice period is otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary failure is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such failure within such 30‑day period and thereafter diligently and expeditiously proceeds to cure the same, such 30‑day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such failure but in no event for more than one hundred twenty (120) days; and for the avoidance of doubt, the cure periods set forth in this Section 7.1.11 shall not be applicable to the Events of Default described in the other subsections of this Section 7.1;

7.1.12if, any Borrower, any Guarantor or any other Borrower Control Person shall purport to, terminate, revoke, repudiate, declare voidable or void or otherwise contest the validity or enforceability of any of the Loan Documents or any provision of any of the foregoing or any of the obligations of any Borrower and/or such Guarantor and/or such Borrower Control Person; or any Lien created or purported to be created in by any Loan Document shall fail to be a valid, enforceable and perfected Lien in favor of Lender securing the Secured Obligations, prior to all other encumbrances except Permitted Encumbrances;

7.1.13if, any Borrower breaches the provisions of Section 5.1.2(E), and such breach is not cured within thirty (30) days following notice to such Borrower;

7.1.14any failure by Borrowers to vacate, or set aside, or stay, for thirty (30) days, any levy executed, attached, sequestrated or other writ against any Property, Chattel or Personalty;

7.1.15any failure of any Borrower Control Person to pay any money judgment in excess of $25,000.00 against such Borrower Control Person before the expiration of thirty (30) days after such judgment becomes final and no longer appealable;

7.1.16any assertion of any claim of priority over any Mortgage, by title, lien, or otherwise, unless Borrowers within thirty (30) days after such assertion either causes the assertion to be withdrawn or provides Lender with such security as Lender may require to protect Lender against all loss, damage, or expense, including actual third party attorneys’ fees, which Lender may incur in the event such assertion is upheld;

7.1.17any order or decree is entered by any court of competent jurisdiction (i) enjoining the rental of any space at any Property or (ii) enjoining or prohibiting any Borrower or any Guarantor, from substantially performing any of its respective obligations under this Agreement or any other Loan Document and such order or decree is not stayed or vacated, or the proceedings out of which such order or decree arose are not dismissed, within thirty (30) days after the granting of such decree or order;

7.1.18any Transfer that is not a Permitted Transfer shall occur;

7.1.19the occurrence of any default after the lapse of any applicable grace or cure period, or the occurrence of any event or circumstance defined as an “Event of Default” under any consensual lien encumbering the Property or any part thereof or interest therein, or any document or instrument evidencing obligations secured thereby, provided, however, that nothing in this Section 7.1.19 shall be deemed to permit any such consensual lien to be executed by any Borrower or any other Person; or

7.1.20the occurrence of any default after the lapse of any applicable grace or cure period, or the occurrence of any event or circumstance defined as an “Event of Default” under any Indebtedness (other than the Loan) incurred or owing by any Borrower or any document or instrument evidencing any obligation to pay such Indebtedness, then, upon the occurrence of any such Event of Default and at any time thereafter if such Event of Default remains uncured, Lender, may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents, or at law or in equity, take such action, without further notice or demand, as Lender deems advisable to protect and enforce its rights against Borrowers (or any of them) and/or Guarantor, as may be applicable, and in and to all or any portion of the Collateral (including, without limitation, declaring the entire Secured Obligations to be immediately due and payable) and may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrowers (or any of them), Guarantor and/or the Collateral (including, without limitation, all rights or remedies available at law or in equity).  Notwithstanding anything herein to the contrary, the provisions of Section 7.1.6, Section 7.1.7 and Section 7.1.15 shall not apply to any individual member of the Board of Directors of any corporation that is a Borrower Control Person.

7.2Remedies.  Immediately upon or any time and from time to time after the occurrence and during the continuation of any Event of Default hereunder, Lender may exercise any remedy available at law or in equity, including but not limited to those listed below and those listed in the other Loan Documents, in such sequence or combination as Lender may determine in Lender’s sole discretion.

7.2.1Performance of Defaulted Obligations.  Lender may make any payment or perform any other obligation under the Loan Documents that any Borrower Control Person has failed to make or perform, and Borrowers hereby irrevocably appoints Lender as the true and lawful attorney-in-fact for Borrowers to make any such payment and perform any such obligation in the name of Borrowers (or any of them).  All out-of-pocket payments made and expenses (including attorneys’ fees) incurred by Lender in this connection, together with interest thereon at the Default Rate from the date paid or incurred until repaid, will be part of the Secured Obligations and will be immediately due and payable by Borrowers to Lender.  In lieu of advancing Lender’s own funds for such purposes, Lender may use any funds of Borrowers or any of them which may be in Lender’s possession, including but not limited to insurance or condemnation proceeds and amounts deposited for taxes, insurance premiums, or other purposes.

7.2.2Specific Performance and Injunctive Relief.  Notwithstanding the availability of legal remedies, Lender shall be entitled to obtain specific performance, mandatory or prohibitory injunctive relief, or other equitable relief requiring Borrowers (or any of them) and/or Guarantor to cure or refrain from repeating any Default.

7.2.3Acceleration of Secured Obligations.  Lender may, without notice or demand, declare all of the Secured Obligations immediately due and payable in full.

7.2.4Suit for Monetary Relief.  Subject to the non-recourse provisions of Section 10.31 hereof, with or without accelerating the maturity of the Secured Obligations, Lender may sue from time to time for any payment due under any of the Loan Documents, or for money damages resulting from any Default by Borrowers (or any of them) or Guarantor under any of the Loan Documents.

7.3 Remedies Cumulative.  The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrowers and/or Guarantor pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrowers and/or Guarantor, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.

7.4Curative Advances.  If any Default occurs and is not cured by Borrower after notice from Lender within the applicable cure period, if any, or if any Event of Default occurs, then Lender may expend such sums as either shall reasonably deem appropriate to cure or attempt to cure such Default or Event of Default, including, without limitation, Protective Advances; provided, however, no such sum expended by Lender (and no reimbursement thereof by Borrowers) shall be deemed to cure any Event of Default unless Lender shall waive such Event of Default in writing in its sole discretion.  Borrowers shall immediately repay all such sums (including, without limitation, Protective Advances) so advanced, which sums shall immediately become part of the Secured Obligations, bear interest at the Default Rate from the date advanced until the date repaid, and be secured by the Collateral.

7.5Expenses of Enforcement.  All out-of-pocket costs and expenses incurred by Lender in the exercise of its rights and remedies, including, without limitation, out-of-pocket attorneys’ fees, shall be added to the Secured Obligations and shall be payable on demand and bear interest at the Default Rate from the date incurred until repaid.

ARTICLE 8TRANSFERS, RELEASE OF PROPERTY

8.1Transfers.

A.Borrowers shall not Transfer, directly or indirectly, all or any part of the Collateral or all or any part of any Property, or, except for a Permitted Transfer, permit any Transfer, directly and indirectly, of any, direct or indirect, ownership interest in, or Control of, any Borrower or any Property, without Lender’s prior written consent thereto.

B.Notwithstanding the foregoing, and provided that the Transfer Conditions (as defined below) or the WU Transfer Conditions (as defined below), as applicable, are satisfied, the following transfers (each, a “Permitted Transfer”) are permitted without Lender’s prior written consent:

(1)(a) The limited partners of Managing Member may transfer their respective limited partnership interests in Managing Member to Guarantor in exchange for shares in Guarantor, (b) each of Paul Cooper, By-Pass Trust under Article THIRD of the Last Will and Testament of Jerome Cooper, Jeffrey Ravetz, Sarah Ravetz, Louis Sheinker, Jeffrey Wu and the Wu Family 2012 Gift Trust (each individually, a “Principal”, and, collectively, the “Principals”) may transfer their respective limited partnership interests in Managing Member to another Principal, (c) Managing Member may issue additional limited partnership interests to Persons who are not Principals, and (d) owners of shares of GTJ REIT may (x) transfer such shares in accordance with the applicable operating documents of GTJ REIT, or (y) transfer such shares to GTJ REIT to be redeemed by GTJ REIT pursuant to the applicable operating documents of GTJ REIT, provided, however, that in each such case, such transfer does not result in any Person owning more than nine percent (9%) of the direct or indirect ownership interests of any Borrower (any such transfer, a “Public Transfer”), in each case without violating the provisions of this Section 8.1, provided that each of the Transfer Conditions (defined below) are satisfied with respect to any such Transfer.

(2)Transfers of title or interests (including ownership interests) under any trust or will or testament or applicable laws of descent or intestacy.

(3)Jeffrey Wu, an individual on behalf of himself and the Wu Family 2012 Gift Trust, may pledge and/or Transfer the 24.413% class B limited partnership interests and his 2.219% common limited partnership interests in Managing Member to PNC Bank, N.A. without violating the provisions of this Section 8.1, provided that each of the WU Transfer Conditions (as defined below) are satisfied with respect to any such Transfer.

C.For purpose of this Section 8.1, “Transfer Conditions” mean all of the following:

(1)Other than in respect of a Public Transfer, there exists no Event of Default at the time of such transfer.

(2)The Principals, either individually or together, shall maintain at least a 5% direct or indirect ownership interest in each of the Borrowers.

(3)Other than in respect of a Public Transfer, Paul Cooper continues to be the Chief Executive Officer of GTJ REIT, Louis Sheinker continues to be the President of GTJ REIT, and Paul Cooper and Louis Sheinker each continue to be members of the Board of Directors of GTJ REIT.

(4)GTJ GP shall either (A) remain the sole general partner of Managing Member and shall continue to own at least one percent (1%) of the outstanding partnership interests in Managing Member, or (B) own one hundred percent (100%) of the direct ownership interests in each of the Borrowers.

(5)Guarantor shall (A) remain the owner of one hundred percent (100%) of the direct ownership interests in GTJ GP, (B) continue to Control GTJ GP, (C) so long as Managing Member exists, continue to indirectly Control Managing Member and (D) continue to indirectly Control each Borrower.

(6)Other than in respect of a Public Transfer, after the proposed Transfer, Guarantor continues to satisfy the Guarantor Minimum Net Worth Requirement and the Guarantor Minimum Available Liquidity Requirement.

(7)If a change in the Property Manager for the Property (not a change in the manager or managing member of any Borrower) shall result from such transfer, Borrowers shall enter into a Management Agreement with a Property Manager that has reasonably satisfactory experience operating and leasing property similar to the Property and that has a term no greater than one (1) year, may be cancelled on 30-days written notice (without cause and without any cancellation fee or charge), and which provides that the Property Manager shall subordinate its fees to the payment of the Loan, and otherwise complies with the terms of this Agreement and the other Loan Documents.

(8)Other than in respect of a Public Transfer, (i) at least thirty (30) days prior to any such proposed Transfer, Borrowers shall deliver to Lender written notice of the proposed Transfer (the “Transfer Notice”) and an organizational chart illustrating the ownership structure of each Borrower both before and after the consummation of the proposed Transfer, which organizational chart shall set forth Borrowers’ direct and indirect upstream owners, the percentage interests held by each such owner and the type of entity of each such owner that is an entity (an “Organizational Chart”) confirming the ownership structure before and after the proposed Transfer and (ii) within ten (10) days after the proposed Transfer has occurred, Borrowers shall deliver to Lender a final Organizational Chart reflecting the new ownership structure of each Borrower.

(9)Borrowers shall pay or reimburse Lender for all of the out-of-pocket costs, fees and expenses incurred by Lender in respect of any such proposed Transfer, including, without limitation, reasonable attorneys’ fees incurred by Lender, whether or not such proposed Transfer is consummated.

(10)The proposed transferee and its constituent members (A) are not then identified by the Office of Foreign Assets Control or Department of Treasury as a person subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act and any Executive Orders or regulations promulgated thereunder (as any and all of such laws and regulations have been or may hereafter be, renewed, extended, amended or replaced) with the result that such proposed transferee and its constituent members are in violation of law and/or transaction of business with such parties is prohibited by law, (B) are not in violation of any Anti-Terrorism Laws or Anti-Money Laundering Laws, and (C) if Lender requests, execute a certificate in form and substance reasonably satisfactory to Lender in connection with each such Transfer, evidencing that the proposed transferee and all of its constituent members comply with the requirements set forth in Section 5.1.22.

(11)With respect to any Permitted Transfer effected pursuant to Section 8.1(B)(1) (except a Public Transfer) concurrently with delivery of the Transfer Notice, Borrowers pay Lender an administrative review fee equal to $3,000, which fee shall be fully earned by Lender as of the date Borrower delivers the Transfer Notice to lender.

(12)Other than in respect of a Public Transfer, not later than twenty (20) days following any such Transfer, Borrowers shall provide Lender with (A) evidence reasonably satisfactory to Lender that all of the Transfer Conditions have been satisfied with respect to such Transfer and (B) a certificate signed by Borrowers and Guarantor that (I) certifies to Lender that all of the Transfer Conditions have been satisfied with respect to such Transfer, (II) certifies to Lender that the Organizational Chart delivered to Lender in respect of such transfer is true, complete and correct, and (III) attaches (x) a copy of the documents effectuating the Transfer and a copy of the organizational documents of the entities affected by such Transfer, as amended, and (y) any other information that Lender may reasonably request.

(13)Such Transfer shall not (i) impair or adversely affect Lender’s rights or security under the Loan Documents, (ii) diminish the obligations of Borrowers under this Agreement, the other Loan Documents, or (iii) diminish the obligations of Guarantor under the Guaranty Agreement and the Environmental Indemnity Agreement.

(14)Such Transfer could not subject Lender or any of its Affiliates to any civil or criminal penalties in any jurisdiction or otherwise constitute an unlawful act, offence or crime by Lender or any of its Affiliates, including, without limitation, under any of the laws, regulations and executive orders described in Section 5.1.22 of this Agreement.

D.For purpose of this Section 8.1, “WU Transfer Conditions” mean all of the following:

(1)There exists no Event of Default at the time of such transfer.

(2)GTJ GP shall remain the sole general partner of Managing Member and shall continue to own at least one percent (1%) of the outstanding partnership interests in Managing Member.

(3)Guarantor shall (A) remain the owner of one hundred percent (100%) of the direct ownership interests in GTJ GP, (B) continue to Control GTJ GP and (C) continue to indirectly Control Managing Member and each Borrower.

(4)Prior to and following such Transfer, neither Jeffrey Wu nor the transferee or the pledgee, as the case may be, nor any transferee or successor of such transferee or pledgee, shall have any right to Control Guarantor, GTJ GP, Managing Member or any Borrower.

(5)After the proposed Transfer, Guarantor continues to satisfy the Guarantor Minimum Net Worth Requirement and the Guarantor Minimum Available Liquidity Requirement.

(6)If a change in the Property Manager for the Property (not a change in the manager or managing member of any Borrower) shall result from such transfer, Borrowers shall enter into a Management Agreement with a Property Manager that has reasonably satisfactory experience operating and leasing property similar to the Property and that has a term no greater than one (1) year, may be cancelled on 30-days written notice (without cause and without any cancellation fee or charge), and which provides that the Property Manager shall subordinate its fees to the payment of the Loan, and otherwise complies with the terms of this Agreement and the other Loan Documents.

(7)(i) at least thirty (30) days prior to any such proposed Transfer, Borrowers shall deliver to Lender the Transfer Notice (as defined in Section 8.1(C)(8)) and an Organizational Chart (as defined in Section 8.1(C)(8)) confirming the ownership structure before and after the proposed Transfer and (ii) within ten (10) days after the proposed Transfer has occurred, Borrowers shall deliver to Lender a final Organizational Chart reflecting the new ownership structure of each Borrower.

(8)Borrowers shall pay or reimburse Lender for all of the out-of-pocket costs, fees and expenses incurred by Lender in respect of any such proposed Transfer, including, without limitation, reasonable attorneys’ fees incurred by Lender, whether or not such proposed Transfer is consummated.

(9)The proposed transferee and its constituent members (A) are not then identified by the Office of Foreign Assets Control or Department of Treasury as a person subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act and any Executive Orders or regulations promulgated thereunder (as any and all of such laws and regulations have been or may hereafter be, renewed, extended, amended or replaced) with the result that such proposed transferee and its constituent members are in violation of law and/or transaction of business with such parties is prohibited by law, (B) are not in violation of any Anti-Terrorism Laws or Anti-Money Laundering Laws, and (C) if Lender requests, execute a certificate in form and substance reasonably satisfactory to Lender in connection with each such Transfer, evidencing that the proposed transferee and all of its constituent members comply with the requirements set forth in Section 5.1.22.

(10)With respect to any Permitted Transfer effected pursuant to Section 8.1(B)(3), concurrently with delivery of the Transfer Notice, Borrowers pay Lender an administrative review fee equal to $3,000.

(11)Not later than twenty (20) days following any such Transfer, Borrowers shall provide Lender with (A) evidence reasonably satisfactory to Lender that all of the Transfer Conditions have been satisfied with respect to such Transfer and (B) a certificate signed by Borrowers and Guarantor that (I) certifies to Lender that all of the Transfer Conditions have been satisfied with respect to such Transfer, (II) certifies to Lender that the Organizational Chart delivered to Lender in respect of such transfer is true, complete and correct, and (III) attaches (x) a copy of the documents effectuating the Transfer and a copy of the organizational documents of the entities affected by such Transfer, as amended, and (y) any other information that Lender may reasonably request.

(12)Such Transfer shall not (i) impair or adversely affect Lender’s rights or security under the Loan Documents, (ii) diminish the obligations of Borrowers under this Agreement, the other Loan Documents, or (iii) diminish the obligations of Guarantor under the Guaranty Agreement and the Environmental Indemnity Agreement.

(13)Such Transfer could not subject Lender or any of its Affiliates to any civil or criminal penalties in any jurisdiction or otherwise constitute an unlawful act, offence or crime by Lender or any of its Affiliates, including, without limitation, under any of the laws, regulations and executive orders described in Section 5.1.22 of this Agreement

(14)Following any such Transfer to PNC Bank, N.A., or any foreclosure or assignment in lieu of foreclosure in respect of such pledge to PNC Bank, N.A., PNC Bank, N.A., or the transferee or designee in respect of such foreclosure or assignment in lieu of foreclosure (provided, however, that any such transferee or designee is consented to by Lender), shall be subject to the provisions of this Section 8.1 and shall not pledge or transfer its membership interests in Managing Member to any Person without the prior written consent of Lender.

8.2Intentionally Omitted.

8.3Intentionally Omitted.

8.4Release of Property.  The Loan shall be secured by, among other things, the Mortgages, each creating a first Lien on the applicable Property, and the other Collateral.  Except as expressly set forth below in this Section, Lender shall have no obligation to release any Property or other Collateral until all of the Secured Obligations have been paid and performed in full, and all obligations of Lender under this Agreement and the other Loan Documents have terminated.

8.4.1Notwithstanding the foregoing, following the Release Lockout Date, Borrowers shall be entitled to obtain a release from the Lien of the Loan Documents as to any one (1) (but not more than one (1)) Property in the Portfolio (the Property released in accordance with this Section 8.4 being referred to herein as the “Released Property”, and the Properties that have not been released in accordance with this Agreement being collectively referred to herein as the “Remaining Properties”), provided that all of the following conditions (collectively, the “Release Conditions”) are satisfied as of the date of the release of the Released Property (the “Release Date”):

a.Borrowers have delivered to Lender, not later than thirty (30) days prior to the proposed Release Date, a written request for the release of such Released Property (each, a “Release Request”), which Release Request shall (i) confirm that, as of the proposed Release Date, each of the Release Conditions shall be satisfied and (ii) include such supporting documentation demonstrating such satisfaction as may be required by Lender.

b.Intentionally omitted.

c.Intentionally omitted.

d.No Default or Event of Default shall exist under any of the Loan Documents at the time of delivery of the Release Request through and including the Release Date.

e.With respect to the Released Property, the Borrowers have paid to Lender an amount equal to one hundred ten percent (110%) of the Allocated Loan Amount applicable to such Released Property (such amount paid to Lender with respect to the Released Property being referred to herein as the “Release Amount”).

f.Immediately after the release of such Released Property from the lien of the applicable Mortgage, the Portfolio Debt Service Coverage Ratio must be equal to or greater than the greater of (i) 2.00:1.0 and (ii) the Portfolio Debt Service Coverage Ratio immediately prior to the Release Date.

g.Immediately after the release of such Released Property from the lien of the applicable Mortgage and pursuant to an Appraisal, the Portfolio Loan-to-Value Ratio shall be not greater than the lesser of (i) fifty-five percent (55%) and (ii) the Portfolio Loan-to Value Ratio (taking into account the Released Property) immediately prior to the Release Date.

h.Borrowers have paid to Lender a release fee equal to $7,500, payable at the time Borrowers deliver the Release Request to Lender, which fee shall be fully earned by lender as of the date Borrower delivers the Release Request.

i.Borrowers have paid to Lender an amount equal to the prepayment premium with respect to Release Amount, calculated in accordance with the provisions of Section 5 of the Note.

j.Borrowers may not seek the release of less than an entire Property.

k.Borrowers have reimbursed Lender for any and all costs and expenses incurred by Lender in connection with the release of such Released Property (including, without limitation, reasonable attorneys’ fees and costs, servicer’s fees and costs, and, the cost of any title endorsement required by Lender in its sole and absolute discretion, including, without limitation, any modification to any tie-in endorsement), whether or not such release is actually consummated.

l.Borrowers and Guarantor (as applicable) have executed and delivered to Lender all documents (which documents shall be in form and substance satisfactory to Lender) reasonably requested by Lender relating to the release of such Released Property, including, without limitation, documents to modify the Loan Documents to reflect such release and/or to ratify, reaffirm and/or further evidence the continued validity of the Mortgages and the other Loan Documents, and the liens on the Remaining Properties created thereby.

8.5One-Time Transfer.  Notwithstanding the “due-on-sale” provisions of the Loan Documents to the contrary, Lender shall permit a one-time transfer of all, but not a portion of, the Portfolio provided that all of the following conditions are satisfied:  (i) no Default or Event of Default exists; (ii) Borrowers have paid to Lender an assumption fee of one percent (1%) of the outstanding principal balance of the Secured Obligations; (iii) if the proposed transferee is a land trust, Lender has received a first-lien collateral assignment of all beneficial interest therein; (iv) Lender has received and has had a reasonable opportunity to review and approve all organizational documents (including, without limitation, certificates and articles of formation, partnership and operating agreements, by-laws, certificates of good standing and authorizing resolutions) and review all documents and agreements executed or to be executed in connection with the proposed transfer; (v) the non-economic terms (e.g., those terms other than interest rate, payment schedule, principal balance, and non-recourse nature (subject to exceptions thereto customarily included by Lender in loan documents)) of the Loan Documents have been modified as Lender may request in good faith; (vi) the proposed transferee has assumed all of the Borrowers’ obligations under the Loan Documents; (vii) Lender has received at least thirty (30) days’ prior written notice of the proposed transfer; (viii) the proposed transferee and, if applicable, its general partners or managing members have, in the sole judgment of Lender exercised in good faith, a net worth equal to or greater than the aggregate net worth of Borrowers as of the date hereof or otherwise satisfactory to Lender, and its general partners or managing members have a satisfactory history of owning, operating and managing property similar to the Properties; (ix) the proposed transferee and, if applicable, its general partners or managing members have, in the sole judgment of Lender exercised in good faith, a satisfactory credit history and professional reputation and character; (x) the Portfolio Debt Service Coverage Ratio is not less than 1.75:1.00, and Lender receives satisfactory evidence that such ratio will be maintained for the twelve (12) months immediately following the consummation of such transfer; (xi) the Portfolio Loan-to-Value Ratio, as determined by Lender pursuant to Appraisals delivered by Borrowers to Lender, and taking into account all obligations secured by liens on the Portfolio does not exceed fifty-five percent (55%); (xii) Borrowers pays all costs and expenses incurred by Lender in connection with such transfer, including, without limitation, all legal, processing, accounting, title insurance, and appraisal fees, whether or not such transfer is actually consummated; (xiii) at Lender’s option, Lender has received endorsements to its mortgagee’s title insurance policies at Borrowers’ expense, which endorsements re-date the date of such title insurance policies and state that the lien of each of the Mortgages remain a first and prior lien against the applicable portion of the Portfolio subject to no exceptions other than as approved by Lender; (xiv) principals of the proposed transferee acceptable to Lender in Lender’s sole discretion execute a guaranty agreement in the form of the Guaranty Agreement and an environmental indemnity agreement in the form of the Environmental Indemnity Agreement; (xv) Borrowers delivers to Lender such opinions of counsel and certifications of organizational documents as Lender may request in form and substance satisfactory to Lender (including, without limitation, existence and authority, and the due execution and enforceability of any and all Loan Documents as assumed by the proposed transferee and the enforceability of any and all documents executed by the proposed transferee and its principals in connection with such transfer); (xvi) the proposed transferee, any Person executing any Loan Documents in connection with the transfer, and their respective constituents comply with the requirements set forth in Section 4.1.20 and Section 5.1.22 hereof; (xvii) the documents providing for the transfer of the Portfolio to the proposed transferee, including without limitation, any tenancy-in-common agreements and any management or similar documents pursuant to which the tenancy-in-common is managed or controlled, if applicable, shall have been reasonably approved by Lender; and (xviii) Borrowers deliver to Lender new or updated surveys confirming that there are no survey exceptions other than those set forth in the survey exceptions in such title insurance policies.  Upon the satisfaction of the foregoing conditions and execution of assumption documents in form and substance satisfactory to Lender, Lender shall release Borrowers and Guarantor from liability under the Loan Documents except to the extent of any liability or obligation under the Loan Documents that arises or is based upon any event that occurs or any state of affairs that exists prior to or as of the date of consummation of the proposed transfer (including, without limitation, any liability arising under the Guaranty Agreement and any liability arising under the Environmental Indemnity Agreement).

ARTICLE 9INTENTIONALLY OMITTED

ARTICLE 10GENERAL PROVISIONS

10.1Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, the making by Lender of the Loan hereunder and the execution and delivery by Borrowers to Lender of the Loan Documents, and shall continue in full force and effect so long as any portion of the Secured Obligations is outstanding and unpaid (subject, however, to the proviso clause of Section 4.3).  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.  All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrowers, shall inure to the benefit of the respective successors and assigns of Lender.  Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder of the Note and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

10.2Lender’s Discretion.  Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

10.3Governing Law.

10.3.1The substantive laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this Agreement.

10.3.2Any legal suit, action or proceeding against Lender or Borrowers arising out of or relating to this Agreement may at Lender’s option be instituted in any federal or state court located in (or serving if not located in) the City of New York, New York or the County of New York, New York and Borrowers waive any objections which it may now or hereafter have based on venue and/or forum non conveniens of any such suit, action or proceeding, and Borrowers hereby irrevocably submit to the jurisdiction of any such court in any suit, ACTION OR PROCEEDING.  BORROWERS DESIGNATE AND APPOINT SCHIFF HARDIN LLP, HAVING AN ADDRESS AT 666 FIFTH AVENUE, 17TH FLOOR, NEW YORK, NEW YORK 10103, C/O CHRISTINE MCGUINNESS ESQ., TO SO SERVE AS ITS AGENT TO RECEIVE ON THEIR BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK OR THE COUNTY OF NEW YORK, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY BORROWERS TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.  A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED OR CERTIFIED MAIL TO BORROWERS AT THEIR PRINCIPAL EXECUTIVE OFFICES EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.  IF ANY AGENT APPOINTED BY BORROWERS AS THEIR AGENT FOR SERVICE OF PROCESS REFUSES TO ACCEPT SERVICE OF PROCESS, BORROWERS HEREBY AGREE THAT SERVICE UPON THEM BY MAIL SHALL CONSTITUTE SUFFICIENT SERVICE.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  Borrower (i) shall give prompt notice to Lender of any change in address of their authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent with an office in New York, New York (which office shall be designated as the address for service of process), and (iii) shall promptly designate such a substitute if their authorized agent ceases to have an office in New York, New York or is dissolved without leaving a successor.

10.4Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or any other Loan Document, or consent or waiver referred to in any Loan Document or consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to or demand on Borrowers shall entitle Borrowers to any other or future notice or demand in the same, similar or other circumstances.

10.5Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

10.6Notices.  Any notice, consent or approval required or permitted to be given by Borrowers or Lender under this Agreement shall be in writing and will be deemed given (i) upon personal delivery, (ii) on the first (1st) business day after receipted delivery to a courier service which guarantees next-business-day delivery, or (iii) on the third (3rd) business day after mailing, by registered or certified United States mail, postage prepaid, in any case to the appropriate party at its address set forth below:

If to Borrowers:

c/o GTJ REIT Inc.

60 Hempstead Avenue, Suite 718

West Hempstead, New York  11552

Attention: Paul Cooper

with a copy to:

Schiff Hardin LLP

666 Fifth Avenue, 17th Floor

New York, New York 10103

Attention: Christine A. McGuinness, Esq.

If to Lender:

The United States Life Insurance Company in the City of New York

American Home Assurance Company

Commerce and Industry Insurance Company

c/o AIG Asset Management

777 S. Figueroa Street, 16th Floor

Los Angeles, California 90017-5800

Attention:  Director-Mortgage Lending and Real Estate

with a copy to:

Katten Muchin Rosenman LLP

2029 Century Park East

Suite 2600

Los Angeles, California 90067-3012

Attention:  Adam J. Engel, Esq.

Either party may change such party’s address for notices or copies of notices by giving notice to the other party in accordance with this Section.

10.7TRIAL BY JURY.  EACH BORROWER AND LENDER, TO THE FULLEST EXTENT THAT EACH MAY LAWFULLY DO SO, EACH WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.

10.8Headings.  The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

10.9Assignment.

A.Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in the Secured Obligations owing to Lender.  No Participant shall have any rights or benefits under this Agreement or any other Loan Document.  In the event of any such grant by Lender of a participating interest to a Participant, Lender shall remain responsible for the performance of its obligations hereunder, and Borrowers shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which Lender may grant such a participating interest shall provide that Lender shall retain the sole right and responsibility to enforce the obligations of Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement.

B.Without in any way limiting the provisions of Section 10.9(A), Lender shall have the right to sell, transfer or assign participating interests in the Secured Obligations or to sell, transfer or assign other direct or indirect interests in the Loan or the Loan Documents and in the obligations of Lender under this Agreement and the other Loan Documents, in such amounts as deemed appropriate by Lender to one or more Persons.  Lender may sell, transfer or assign all its interest in the Loan and the Loan Documents, and in the obligations of Lender under this Agreement and the other Loan Documents, to one or more Persons.  Upon an assignment of all or a portion of Lender’s direct interest in the Loan and Loan Documents, and an assumption by the assignee of Lender’s obligations hereunder with respect to the portion of the Loan so assigned, Lender shall be released from its obligations hereunder with respect to the assigned interest from and after the date of such assignment.

C.Borrowers may not sell, assign or transfer any interest in the Loan Documents, any Collateral (except as otherwise expressly permitted in the Loan Documents), or any portion of either of the foregoing (including, without limitation, Borrowers’ rights, title, interests, remedies, powers and duties hereunder and thereunder) and any such purported sale, assignment or transfer shall be null and void.

D.Notwithstanding anything to the contrary herein contained, Borrowers authorize Lender to disclose to any Participant or transferee of the Loan (each, a “Transferee”) and any prospective Transferee any and all financial and other information in Lender’s possession concerning any Borrower Control Person and its respective Affiliates, which has been delivered to Lender by or on behalf of any Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of any Borrower in connection with Lender’s credit evaluation of any Borrower Control Person and its respective Affiliates prior to becoming a party to this Agreement.

10.10Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.11Preferences.  Lender shall have no obligation to marshal any assets in favor of any Borrower or any other party or against or in payment of any or all of the obligations of any Borrower pursuant to this Agreement, the Note or any other Loan Document.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by any Borrower to any portion of the obligations of Borrowers hereunder.  To the extent Borrowers make a payment or payments to Lender for Borrowers’ benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

10.12Waiver of Notice.  Borrowers shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or another Loan Document specifically and expressly provides for the giving of notice by Lender to Borrowers and except with respect to matters for which Borrowers are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrowers hereby expressly waive the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrowers.

10.13Failure to Consent.  If Borrowers shall seek the approval by or consent of Lender hereunder or under the Note, the Mortgages, or any of the other Loan Documents, and Lender shall fail or refuse to give such consent or approval, then Borrowers shall not be entitled to any damages for any withholding or delay of such approval or consent by Lender, it being intended that Borrowers’ sole remedy shall be to bring an action for an injunction, declaratory judgment or specific performance.

10.14Exhibits and Schedules Incorporated.  The information set forth on the cover, the heading and the recitals hereof, the Exhibits and the Schedules attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

10.15Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses that are unrelated to this Agreement and the other Loan Documents that Borrowers may otherwise have against any assignor of this Agreement and the other Loan Documents.  No such unrelated counterclaim or defense shall be interposed or asserted by Borrowers in any action or proceeding brought by any such assignee upon this Agreement or upon any other Loan Document.  Any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrowers, unless and to the extent Borrowers would be permanently barred from asserting such claim in any action or proceeding.

10.16No Joint Venture or Partnership. Borrowers and Lender intend that the relationship created hereunder be solely that of borrower and lender.  Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrowers and Lender nor to grant Lender any interest in the Collateral other than that of secured party, mortgagee or lender.

10.17Waiver of Marshaling of Assets Defense.  To the maximum extent not prohibited by Legal Requirements, Borrowers waives all rights to a marshaling of the assets of Borrowers, and others with interests in Borrowers, (or any of them) and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshaling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Collateral for the collection of the Secured Obligations without any prior or different resort for collection, or the right of Lender to the payment of the Secured Obligations out of the Net Proceeds of the Collateral in preference to every other claimant whatsoever.

10.18Conflict; Documents.  In the event of any conflict between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement shall prevail.  The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.

10.19Brokers and Financial Advisors.  Each Borrower and Lender hereby represents that the representing party has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan, other than KeyBank Real Estate Capital (“Broker”). Borrowers shall pay the fees and commissions due to Broker pursuant to a separate written agreement.  Each Borrower and Lender hereby agrees to indemnify and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of the indemnifying party in connection with the transactions contemplated herein.  The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the repayment of the Secured Obligations.

10.20Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

10.21Estoppel Certificates.  Borrowers hereby agrees at any time and from time to time upon not less than ten (10) days’ prior written notice by Lender to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Default or Event of Default has occurred and is then continuing, and, if so, specifying each such Default or Event of Default.

10.22Payment of Expenses.

10.22.1Borrowers shall pay all applicable Transaction Costs, which shall include, without limitation, (A) costs and expenses of Lender in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents, and every amendment, supplement, or modification to the Loan Documents (or any of them) and any other document being prepared in connection herewith or therewith, or in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents; (ii) the creation, perfection or protection of Lender’s Liens in the Collateral (including, without limitation, fees and expenses for title and lien searches or amended or replacement mortgages, UCC Financing Statements or Security Documents, survey fees and charges, title insurance premiums and filing and recording taxes, fees and charges, third party due diligence expenses for each Property, including, without limitation, travel expenses, accounting firm fees, costs of the Appraisals, and the fees of appraisers, environmental consultants, engineering consultants and construction consultants, and costs and fees incurred in connection with arranging, setting up, servicing and maintaining the Account Collateral); (iii) the negotiation, preparation, execution and delivery of any amendment, waiver, restructuring or consent relating to any of the Loan Documents; and (iv) the preservation of rights under and enforcement of the Loan Documents, including any communications or discussions relating to any action that Borrowers shall from time to time request Lender to take, as well as any restructuring or rescheduling of the Secured Obligations, (B) the fees, expenses and other charges of counsel to Lender in connection with all of the foregoing, and (C) Lender’s (where deemed reasonably necessary by Lender) reasonable out-of-pocket travel expenses in connection with site visits to each Property.

10.22.2Borrowers shall pay or reimburse Lender within ten (10) days following demand for all of Lender’s costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Note, the other Loan Documents and any such other documents, including the reasonable fees and actual disbursements of counsel to Lender, and including costs and expenses incurred in any workout, restructuring or similar arrangements or in connection with any foreclosure, collection or bankruptcy proceedings with respect to any Borrower, any Managing Member or Guarantor.

10.22.3Any reference in this Agreement to attorneys’ or counsel fees paid or incurred by Lender shall be deemed to include paralegals’ fees and legal assistants’ fees.

Moreover, wherever provision is made herein for payment of attorneys’ or counsels’ fees or expenses incurred by Lender, such provision shall include, but not be limited to, such fees or expenses incurred in any and all judicial, bankruptcy, reorganization, administrative, or other proceedings, including appellate proceedings, whether such fees or expenses arise before proceedings are commenced, during such proceedings or after entry of a final judgment.

10.23Time of the Essence.  Time is of the essence with regard to the obligations of Borrowers hereunder or under any other Loan Document.

10.24No Third Party Beneficiaries.  Nothing in this Agreement or in any of the other Loan Documents shall confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.25Reinstatement.  This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by Lender in respect of the Loan is rescinded or must otherwise by restored by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or upon the appointment of any intervenor or conservator of, or trustee or similar official for, any Borrower or any substantial part of its properties or assets, or otherwise, all as though such payment had not been made.

10.26Usury Savings Clause.  It is expressly stipulated and agreed to be the intent of Borrowers and Lender at all times to comply with the applicable law governing the highest lawful interest rate.  If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to the loan evidenced thereby, or if acceleration of the maturity of the Note, any prepayment by Borrowers, or any other circumstance whatsoever, results in Borrowers having paid any interest in excess of that permitted by applicable law, then it is the express intent of Borrowers and Lender that all excess amounts theretofore collected by Lender be credited on the principal balance of the Note (or, at Lender’s option, paid over to Borrowers), and the provisions of the Note and other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder.  The right to accelerate maturity of the Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned interest in the event of acceleration.  All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Secured Obligations evidenced hereby or by the Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Secured Obligations until payment in full so that the rate or amount of interest on account of such Secured Obligations does not exceed the maximum rate or amount of interest permitted under applicable law.  The term “applicable law” as used herein means, any federal or state law applicable to the loan made by Lender to Borrower evidenced by the Note.

10.27Entire Agreement.  This Agreement, together with the other Loan Documents, contains the entire understanding between the parties to the matters addressed herein, and may not be changed, amended, modified or waived except pursuant to a written agreement executed by the parties, and supersedes any other understandings or agreements with respect to the matters covered hereby.

10.28Joint and Several Obligation.  (a) Subject to Section 10.31, all Persons comprising Borrowers are jointly and severally liable for all of the Secured Obligations; (b) All representations, warranties, and covenants made by any Borrower shall be deemed representations, warranties, and covenants of each of the Persons comprising Borrowers; and (c) Any breach, default or Event of Default by any of the Persons comprising Borrowers shall be deemed to be a breach, default, or Event of Default of Borrowers.

10.29Successors and Assigns.  This Agreement is binding upon and shall inure to the benefit of Borrowers and Borrowers’ successors and assigns, and Lender, and Lender’s successors and assigns.  The duties, covenants, conditions, obligations, and warranties of Borrowers in this Agreement shall be joint and several obligations of Borrowers and Borrowers’ successors and assigns.  The provisions of this Section 10.29 shall not in any way limit Section 10.9(C).

10.30Subrogation of Lender.  Lender shall be subrogated to the lien of any previous encumbrance discharged with funds advanced by Lender under the Loan Documents, regardless of whether such previous encumbrance has been released of record.

10.31Limitation on Liability.

10.31.1Nothing contained in the Loan Documents shall be deemed to impair or limit Lender’s rights (I) in foreclosure proceedings or in any ancillary proceedings brought to facilitate Lender’s foreclosure on any Property or any portion thereof or to exercise any specific rights or remedies afforded Lender under any other provisions of the Loan Documents or by law or in equity, subject to the non-recourse provisions set forth below; (II) to recover under any guaranty given in connection with the Loan; or (III) to pursue any personal liability of Borrowers or Guarantor under the Guaranty or the Environmental Indemnity Agreement.  Except as expressly set forth in Section 10.31.2 below, the recourse of Lender with respect to the obligations evidenced by this Agreement, the Note, the Mortgages and the other Loan Documents (except the Guaranty and the Environmental Indemnity Agreement) shall be solely to each Property, Chattel, Personalty and other Collateral. Notwithstanding anything to the contrary contained in this Agreement, the Note, the Mortgages or any other Loan Document, nothing shall be deemed in any way to impair, limit or prejudice the rights of Lender to collect or recover from Borrowers, or Guarantor: (i) damages or costs (including, without limitation, reasonable attorneys’ fees) incurred by Lender as a result of any intentional, physical waste by Borrower; (ii) any condemnation award or insurance proceeds attributable to any Property which were not paid to Lender or used to restore such Property in accordance with the terms of this Agreement; (iii) any Gross Revenue or other similar sums attributable to any Property collected by or for Borrower (x) following an Event of Default under any Loan Document and not properly applied to the reasonable fixed and operating expenses of the Property, including, without limitation, payments due on the Note and other sums due under the Loan Documents, or (y) to the extent not deposited into the Deposit Account; (iv) any security deposits collected by or for Borrower and not applied in accordance with the applicable Leases; (v) provided that sufficient sums for the payment of taxes, assessments and/or utility charges are not deposited with Lender pursuant to Section 5.1.2.B of this Agreement, the amount of any accrued taxes, assessments, and/or utility charges affecting any Property (whether or not the same have been billed to Borrower) that are either unpaid by Borrower or advanced by Lender under this Agreement or any other Loan Document, except, in respect of any Property, to the extent of any of the foregoing accruing after the Termination Date (as hereinafter defined) with respect to such Property; (vi) any sums expended by Lender in fulfilling the obligations of Borrower, as lessor, under any Lease affecting any Property; (vii) the amount of any loss suffered by Lender (that would otherwise be covered by insurance and available to Lender in accordance with the Loan Documents) as a result of Borrowers’ failure to maintain any insurance required under the terms of any Loan Document; (viii) losses, damages and costs (including, without limitation, reasonable attorneys’ fees) incurred by Lender as a result of any fraud or material misrepresentation by any Borrower in connection with any Property or any of the Loan Documents, and (ix) the amount of any losses, damages and costs suffered by Lender as a result of any Borrower’s making any REIT Distributions (as defined in the Cash Collateral Agreement) in accordance with Section 4(a)(ii)(I) of the Cash Collateral Agreement following a REIT Triggering Event (as defined in the Cash Collateral Agreement), provided that such amount shall not exceed the amount of such REIT Distributions made by any Borrower under Section 4(a)(ii)(I) of the Cash Collateral Agreement, which amounts would have been deposited into the Excess Cash Subaccount (as defined in the Cash Collateral Agreement) for application pursuant to the Cash Collateral Agreement if such REIT Distributions were not permitted under Section 4(a)(ii)(I) of the Cash Collateral Agreement. For the avoidance of doubt, the matters set forth in this paragraph (a) shall be fully recourse to each Borrower (but not any member, manager, officer, director or any Affiliate of any of the foregoing, with the exclusion of the Guarantor) and Guarantor.  For the purposes of this Section 10.31.1, the “Termination Date” is, in respect of any Property, the earliest of (x) the date that Borrower tenders to Lender or Lender's designee a deed-in-lieu of foreclosure in respect of such Property, subject to no title exceptions other than real estate taxes and assessments, the Permitted Exceptions (as defined in the applicable Mortgage) and such additional exceptions approved by Lender pursuant to the Loan Documents or which are otherwise acceptable to Lender in its reasonable discretion, together with such ancillary conveyances, releases and other documentation that are customarily delivered in connection with a deed-in-lieu of foreclosure transaction, all in form reasonably satisfactory to Lender, and such deed-in-lieu of foreclosure is accepted by Lender in its sole discretion (y) the date that Borrower tenders to Lender a stipulation to entry of judgment of foreclosure in respect of such Property, and (z) the date Lender, any Affiliate of Lender, or any other party takes title to such Property in connection with a foreclosure of the applicable Mortgage that encumbers such Property.  If Borrower elects to deliver a deed-in-lieu of foreclosure in respect of such Property, Lender shall retain the right to determine whether to accept such deed-in-lieu of foreclosure or to proceed with foreclosure proceedings and, upon Lender making such election, Borrower shall execute and deliver to Lender an appropriate deed-in-lieu of foreclosure in respect of the Property, as Lender shall have elected; provided, however, that if Lender chooses to proceed with foreclosure proceedings in respect of such Property, the Termination Date shall nonetheless be the earliest of the date specified in clause (x), (y) and (z) above, provided further that if Borrower thereafter fails to cooperate with Lender in respect of Lender's exercise of any and all remedies available at law or in equity to Lender (including, without limitation, foreclosure), then the Termination Date shall be the earlier of the date specified in clause (y) or (z) above.

10.31.2The agreement contained in Section 10.31.1 to limit the personal liability of each Borrower shall become null and void and be of no further force and effect, and Borrowers and Guarantor shall be personally liable for repayment of the Secured Obligations, in the event (A) of any Transfer other than (1) a Permitted Transfer that satisfies all of the Transfer Conditions and (2) any Transfer of the Properties (or any Property) in accordance with the terms and conditions set forth in  Section 8.1, Section 8.4 or Section 8.5; (B) of intentional or willful material misrepresentation by any Borrower in connection with the Portfolio, the Loan Documents, or the Loan Application; (C) any Borrower forfeits any Property or other Collateral due to criminal activity; (D) of any attempt, by any Borrower, any Guarantor, any Borrower Owner Person or Borrower Control Person or any other Person directly or indirectly responsible for the management of any Borrower or liable for repayment of Borrowers’ obligations under the Loan Documents (whether as maker, endorser, guarantor, surety, general partner or otherwise), to materially delay any foreclosure against the Portfolio or other Collateral or any other exercise by Lender of its remedies under the Loan Documents, which attempts shall include, without limitation, (i) any claim that any Loan Document is invalid or unenforceable to an extent that would preclude any such foreclosure or other exercise of remedies, (ii) any Borrower filing a petition in bankruptcy, failing to oppose in good faith the entry of an order for relief pursuant to any involuntary bankruptcy petition filed against any Borrower or seeking any reorganization, liquidation, dissolution or similar relief under the bankruptcy laws of the United States or under any other similar federal, state or other statute relating to relief from indebtedness, or consenting to or colluding in the filing of any involuntary bankruptcy petition against any Borrower, or (iii) the appointment (other than by Lender) of a receiver, trustee or liquidator with respect to any Borrower or any Property or any part thereof; (E) of any execution, amendment, modification, assignment or termination of any Lease to any Required Tenant or any execution, or subsequent amendment, modification, assignment or termination of any Lease for any space currently occupied by any Required Tenant, in each case in violation of the terms and provisions of this Loan Agreement and the other Loan Documents.

10.32Appointment of Servicer and Delegation of Lender Responsibilities.  Borrower acknowledges and agrees that, at the sole option of Lender, the Loan may be serviced by a Servicer.  The retention of Servicer and the delegation of some or all of Lender’s responsibilities to any such Servicer shall not, however, release Lender from any of Lender’s obligations under the Loan Documents.  As of the date of this Agreement, Lender has retained M. Robert Goldman & Company, Inc., as Servicer. Borrower shall also be responsible for the payment of all reasonable out-of-pocket costs and expenses incurred by Servicer in connection with the services performed by Servicer in connection with the Loan (including, without limitation, inspections of any Property, casualty and condemnation matters and a matters concerning Defaults and Events of Default) (the disbursement of funds held by or on behalf of Lender in escrow or reserve accounts, inspections of any Property, casualty and condemnation matters and a matters concerning Defaults and Events of Default).  Any action taken by Servicer pursuant to this Agreement and the other Loan Documents shall be binding upon Lender to the same extent as if taken by Lender, and Borrower shall be entitled to rely on all actions and directions given by Servicer in respect of the Loan and the Loan Documents unless and until Borrower receives contrary written instructions from Lender.

10.33Acceptance of Cures for Events of Default.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents  (including, without limitation, any reference to the “continuance” of an Event of Default, the “continuation” of an Event of Default or that an Event of Default is “continuing”), Lender shall in no event or under any circumstance be obligated or required to accept a cure by any Borrower, any Guarantor or by any other Person of an Event of Default unless Lender agrees to do so in the exercise of Lender’s sole and absolute discretion, it being agreed that once an Event of Default has occurred and so long as Lender has not determined to accept a cure of such Event of Default in writing, Lender shall be absolutely and unconditionally entitled to pursue all rights and remedies available to it under this Agreement, the Mortgages or the other Loan Documents or otherwise at law or in equity.

10.34Binding Action.

  Borrowers agree that with respect to any consent, direction, approval or action that is required of Borrowers under this Agreement or any other Loan Document, any consent, direction, approval or action by any Borrower shall be binding on Borrowers and that Lender shall have no obligation to confirm any such consent, direction, approval or action given to it and may act in reliance upon any such consent, direction, approval or action.

10.35Reasonable Standard.

  Borrowers hereby agree that the sole remedy of Borrowers based upon any claim that an Indemnified Party has acted unreasonably or that an Indemnified Party has unreasonably withheld or unreasonably delayed any action, in each case, to the extent that such Indemnified Party had an obligation, either at law or pursuant to the Loan Documents, to act reasonably, shall be an action for specific performance, injunctive relief or declaratory judgment.  Borrowers hereby further agree that the Indemnified Parties shall not be liable for any monetary damages in respect of any such claim and that Borrowers’ sole remedy in respect of any such claim shall be limited to specific performance, injunctive relief or declaratory judgment.

10.36Claims Against Lender.

  Lender shall not be in default under this Agreement, or under any of the other Loan Documents, unless a written notice specifically setting forth the claim of Borrowers shall have been given to Lender within three (3) months after any Borrowers first had knowledge of the occurrence of the event that Borrowers allege gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter.  Each Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrowers do not give such notice timely as aforesaid.  Each Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce Lender’s remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrowers with respect to the Loan.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, by their duly authorized representatives, all as of the day and year first above written.

  LENDER:

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK, a New York corporation

By:	AIG Asset Management (U.S.), LLC, a Delaware limited liability company, its investment advisor

By:	/s/ Patricia Hall
Name:	Patricia Hall
Title:	Managing Director

STATE OF )

) ss.:

COUNTY OF )

On the ___________ day of March in the year 2018 before me, the undersigned, a Notary Public in and for said State, personally appeared ____________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individuals(s) acted, executed the instrument.

_____________________________________________

(Signature and office of individual taking acknowledgment.)

Notary Public

My Commission Expires:

[Acknowledgment on behalf of Lender]

BORROWERS:

WU/LH 103 FAIRVIEW PARK L.L.C.,
a Delaware limited liability company

By:GTJ Realty, LP, a Delaware limited partnership, its sole member

By:GTJ GP, LLC, a Maryland limited liability company, its general partner

By:GTJ REIT, Inc., a Maryland corporation, its manager

By: /s/ Paul A. Cooper

Name: Paul A. Cooper

Title: CEO

STATE OF NEW YORK)

) ss.:

COUNTY OF NASSAU)

On the 9th day of March in the year 2018 before me, the undersigned, a Notary Public in and for said State, personally appeared Paul A. Cooper, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Katherine Pastore

(Signature and office of individual taking acknowledgment.)

Notary Public

My Commission Expires: June 25, 2020

[Acknowledgment on behalf of WU/LH 103 FAIRVIEW PARK L.L.C.]

WU/LH 404 FIELDCREST L.L.C.,
a Delaware limited liability company

By:GTJ Realty, LP, a Delaware limited partnership, its sole member

By:GTJ GP, LLC, a Maryland limited liability company, its general partner

By:GTJ REIT, Inc., a Maryland corporation, its manager

By: /s/ Paul A. Cooper

Name: Paul A. Cooper

Title: CEO

STATE OF NEW YORK)

) ss.:

COUNTY OF NASSAU)

On the 9th day of March in the year 2018 before me, the undersigned, a Notary Public in and for said State, personally appeared Paul A. Cooper, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Katherine Pastore

(Signature and office of individual taking acknowledgment.)

Notary Public

My Commission Expires: June 25, 2020

[Acknowledgment on behalf of WU/LH 404 FIELDCREST L.L.C.]

WU/LH 300 AMERICAN L.L.C.,
a Delaware limited liability company

By:GTJ Realty, LP, a Delaware limited partnership, its sole member

By:GTJ GP, LLC, a Maryland limited liability company, its general partner

By:GTJ REIT, Inc., a Maryland corporation, its manager

By: /s/ Paul A. Cooper

Name: Paul A. Cooper

Title: CEO

STATE OF NEW YORK)

) ss.:

COUNTY OF NASSAU)

On the 9th day of March in the year 2018 before me, the undersigned, a Notary Public in and for said State, personally appeared Paul A. Cooper, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Katherine Pastore

(Signature and office of individual taking acknowledgment.)

Notary Public

My Commission Expires: June 25, 2020

[Acknowledgment on behalf of WU/LH 300 AMERICAN L.L.C.]

WU/LH 500 AMERICAN L.L.C.,
a Delaware limited liability company

By:GTJ Realty, LP, a Delaware limited partnership, its sole member

By:GTJ GP, LLC, a Maryland limited liability company, its general partner

By:GTJ REIT, Inc., a Maryland corporation, its manager

By: /s/ Paul A. Cooper

Name: Paul A. Cooper

Title: CEO

STATE OF NEW YORK)

) ss.:

COUNTY OF NASSAU)

On the 9th day of March in the year 2018 before me, the undersigned, a Notary Public in and for said State, personally appeared Paul A. Cooper, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Katherine Pastore

(Signature and office of individual taking acknowledgment.)

Notary Public

My Commission Expires: June 25, 2020

[Acknowledgment on behalf of WU/LH 500 AMERICAN L.L.C.]

EXHIBIT A

BORROWERS’ Organizational CHART

GTJ GP, LLC,

a Maryland limited liability company

(General Partner)

Common Limited Partners

Paul Cooper2.0599%

By-Pass Trust under

Article THIRD of the

Last Will and Testament

Of Jerome Cooper  .2288%

Louis Sheinker2.2897%

Jeffrey Ravetz1.9715%

Sarah Ravetz  .3193%

Jeffrey Wu2.2897%

Class B Limited Partner

Jeffrey Wu (19.6956%)

Wu Family 2012 Gift Trust (2.7442%)

Lighthouse 100 William Operating LLC (2.7473%)

1.0168%

25.1871%

24.413%

9.1589%

GTJ REALTY, LP, a Delaware limited partnership,

(Sole Member/Managing Member)

100%

Class A Limited Partner

GTJ REIT, INC.

a Maryland REIT

64.6372%%

GTJ REIT, INC.,

a Maryland REIT

(Managing Member)

WU/LH 103 FAIRVIEW PARK L.L.C., a Delaware limited liability company

WU/LH 404 FIELDCREST L.L.C., a Delaware limited liability company

WU/LH 300 AMERICAN L.L.C., a Delaware limited liability company

WU/LH 500 AMERICAN L.L.C., a Delaware limited liability company

(Borrowers) *

100%

*No person or entity not listed on this chart owns 25% or more of the direct or indirect legal or beneficial interests in Borrowers.

Exhibit A-1

EXHIBIT B

Wire Instructions of Lender

AIG MORTGAGE LIQUIDITY POOL ACCOUNTS

The United States Life Insurance Company in the City of New York

Wiring Instructions:	JPM Chase, NY
ABA # ###-###-###
AIG Liquidity Pool/USL - MTG
A/C # ###-###-###
Ref: FFC L22676-2

Notify:	AIG Treasury - AIGCMOReceipts@aig.com
AIGDUB_NA_CML_OPS@aig.com

Bank Address:	JPMorgan Chase Bank
875 Saw Mill River Road
Ardsley, NY 10502-1199
Contact: Jonelle Robinson, jonelle.o.robinson@jpmorgan.com

Exhibit B-1

EXHIBIT C

land descriptionS

103 FAIRVIEW PARK

LEGAL DESCRIPTION

103 Fairview Park Drive, Elmsford, New York 10523

ALL that certain plot, piece or parcel of land, situate, lying and being in the Town of Greenburgh, County of Westchester and State of New York being known as Lot 1 on a certain map entitled “Illustrative Site Plan of Fairview Corporate Park” dated September 15, 1986 and filed in the Office of the County Clerk (Division of Land Records) on September 23, 1986 as Map No. 22454, being more particularly bounded and described as follows:

BEGINNING at a point on the southwesterly side of Fairview Park Drive where the same is intersected by the division line between Lot 1 and property formerly of AT&T Information Systems as shown on the aforesaid filed Map No. 22454;

THENCE along the southwesterly side of Fairview Park Drive and continuing along its southeasterly prolongation South 55 degrees 24 minutes 00 seconds East 415.070 feet to a point of curve;

THENCE along a curve to the right having a radius of 200.00 feet, a central angle of 9 degrees 32 minutes 07 seconds, a distance of 33.284 feet a chord a bearing of, South 50 degrees 37 minutes 56 seconds East, a chord distance of 33.246 feet to a point of tangency;

THENCE South 45 degrees 51 minutes 53 seconds East 335.403 feet to the northerly line of land formerly of 835 6th Avenue Realty Corp., now or formerly of Robert Martin Company;

THENCE along said land, South 72 degrees 33 minutes 20 seconds West 607.012 feet to the northeasterly line of land formerly of the New York Central Railroad;

THENCE northwesterly along said land formerly of the New York Central Railroad along a curve to the left having a radius of 1177.560 feet, a central angle of 20 degrees 46 minutes 49 seconds, a distance of 427.082 feet a chord bearing of,

North 38 degrees 08 minutes 44 seconds west; a chord distance of 424.74 feet to the northwesterly corner of Lot 1 as shown on the aforesaid Filed Map No. 22454.

THENCE along the northwesterly line Lot 1, North 34 degrees 36 minutes 00 seconds East 410.950 feet to the southwesterly side of Fairview Park Drive, the point and place of BEGINNING.

Together with the benefits of easements as set forth in Sections 1 and 2 of Declaration made by Realty Equities Fairview Corporation, as Developer, dated as of May 22, 1968, and recorded June 7, 1968 in Liber 6784 Page 206, as amended by Amendment of Declaration recorded March 18, 1971 in Liber 6978 Page 260, as further amended by Amendment of Declaration recorded March

Exhibit C-1

21, 1980 in Liber 7623 Page 350, as further amended by Amendment of Declaration recorded August 28, 1984 in Liber 7953 Page 760.

Together with a 60-foot-wide Right of Way as per County Clerk Map No. 22454.

For Information Only:  Section 7.18, Block: 52 Lot: 29

Exhibit C-2

404 FIELDCREST

LEGAL DESCRIPTION

404 Fieldcrest Drive, Elmsford, New York 10523

ALL that certain plot, piece or parcel of land, situate, lying and being located in the Town of Greenburgh, County of Westchester, and State of New York, being Lot 6 as shown on a map entitled “Illustrative Site Plan of Fairview Corporate Park” dated September 15, 1986 and filed in the Westchester County Clerk’s Office (Division of Land Records) on September 23, 1986 as Map No. 22454 more particularly bounded and described as follows:

BEGINNING from the point of origin formed by the intersection of the northerly side of the existing 50 foot right of way (Liber 7486 page 267) and the westerly right of way of Saw Mill River Road, proceed the following courses and distances:

Southerly along a curve to the right of radius 30.00 feet and a central angle of 80° 52’ 14”, a distance of 42.34 feet and a chord bearing of, South 23° 06’ 40” West, a chord distance of 38.91 feet;

THENCE to a point of tangency;

THENCE South 63° 32’ 34” West a distance of 393.37 feet;

THENCE to a point of curvature;

THENCE westerly along a curve to the right of radius 450.00 feet and a central angle of 11° 47’ 34”, a distance of 92.62 feet (and as per the survey dated March 13, 2018 made by Ward Carpenter Engineers Inc., a chord bearing of, South 69° 31’ 48” West for 92.45 feet) to a Rebar set and being the point of BEGINNING.

From said point of beginning, proceeding the following courses and distances:

Southwesterly along a curve to the left of radius 50.00 feet and a central angle of 73° 05’ 34”, a distance of 63.78 feet (and as per the survey dated March 13, 2018 made by Ward Carpenter Engineers Inc., a chord bearing of, South 38° 52’ 33” West 59.54 feet);

THENCE to a point of non-tangent line;

THENCE South 79° 53’ 00” West a distance of 658.07 feet;

THENCE North 38° 00’ 00” West a distance of 340.00 feet;

THENCE North 52° 20’ 43” West, a distance of 384.98 feet;

THENCE South 89° 23’ 40” East, a distance of 194.38 feet;

THENCE North 80° 11’ 20” East a distance of 304.59 feet;

Exhibit C-3

THENCE South 89° 00’ 40” East a distance of 100.09 feet;

THENCE South 85° 01’ 40” East a distance of 86.83 feet;

THENCE North 79° 53’ 00” East a distance of 182.00 feet;

THENCE North 80° 37’ 40” East a distance of 69.03 feet;

THENCE South 17° 19’ 40” East a distance of 460.00 feet;

THENCE to a non-tangent point of curvature;

THENCE easterly on a curve to the left having a radial bearing of, North 02° 32’ 34” East a radius of 450.00 feet and a central angle of 17° 12’ 26”, a distance of 135.15 feet (and as per the survey dated March 13, 2018 made by Ward Carpenter Engineers Inc., a chord bearing of North 84° 01’ 47” East a chord distance of 134.64 feet) to the place or point of BEGINNING.

For Information Only:

Section 7.06, Block:  3, Lot: 2

Exhibit C-4

300 AMERICAN

LEGAL DESCRIPTION

300 American Road, Morris Plains, New Jersey

Parcel A - Fee Parcel:

BEGINNING at an iron rod with cap, identified "Richard F Smith Jr, Surveyor, NJ #25048, Morristown", set in the southerly line of lands herein described where the same is intersected by the easterly line of lands now or formerly of Par Three Properties, Inc. as described in Deed Book 2545 at Page 491, Said point being distant 693.92  feet as measured in a northerly direction along the easterly line of Par Three Properties, Inc. from a drill hole set at its intersection with the northerly sideline of East Hanover Avenue, variable width right of way, and from said point running;

THENCE along Par Three Properties, Inc., North 74 degrees 03 minutes 20 seconds West 276.13 feet to an iron rod with cap, identified as aforesaid, set in the easterly line of lands now or formerly of Conrail, formerly New Jersey Transit - Morris & Essex Line;

THENCE along Conrail, North 04 degrees 43 minutes 20 seconds West 920.93 feet to an iron rod with cap, identified "Richard F Smith Jr, Surveyor, NJ #25048, Morristown", set where the same is intersected by the division line between lands herein described and lands now or formerly of Baker-Firestone Properties Limited Partnership as described in Deed Book 2765 at Page 517. Said property designated as Lot E as shown on a map entitled "Final Plat for Subdivision of American Enterprise Park", filed In The Morris County Clerk's Office on June 7, 1989 As Map No. 4767;

THENCE along Lot E, North 85 degrees 16 minutes 40 seconds East 70.12 feet to a mag nail with disc, identified "Richard F Smith Jr. PLS 25048", set;

THENCE South 32 degrees 52 minutes 58 seconds East 162.34 feet to a point;

THENCE South 29 degrees 17 minutes 58 seconds East 11.57 feet to an iron rod with cap, identified "Richard F Smith Jr, Surveyor, NJ #25048, Morristown", set;

THENCE along Lot E and then along Lot D as shown on the aforementioned filed map, South 57 degrees 43 minutes 18 seconds East 284.12 feet to a mag nail with disc, identified "Richard F Smith Jr. PLS 25048", set;

THENCE North 85 degrees 16 minutes 40 seconds East 19.68 feet to a mag nail with disc, identified "Richard F Smith Jr. PLS 25048", set at a point of curvature in the same;

THENCE along a curve to the right having a radius of 30.00 feet, a central angle of 40 degrees 30 minutes 02 seconds, an arc length of 21.21 feet, said curve bearing a chord of South 74 degrees 28 minutes 19 seconds East, a chord distance of 20.77 feet to a mag nail with disc, identified "Richard F Smith Jr. PLS 25048", set;

THENCE South 35 degrees 46 minutes 42 seconds West 78.00 feet to an iron rod with cap, identified "Richard F Smith Jr, Surveyor, NJ #25048, Morristown", set;

Exhibit C-5

THENCE South 54 degrees 13 minutes 18 seconds East 108.00 feet to an iron rod with cap, identified "Richard F Smith Jr, Surveyor, NJ #25048, Morristown", set;

THENCE South 35 degrees 46 minutes 42 seconds West 60.00 feet to a corner in the same;

THENCE South 54 degrees 13 minutes 18 seconds East 36.00 feet to a corner in the same;

THENCE South 35 degrees 46 minutes 42 seconds West 18.00 feet to a corner in the same;

THENCE South 28 degrees 13 minutes 18 seconds East 42.00 feet to a corner in the same;

THENCE along Lot D and then along Lot A as shown on the aforementioned filed map, South 00 degrees 57 minutes 07 seconds East 308.57 feet to a corner in the same;

THENCE South 29 degrees 25 minutes 25 seconds West 144.75 feet to a mag nail with disc, identified "Richard F Smith Jr. PLS 25048", set;

THENCE South 85 degrees 16 minutes 34 seconds West 60.66 feet to drill hole, set;

THENCE South 64 degrees 49 minutes 45 seconds West 23.48 feet to the point and place of Beginning.

This property is known as Lot C as shown on a Map entitled "Final Plat for Subdivision of American Enterprise Park", filed in the Morris County Clerk's Office on June 7, 1989 as Map No. 4767.

Parcel B - Easement Parcel:

Together with the non-exclusive easements and rights as set forth in Amended and Restated Declaration of Covenants, Conditions and Restrictions and Grant of Easements recorded May 6, 2010 in the Office of the County Clerk/Register of Morris in Deed Book 21537, page 1849.

Together with the non-exclusive easements and rights as set forth in Access and Utility Easement Agreement between WU/LH 100 American L.L.C.; WU/LH 200 American L.L.C. and WU/LH 400 American L.L.C. and WU/LH 300 American L.L.C., dated February 20, 2015 and recorded March 3, 2015 in the Office of the County Clerk/Register of Morris in Deed Book 22670, page 1672.

Exhibit C-6

500 AMERICAN

LEGAL DESCRIPTION

500 American Road, Morris Plains, New Jersey

Parcel A - Fee Parcel:

BEGINNING at an Iron Rod with Cap, Identified "Richard F Smith Jr, Surveyor, NJ #25048, Morristown", set in the westerly sideline of New Jersey State Highway Route No. 178, unimproved, where the same is intersected by the division line between Lot D and Lot E as shown on "Final Plat for Subdivision of American Enterprise Park", filed in the Morris County Clerk's Office on June 7, 1989 as Map No. 4767, distant the following three courses measured along said sideline from the intersection of Route 178 with the westerly sideline of the American Road as created by "Final Plat, Property of South Crescent Properties Inc.", filed in the Morris County Clerk's Office on July 18, 1977 as Map No. 3616,

(A) North 27 degrees 50 minutes 48 seconds West 57.59 feet to a point; thence, (B) North 26 degrees 01 minute 59 seconds West 678.61 feet to a point; thence, (C) North 31 degrees 28 minutes 35 seconds West 470.65 feet to the true point and place Of Beginning;

THENCE along Lot D, South 58 degrees 31 minutes 25 seconds West 50.00 feet to a mag nail with disc, identified "Richard F Smith Jr. PLS 25048", set;

THENCE continuing along Lot D, North 31 degrees 24 minutes 21 seconds West 59.76 feet to a mag nail with disc, identified "Richard F Smith Jr. PLS 25048", set;

THENCE continuing along Lot D, South 57 degrees 07 minutes 02 seconds West 490.87 feet to an iron rod with cap, identified "Richard F Smith Jr, Surveyor, NJ #25048, Morristown", set;

THENCE continuing along Lot D, South 61 degrees 37 minutes 40 seconds West 27.53 feet to a mag nail with disc, identified "Richard F Smith Jr. PLS 25048", set;

THENCE continuing along Lot D, South 32 degrees 16 minutes 42 seconds West 20.41 feet to an iron rod with cap, identified "Richard F Smith Jr, Surveyor, NJ #25048, Morristown", set in the line of Lot C as shown on said filed map;

THENCE along Lot C, North 57 degrees 43 minutes 18 seconds West 36.00 feet to an iron rod with cap, identified "Richard F Smith Jr, Surveyor, NJ #25048, Morristown", set;

THENCE continuing along Lot C, North 29 degrees 17 minutes 58 seconds West 11.57 feet to a point;

THENCE continuing along Lot C, North 32 degrees 52 minutes 58 seconds West 162.34 feet to a mag nail with disc, identified "Richard F Smith Jr. PLS 25048", set;

Exhibit C-7

THENCE continuing along Lot C, South 85 degrees 16 minutes 40 seconds West 70.12 feet to an iron rod with cap, identified "Richard F Smith Jr, Surveyor, NJ #25048, Morristown", set in the easterly sideline of Conrail, formerly New Jersey Transit Morris & Essex Division, Main Line;

THENCE along Conrail, North 04 degrees 43 minutes 20 seconds West 62.39 feet to an iron rod with cap, identified "Richard F Smith Jr, Surveyor, NJ #25048, Morristown", set;

THENCE continuing along Conrail, North 77 degrees 25 minutes 20 seconds West 105.00 feet to an iron rod with cap, identified "Richard F Smith Jr, Surveyor, NJ #25048,  Morristown", set;

THENCE continuing along Conrail, North 04 degrees 43 minutes 20 seconds West 270.60 feet to an iron rod with cap, identified as aforesaid, set;

THENCE continuing Along Conrail, South 78 Degrees 33 Minutes 20 Seconds East 20.82 Feet to an Iron Rod with Cap, Identified As Aforesaid, Set;

THENCE, continuing along Conrail, North 04 degrees 43 minutes 20 seconds West 230.50 feet to an iron rod with cap, identified as aforesaid, set where the same is intersected by the division line between lands herein described and lands now or formerly of Jersey Central Power & Light described in Deed Book G-65 at page 112;

THENCE along Jersey Central Power & Light, North 85 degrees 16 minutes 40 seconds East 130.25 feet to an iron pipe;

THENCE continuing along Jersey Central Power & Light, North 04 degrees 43 minutes 20 seconds West 110.38 feet to an iron pipe where the same is intersected by other lands now or formerly of Jersey Central Power & Light described in Deed Book G-52 at page 89;

THENCE continuing along Jersey Central Power & Light, South 79 degrees 06 minutes 55 seconds East 100.00 feet to an iron rod with cap, identified as aforesaid, set;

THENCE continuing along Jersey Central Power & Light, North 04 degrees 43 minutes 20 seconds West 100.00 feet to a point in the southerly line of an unnamed road conveyed to Borough of Morris Plains per Deed Book P-53 at page 107;

THENCE along said unnamed road, South 79 degrees 06 minutes 55 seconds East 235.14 feet to a concrete monument, set in the westerly sideline of New Jersey State Highway Route 178;

THENCE along Route 178, South 32 degrees 52 minutes 58 seconds East 669.64 feet to an iron rod;

THENCE continuing along Route 178, South 31 degrees 28 minutes 35 seconds East 73.85 feet to the point and place of Beginning.

Exhibit C-8

This property is known as Lot E as shown on a map entitled "Final Plat for Subdivision of American Enterprise Park", filed in the Morris County Clerk's Office On June 7, 1989 as Map No. 4767.

Parcel B - Easement Parcel:

Together with the non-exclusive easements and rights as set forth in Amended and Restated Declaration of Covenants, Conditions and Restrictions and Grant of Easements recorded May 6, 2010 in Deed Book 21537, page 1849

Exhibit C-9

SCHEDULE A

List of Borrower Entities

1.	WU/LH 103 FAIRVIEW PARK L.L.C., a Delaware limited liability company (“Fairview Borrower”).
2.	WU/LH 404 FIELDCREST L.L.C., a Delaware limited liability company (“Fieldcrest Borrower”; and, together with the Fairview Borrower, the “New York Borrowers”).
3.	WU/LH 300 AMERICAN L.L.C., a Delaware limited liability company (“300 American Borrower”).
4.

WU/LH 500 AMERICAN L.L.C., a Delaware limited liability company (“500 American Borrower”; and, together with the 300 American Borrower, the “New Jersey Borrowers”; the New York Borrowers and the New Jersey Borrowers are, collectively,   the “Borrowers”).

Schedule A-1

SCHEDULE 1.1(1)

ALLOCATED LOAN AMOUNT

103 Fairview Park Drive	Elmsford (Town of Greenburgh)	New York	10523	$10,000,000.00
404 Fieldcrest Drive	Elmsford (Town of Greenburgh)	New York	10523	$6,900,000.00
300 The American Road	Morris Plains	New Jersey	07950	$7,500,000.00
500 The American Road	Morris Plains	New Jersey	07950	$8,600,000.00

Schedule 1.1(1)-1

Schedule 1.1(2)

Portfolio

1.	103 Fairview Park Drive, Elmsford, New York 10523 (the “Fairview Property”).
2.	404 Fieldcrest Drive, Elmsford, New York 10523 (the “Fieldcrest Property” and, together with the Fairview Property, the “New York Properties”).
3.	300 The American Road, Morris Plains, New Jersey 07950 (the “300 American Property”).
4.	500 The American Road, Morris Plains, New Jersey 07950 (the “500 American Property” and, together with the 300 American Property, the “New Jersey Properties”).

Schedule 1.1(2)-1

Schedule 1.1(3)

List of Required Tenants

(1)Federal Express Corporation

(2)Coty US LLC

(3)Immunomedics, Inc.

Schedule 1.1(3)-1

Schedule 4.1.6

LITIGATION

•	Belinda Williams v. WU/LH 100-110 Midland L.L.C. et al

Schedule 4.1.6-1

Schedule 4.2.17

Zoning DistrictS

1.	Fairview Property: “PD” Nonresidential Planned Development District
2.	Fieldcrest Property: “PD” Nonresidential Planned Development District
3.	300 American Property: “I” Limited Industrial District
4.	500 American Property: “I” Limited Industrial District

Schedule 5.1.31-1